AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON  FEBRUARY 2, 1998
                                                      REGISTRATION NO. 333-42951

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        PRE-EFFECTIVE AMENDMENT NO. 1 TO

                                   FORM SB-2

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          GASTON FEDERAL BANCORP, INC.
             (Exact name of registrant as specified in its charter)

               FEDERAL                                  6712                            (TO BE APPLIED FOR)
   (State or other jurisdiction of                (Primary standard                      (I.R.S. Employer
   incorporation or organization)            industrial classification)               identification number)

                      245 WEST MAIN AVENUE, P.O. BOX 2249
                      GASTONIA, NORTH CAROLINA 28053-2249
                                 (704) 868-5200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                  KIM S. PRICE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          GASTON FEDERAL BANCORP, INC.
                      245 WEST MAIN AVENUE, P.O. BOX 2249
                      GASTONIA, NORTH CAROLINA 28053-2249
                                 (704) 868-5200
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                              JOHN J. GORMAN, ESQ.
                            KENNETH R. LEHMAN, ESQ.
                      LUSE LEHMAN GORMAN POMERENK & SCHICK
                          5335 WISCONSIN AVENUE, N.W.
                                   SUITE 400
                             WASHINGTON, D.C. 20015

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933,
check the following box:     [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED          PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF                AMOUNT TO BE        MAXIMUM OFFERING         AGGREGATE            AMOUNT OF
     SECURITIES TO BE REGISTERED               REGISTERED         PRICE PER SHARE      OFFERING PRICE (1)    REGISTRATION FEE

Common Stock, $1.00 par value per share     2,113,355 shares         $10.00               $21,133,550          $6,234.40 (2)
  Participation Interests(3)                 185,000 shares           -                      -                     -

------------------------------------

(1)      Estimated solely for the purpose of calculating the registration fee.
(2)      $5,977 previously paid.
(3) The securities of Gaston Federal Bancorp, Inc. to be purchased by the Gaston Federal Bancorp, Inc. and Gaston Federal Savings and Loan Association Employees' Savings and Profit Sharing Plan are included in the amount shown for Common Stock. Accordingly, pursuant to Rule 457(h) of the Securities Act of 1933, as amended, no separate fee is required for the participation interests. Pursuant to such rule, the amount being registered has been calculated on the basis of the number of shares of Common Stock that may be purchased with the current assets of such Plan.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS SUPPLEMENT

                          GASTON FEDERAL BANCORP, INC.

                   GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION
                    EMPLOYEES' SAVINGS & PROFIT SHARING PLAN



         This Prospectus Supplement relates to the offer and sale to members (the "Members") in the Gaston Federal Savings and Loan Association Employees' Savings & Profit Sharing Plan (the "Plan") of interests in shares of common stock, par value $1.00 per share, of Gaston Federal Bancorp, Inc. (the "Common Stock") that may be purchased by the Plan at your direction.

         Shares of Common Stock will be offered for sale to the Plan and other eligible persons in a Subscription and Community Offering (collectively, the "Offering") in connection with the conversion of Gaston Federal Savings and Loan Association (the "Bank") from a federal mutual savings association to a federal stock savings association, and the reorganization, of the Bank as a wholly-owned subsidiary of the Company. As a Member, you may direct the trustee of the Plan to purchase Common Stock in the Offering with amounts allocated to your account under the Plan. The Plan would invest in Common Stock through the Gaston Federal Bancorp, Inc. Stock Fund ("Employer Stock Fund"). Since the Plan actually purchases the Common Stock, you would acquire only a "membership interest" in the shares and would not own the shares directly. This Prospectus Supplement relates to your initial election to direct that all or a portion of your account be invested in the Employer Stock Fund in the Offering and also to your election to direct such investment after the Offering is completed. You will be able to provide alternative investment instructions to the trustee in the event that the Offering is oversubscribed and the total amount or your account so allocated cannot be used by the trustee to purchase Common Stock.

         The Prospectus of the Company dated February __, 1998 (the "Prospectus") which is attached to this Prospectus Supplement includes detailed information with respect to the Conversion, the Common Stock and the financial condition, results of operations and business of the Bank. This Prospectus Supplement, which provides detailed information with respect to the Plan, should be read only in conjunction with the Prospectus. For a discussion of certain factors that should be considered by each Member, see "Risk Factors" beginning on page __ of the Prospectus.

          These securities have NOT been approved or disapproved by:

(bullet) the Federal Deposit Insurance Corporation
(bullet) the Securities and Exchange Commission
(bullet) the Office of Thrift Supervision
(bullet) any other federal agency, or
(bullet) any state securities bureau or other state agency.

         No office, corporation, commission, bureau or other agency has passed upon the accuracy or adequacy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.

         The membership interests offered hereby are NOT (1) savings accounts or deposits; (2) federally insured or guaranteed, or (3) guaranteed by the Company or the Bank. The Plan's entire investment in Common Stock is subject to loss.


         The date of this Prospectus Supplement is February __, 1998.

                               TABLE OF CONTENTS

THE OFFERING..................................................................1

         Securities Offered...................................................1
         Election to Purchase Common Stock in the Offering; Priorities........1
         Value of Participation Interests.....................................2
         Method of Director Transfer..........................................2
         Time for Directing Transfer..........................................2
         Irrevocability of Transfer Direction.................................2
         Direction to Purchase Common Stock After the Offering................2
         Purchase Price of Common Stock.......................................3
         Nature of a Members Interest in Common Stock.........................3
         Voting Rights of Common Stock........................................3

DESCRIPTION OF THE PLAN.......................................................3

         Introduction.........................................................3
         Eligibility and Participation........................................4
         Contributions Under the Plan.........................................4
         Limitations on Contributions.........................................5
         Investment of Contributions and Account Balances.....................7
         Benefits Under the Plan..............................................9
         Withdrawals and Distributions From the Plan.........................10
         Trustee.............................................................10
         Plan Administrator..................................................11
         Reports to Plan Members.............................................11
         Amendment and Termination...........................................11
         Merger, Consolidation or Transfer...................................11
         Federal Income Tax Consequences.....................................12
         ERISA and Other Qualifications......................................15
         SEC Reporting and Short-Swing Profit Liability......................15
         Financial Information Regarding Plan Assets.........................15

LEGAL OPINION................................................................16

                                  THE OFFERING

SECURITIES OFFERED

         The securities offered hereby are participation interests in the Plan. Up to 185,000 shares (assuming a purchase price of $10.00 per share) of Common Stock may be acquired by the Plan to be held in the Employer Stock Fund. The Company is the issuer of the Common Stock. Only employees of the Bank may become Members in the Plan. The Common Stock to be issued hereby is conditioned on the consummation of the Conversion. A Member's investment in the Employer Stock Fund in the Conversion is subject to the priority set forth in the Plan of Conversion. Information with regard to the Plan is contained in this Prospectus Supplement and information with regard to the Conversion and the financial condition, results of operation and business of the Bank is contained in the attached Prospectus. The address of the principal executive office of the Bank is 245 West Main Avenue, P.O. Box 2249, Gastonia, North Carolina 28053-2249. The Bank's telephone number is (704) 868-5200.

ELECTION TO PURCHASE COMMON STOCK IN THE OFFERING; PRIORITIES

         The Plan permits each Member to direct that all or part of the funds which represent his or her beneficial interest in the assets of the Plan may be transferred to the Employer Stock Fund, an investment fund in the Plan, that will invest in Common Stock and will be used to purchase Common Stock issued in connection with the Offering. The Trustee of the Plan will purchase Common Stock offered for sale in connection with the Offering in accordance with each Member's directions. Members will be provided the opportunity to elect alternative investments from among the nine other funds offered. In the event the Offering is oversubscribed and the Trustee is unable to use the full amount allocated by a Member to purchase Common Stock in the Offering, Members may either (i) elect alternative investments from among the nine other funds offered, or (ii) direct the Trustee to hold the funds transferred to the Employer Stock Fund and purchase Common Stock in the open market after the Offering. If a Member fails to direct the investment of his or her account balance, the Member's account balance will be invested in the Money Market Fund.

         The shares of Common Stock to be sold in the Offering are being offered in accordance with the following priorities: (i) holders of deposit accounts of the Bank totaling $50 or more as of March 31, 1996 ("Eligible Account Holders");
(ii) the Employee Stock Ownership Plan ("ESOP"); (iii) holders of deposit accounts of the Bank totaling $50 or more as of December 31, 1997 ("Supplemental Eligible Account Holders"); (iv) holders of deposit accounts of the Bank totaling $50 or more in February __, 1998; (v) certain members of the general public with preference given to matured persons residing in Gaston County, North Carolina. To the extent that Members fall into one of these categories, they are being permitted to use funds in their Plan account to subscribe or pay for the Common Stock being acquired. Common Stock so purchased will be placed in the Member's Employer Stock Fund within his Plan account.

VALUE OF PARTICIPATION INTERESTS

         The aggregate market value of the Members' accounts in the Financial Institutions Thrift Plan as adopted by Gaston Federal Savings and Loan Association ("Financial Institutions Thrift Plan") were valued at approximately $1.8 million as of December 18, 1997. Each Member was informed of the value of his or her beneficial interest in the Financial Institutions Thrift Plan as of September 30, 1997.

METHOD OF DIRECTING TRANSFER

         Each Member shall receive a form which provides for a Member to direct that all or a portion of his or her beneficial interest in the Plan be transferred to the Employer Stock Fund (the "Enrollment Application Form") or to the other investment options established under the Plan. The Member's investment in the other investment options set forth in the Plan may be in any combination of multiples of 5%. If a Member wishes to invest all or part of his or her beneficial interest in the assets of the Plan to the purchase of Common Stock issued in connection with the Offering, he or she should indicate that decision on the Enrollment Application Form.

TIME FOR DIRECTING TRANSFER

         Directions to transfer amounts to the Employer Stock Fund in order to purchase Common Stock issued in connection with the Offering must be returned to the Stock Information Center at 245 West Main Avenue, P.O. Box 2249, Gastonia, North Carolina 28053-2249 no later than _:00 p.m. on ______________, 1998.

IRREVOCABILITY OF TRANSFER DIRECTION

         A Member's direction to transfer amounts credited to such Member's account in the Plan to the Employer Stock Fund in order to purchase shares of Common Stock in connection with the Offering is irrevocable. Members, however, will be able to direct the investment of their accounts under the Plan as explained below.

DIRECTION TO PURCHASE COMMON STOCK AFTER THE OFFERING

         After the Offering, a Member will continue to be able to direct that a certain percentage of his or her interest in the Plan be transferred to the Employer Stock Fund and invested in Common Stock, or to the other investment funds available under the Plan (amounts invested in the investment funds may be invested in any combination of multiples of 5%). The allocation of a Member's interest in a Plan Fund may be changed on a monthly basis. Special restrictions may apply to transfers directed to and from the Employer Stock Fund by those Members who are officers, directors and principal shareholders of the Company who are subject to the provisions of Section 16(b) of the Securities and Exchange Act of 1934 (the "Exchange Act"), as amended.

PURCHASE PRICE OF COMMON STOCK

         The funds transferred to the Employer Stock Fund for the purchase of Common Stock in connection with the Offering will be used by the Trustee to purchase shares of Common Stock, except in the event of an oversubscription, as discussed above. The price paid for such shares of Common Stock will be the same price as is paid by all other persons who purchase shares of Common Stock in the Offering.

         Subsequent to the Offering, Common Stock purchased by the Trustee will be acquired in open market transactions. The prices paid by the Trustee for shares of Common Stock will not exceed "adequate consideration" as defined in
Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

NATURE OF A MEMBER'S INTEREST IN THE COMMON STOCK

         The Common Stock will be held in the name of the Trustee for the Plan, as Trustee. Shares of Common Stock acquired at the direction of a Member will be allocated to the Member's account under the Plan. Therefore, earnings with respect to a Member's account should not be affected by the investment designations (including investments in Common Stock) of other Members. The Trustee as record holder will vote such allocated shares, if any, as directed by Members.

VOTING RIGHTS OF COMMON STOCK

         The Trustee generally will exercise voting rights attributable to all Common Stock held by the Employer Stock Fund as directed by Members with interests in the Employer Stock Fund. With respect to each matter as to which holders of Common Stock have a right to vote, each Member will be allocated voting instruction rights reflecting such Member's proportionate interest in the Employer Stock Fund. The number of shares of Common Stock held in the Employer Stock Fund that are voted in the affirmative and negative on each matter shall be proportionate to the number of voting instruction rights exercised by Members in the affirmative and negative respectively.

DESCRIPTION OF THE PLAN

INTRODUCTION

         The Bank adopted a multiple-employer defined contribution plan (the "Financial Institutions Thrift Plan") effective January 1, 1993. The Bank withdrew from the Financial Institutions Thrift Plan and adopted a single-employer plan effective January 1, 1998 in order to permit the investment of Plan assets in Common Stock. The Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) or the Internal revenue Code of 1986, as amended (the "Code"). The Plan has applied for a ruling from the Internal Revenue Service that the Plan is qualified under
Section 401(a) of the Code, and its related trust is qualified under Section 501(a) of the Code.

         The Bank intends that the Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. The Bank will adopt any amendments to the Plan that may be necessary to ensure the qualified status of the Plan under the Code and applicable Treasury Regulations.

         Employee Retirement Income Security Act. The Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to Members (as defined below) or beneficiaries under the Plan.

         Reference to full Text of Plan. The following statements are summaries of certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Words capitalized but not defined in the following discussion have the same meaning as set forth in the Plan. Copies of the Plan are available to all employees by filing a request with the Plan Administrator, c/o ________________________________________________________
Each employee is urged to read carefully the full text of the Plan.

ELIGIBILITY AND PARTICIPATION

         Any employee of the Employer is eligible to become a member in the Plan on the first day of the month following completion of three (3) months of employment during which an employee completes at least 250 hours of service with the Bank. The plan year is January 1 to December 31 (the "Plan Year").

         As of _______________, 1998, there were approximately __ employees eligible to participate in the Plan, and __ employees participating by making elective deferral contributions.

CONTRIBUTIONS UNDER THE PLAN

         401(k) Plan Contributions. Each Member of the Plan is permitted to elect to defer such Member's Salary (as defined below) on a pre-tax basis up to 15% of annual Salary (expressed in terms of whole percentages) and subject to certain other restrictions imposed by the Code, and to have that amount contributed to the Plan on such Member's behalf. For purposes of the Plan, "Salary" means, generally, a Member's regular, basic salary. In 1998, the annual Salary of each Member taken into account under the Plan was and is limited to $160,000. (Limits established by the IRS are subject to increase pursuant to an annual cost of living adjustment, as permitted by the Code). A Member may elect to modify the amount contributed to the Plan by filing a new elective deferral agreement with the Plan Administrator on a monthly basis.

         Employer Contributions. The Bank makes matching contributions to the Plan equal to 25% of the elective deferral contributions, up to a maximum of 15% of the Member's Salary for the Plan Year.

LIMITATIONS ON CONTRIBUTIONS

         Limitation on Employee Salary Deferrals. The annual amount of deferred Salary of a Member (when aggregated with any elective deferrals of the Member under a simplified employee pension plan or a tax-deferred annuity) may not exceed the limitation contained in Section 402(g) of the Code, adjusted for increases in the cost of living as permitted by the Code (the limitation for 1998 is $10,000). Contributions in excess of this limitation ("excess deferrals") will be included in the Member's gross income for federal income tax purposes in the year they are made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the Plan to the Member, unless the excess deferral (together with any income allocable thereto) is distributed to the Member not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the Member in the taxable year in which the distribution is made.

         Limitations on Annual Additions and Benefits. Pursuant to the requirements of the Code, the Plan provides that the amount of contributions and forfeitures allocated to each Member's account during any Plan Year may not exceed the lesser of $30,000 or 25% of the Member's Compensation (as defined) for the Plan Year. In addition, annual additions are limited to the extent necessary to prevent contributions on behalf of any employee from exceeding the employee's combined plan limit, i.e., a limit that takes into account the contributions and benefits made on behalf of an employee to all plans of the Bank. To the extent that these limitations have been exceeded with respect to a Member, the Plan Administrator shall:

         (i) return any elective deferral contributions to the extent that the return would reduce the excess amount in the Member's accounts;

         (ii) reduce Employer contributions made with respect to those returned elective deferral contributions.

         If, in addition to this Plan, the Member is covered under other defined contribution plans and welfare benefit funds maintained by the Bank and annual additions exceed the maximum permissible amount, the amount contributed or allocated under the other defined contribution plans, will be reduced so that the annual additions under all such plans and funds equal the maximum permissible amount.

         Limitation on Plan Contributions for Highly Compensated Employees. Sections 401(k) and 401(m) of the Code limits the amount of elective deferral contributions and matching contributions that may be made to the Plan in any Plan Year on behalf of Highly Compensated Employees (defined below) in relation to the amount of elective deferral contributions made by or on behalf of all other employees eligible to participate in the Plan. Specifically, the "actual deferral percentage" ("ADP") (i.e., the average of the actual deferral ratios, expressed as a percentage, of each eligible employee's elective deferral contribution if any, for the Plan Year over the employee's Salary), of the Highly Compensated Employees must meet either of the following tests: (i) the ADP of the eligible Highly Compensated Employees is not more than 125% of the ADP of all other eligible employees, or (ii) the ADP of the eligible Highly Compensated Employees is not more than 200% of the ADP of all other eligible employees, and the excess of the ADP for the eligible Highly Compensated Employees over the ADP of all other eligible employees is not more than two percentage points. Similarly, the actual contribution percentage ("ACP") (i.e., the average of the actual contribution ratios, expressed as a percentage, of each eligible employee's matching contributions, if any, for the Plan Year over the employee's Salary) of the Highly Compensated Employees must meet either of the following tests: (i) the ACP of the eligible Highly Compensated Employees is not more than 125% of the ACP of all other eligible employees, or (ii) the ACP of the eligible Highly Compensated Employees is not more than 200% of the ACP of all other eligible employees, and the excess of the ACP for the eligible Highly Compensated Employees over the ACP of all other employees is not more than two percentage points.

         In general, for Plan Years beginning in 1998, a Highly Compensated Employee includes any employee, who, (1) during the Plan Year or the preceding Plan Year, was at any time a 5% owner (i.e., owns directly or indirectly more than 5% of the stock of an employer, or stock possessing more than 5% of the total combined voting power of all stock of an employer), or (2) for the preceding Plan Year, received Pay from an employer in excess of $80,000 (in
1998), and (if the employer elects for a Plan Year) was in the group consisting of the top 20% of employees when ranked on the basis of Pay paid during the Plan Year. The dollar amounts set forth above are adjusted annually to reflect increases in the cost of living.

         In order to prevent the disqualification of the Plan, any amount contributed by Highly Compensated Employees that exceed the ADP limitation in any Plan Year ("excess contributions"), together with any income allocable thereto, must be distributed first to Highly Compensated Employees with the greatest dollar amount deferrals, and so on, until the Plan satisfies the ADP test, before the close of the following Plan Year. Moreover, the Bank will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, either are re-characterized or are distributed before the close of the first 2-1/2 months following the Plan Year to which such excess contributions relate. In addition, in order to avoid disqualification of the Plan, any contributions by Highly Compensated Employees that exceed the average contribution limitation in any Plan Year ("excess aggregate contributions") together with any income allocable thereto, must be distributed to such Highly Compensated Employees before the close of the following Plan Year. However, the 10% excise tax will be imposed on the Bank with respect to any excess aggregate contributions, unless such amounts, plus any income allocable thereto, are distributed within 2-1/2 months following the close of the Plan Year in which they arose.

INVESTMENT OF CONTRIBUTIONS AND ACCOUNT BALANCES

         All amounts credited to Members' accounts under the Plan are held in the Plan Trust (the "Trust") which is administered by the Trustee appointed by the Bank's Board of Directors.

         Prior to the effective date of the Offering, Members have been provided the opportunity to direct the investment of their accounts into one of the following funds (the "Funds"):

A.  S&P 500 Stock Fund
B.  Stable Value Fund
C.  S&P MidCap Stock Fund
D.  Money Market Fund
E. Bond Market Fund (Effective June 1997, this became the Long-Term Government Bond Fund)
F.  Income Plus Fund
G.  Growth & Income Fund
H.  Growth Fund
I.  International Stock Fund

         The Plan now provides that in addition to the Funds specified above, a Member may direct the Trustee to invest all or a portion of his account in the Employer Stock Fund.

         A Member may elect to have both past contributions (and earnings), as well as future contributions to the Member's account invested either in the Employer Stock Fund or among the Funds listed above. Transfers of past contributions (and the earnings thereon) do not affect the investment mix of future contributions. These elections will be effective on the Valuation Date (generally the last business day of the month) coinciding with or next following the date the notice was received by the Plan Administrator. Until an effective direction is made by a Member, a Member's account will be invested in the Money Market Fund.

A.       PREVIOUS FUNDS.

         Prior to the effective date of the Offering, contributions under the Plan have been invested in the nine funds specified above. The Income Plus, Growth & Income, Growth and International Stock Funds were added July 2, 1997. The following table provides performance data with respect to the investment funds available under the Plan, based on information provided to the Company by The Pentegra Group ("Pentegra"):

                           Net Investment Performance

                                                              November 30, 1997
                                      as of 11-30-97          Annualized 5 Years
                                            --------          ------------------

A.  S&P 500 Stock Fund                      30.5%                    14.7%
B.  Stable Value Fund                        5.7                      7.1
C.  S&P MidCap Stock Fund                   26.1                     12.2
D.  Money Market Fund                        4.9                      4.3
E.  Bond Market Fund                        13.7                      6.4
F.  Income Plus Fund                         8.2                      8.1
G.  Growth & Income Fund                    12.4                     10.6
H.  Growth Fund                             17.2                     13.2
I.  International Stock Fund                 2.8                     10.5

         The following is a description of each of the Plan's nine investment funds:

         S&P 500 Stock Fund A fund designed to simulate the performance of the Standard & Poor's Composite Index of 500 stocks.

         Stable Value Fund An income portfolio with the objective of maximizing income at minimum risk of capital with contributions invested in fixed income instruments, including, but not limited to: (i) group annuity contracts including fixed and variable rate contracts with insurance companies or other financial institutions, (ii) bank time deposits or deposit agreements, (iii) short term investment funds, (iv) U.S. Treasury Bills and (v) third party agreements providing book value liquidity for investments in U. S. Government or Agency securities or collateralized mortgage obligations backed by Agency collateral.

         S&P MidCap Stock Fund A diversified equity portfolio with the objective of simulation the performance of the Standard & Poor's MidCap Index of 400 stocks.

         Money Market Fund A government instrument fund with the objective of maximizing income at minimum risk of capital with underlying investments in obligations issued or guaranteed by the United States government or agencies or instrumentalities thereof.

         Long Term Government Bond Fund A fund designed to maximize income at minimum risk with underlying investments in U.S. Treasury bonds with a maturity of 20 years or more.

         Income Plus Fund A fund designed to invest in stable value securities to reduce short-term risk and to offer some potential for growth.

         Growth & Income Fund A fund that invests in U.S. and international stocks, U. S. bonds and other stable value investments to pursue long-term appreciation and short-term stability and has a small flexible component to take advantage of market opportunities.

         Growth Fund A fund that invests in a broad range of domestic and international stocks with a large flexible component to take advantage of market opportunities.

         International Fund A fund designed to approximate the performance of the Morgan Stanley Capital International Eastern, Australia, Far East Index (with a 25% investment limit in Japanese stocks).

B.       THE EMPLOYER STOCK FUND.

         The Employer Stock Fund will consist of investments in Common Stock made on and after the effective date of the Offering. After the Offering, the Trustee will, to the extent practicable, use all amounts held by it in the Employer Stock Fund, including cash dividends paid on Common Stock held in the Employer Stock Fund, to purchase shares of Common Stock of the Company. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the Trustee may be required to limit the daily volume of shares purchased. Pending investment in Common Stock, assets held in the Employer Stock Fund will be placed in a short-term interest fund.

         As of the date of this Prospectus Supplement, none of the shares of Common Stock have been issued or are outstanding and there is no established market for the Common Stock. Accordingly, there is no record of the historical performance of the Employer Stock Fund. Performance will be dependent upon a number of factors, including the financial condition and profitability of the Company and the Bank and market conditions for the Common Stock generally.

         INVESTMENT IN THE EMPLOYER STOCK FUND MAY INVOLVE CERTAIN RISKS IN INVESTMENT IN COMMON STOCK OF THE COMPANY. FOR A DISCUSSION OF THESE RISK FACTORS, SEE THE PROSPECTUS.

BENEFITS UNDER THE PLAN

         Vesting. A Member, at all times, has a fully vested, nonforfeitable interest in his or her salary deferral contribution and the earnings thereon under the Plan. A member is vested in any employer contributions in accordance with the following schedule:

              Years of Service                    Vesting Percentage
              ----------------                    ------------------
                  0 - 4                                     0%
                  5 or more                               100%

         A member will also be 100% vested in employer contributions regardless of his or her years of vesting service, upon attainment of normal retirement age under the Plan, death or disability. Any non-vested contributions which are forfeited shall be used at the option of the Bank to (i) reduce administrative expenses or (ii) offset any contribution to be made for the Plan Year.

WITHDRAWALS AND DISTRIBUTIONS FROM THE PLAN

         APPLICABLE FEDERAL LAW REQUIRES THE PLAN TO IMPOSE SUBSTANTIAL RESTRICTIONS ON THE RIGHT OF A PLAN MEMBER TO WITHDRAW AMOUNTS HELD FOR HIS OR HER BENEFIT UNDER THE PLAN PRIOR TO THE MEMBER'S TERMINATION OF EMPLOYMENT WITH THE BANK. A SUBSTANTIAL FEDERAL TAX PENALTY MAY ALSO BE IMPOSED ON WITHDRAWALS MADE PRIOR TO THE MEMBER'S ATTAINMENT OF AGE 59-1/2, REGARDLESS OF WHETHER SUCH A WITHDRAWAL OCCURS DURING HIS OR HER EMPLOYMENT WITH THE BANK OR AFTER TERMINATION OF EMPLOYMENT.

         Withdrawals Prior to Termination of Employment. A Member may make a withdrawal from his or her elective deferral contributions (and earnings thereon) prior to termination of employment only in the event of financial hardship, subject to the hardship distribution rules under the Plan. These requirements insure that Members have a true financial need before a withdrawal may be made. A Member may make a withdrawal of employer contributions credited to his Regular Account if the Member has completed 60 months of participation in the Plan, the employer contributions have been invested in the Plan for at least 24 months, or the attainment of age 59 1/2.

         Distribution Upon Termination of Employment or Disability. Payment of benefits to a Member who retires, incurs a disability, or otherwise terminates employment shall be made in a lump sum payment or in installments, over a period of up to 20 years. Such period must not extend beyond the life expectancy of the Member. Benefit payments generally may be deferred until April 1 following the calendar year in which the Member attains age 70-1/2.

         Distribution Upon Death. A Member who dies prior to the benefit commencement date for retirement, disability or termination of employment shall have his or her benefits paid to the surviving spouse or beneficiary in a lump sum, unless the payment would exceed $500, and the member elected prior to death that the payment be made in annual installments over a period not to exceed 5 years (10 years if the spouse is the beneficiary). If no election is in effect at the time of the Member's death, the beneficiary may elect to receive the benefit in the form of annual installments over a period not to exceed 5 years (10 years if the spouse is the beneficiary).

         Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order (as defined in the Code), benefits payable under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the Plan shall be void.

TRUSTEE

         The Trustee is appointed by the Board of Directors of the Bank to serve at its pleasure. The Bank of New York has been appointed as trustee of the Plan. Until the Offering is concluded, ______________________ will serve as trustee of the Employer Stock Fund.

         The Trustee receives, holds and invests the contributions to the Plan in trust and distributes them to Members and beneficiaries in accordance with the terms of the Plan and the directions of the Plan Administrator. The Trustee is responsible for investment of the assets of the Trust.

PLAN ADMINISTRATOR

         Pursuant to the terms of the Plan, the Plan is administered by the plan administrator (the "Plan Administrator"). _________________________ is the Plan Administrator. The address of the Plan Administrator is ___________________________________________________, Telephone number
_____________. The Plan Administrator is responsible for the administration of the Plan, interpretation of the provisions of the Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the Plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the Plan, and preparation and filing of all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and for all disclosures required to be made to Members, beneficiaries, and others under Sections 104 and 105 of ERISA.

REPORTS TO PLAN MEMBERS

         The Plan Administrator will furnish to each Member a statement at least annually showing (i) the balance in the Member's account as of the end of that period, (ii) the amount of contributions allocated to such Member's account for that period, and (iii) the adjustments to such Member's account to reflect earnings or losses (if any).

AMENDMENT AND TERMINATION

         It is the intention of the Bank to continue the Plan indefinitely. Nevertheless, the Bank may terminate the Plan at any time. If the Plan is terminated in whole or in part, then regardless of other provisions in the Plan, each employee affected by such termination shall have a fully vested interest in his or her accounts. The Bank reserves the right to make, from time to time, any amendment or amendments to the Plan which do not cause any part of the Trust to be used for, or diverted to, any purpose other than the exclusive benefit of Members or their beneficiaries; provided, however, that the Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

MERGER, CONSOLIDATION OR TRANSFER

         In the event of the merger or consolidation of the Plan with another plan, or the transfer of the Trust assets to another plan, the Plan requires that each Member would (if either the Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

FEDERAL INCOME TAX CONSEQUENCES

         The following is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. The summary is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Members are urged to consult their tax advisors with respect to any distribution from the Plan and transactions involving the Plan.

         The Plan is qualified under Section 401(a) and 401(k) of the Code and the related Trust is exempt from tax under Section 501(a) of the Code. A plan that is qualified under these sections of the Code is afforded special tax treatment which include the following: (1) the Bank is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) Members pay no current income tax on amounts contributed by the Bank on their behalf; and (3) Earnings of the Plan are tax-exempt thereby permitting the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Code as of the applicable effective date of any change in the law. The Bank expects to timely adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Code.

         Assuming that the Plan is administered in accordance with the requirements of the Code, participation in the Plan under existing federal income tax laws will have the following effects:

         (a) Amounts contributed to a Member's account and the investment earnings on the account are not includable in a Member's federal taxable income until such contributions or earnings are actually distributed or withdrawn from the Plan. Special tax treatment may apply to the taxable portion of any distribution that includes Common Stock or qualifies as a Lump Sum Distribution (as described below).

         (b) Income earned on assets held by the Trust will not be taxable to the Trust.

         Lump Sum Distribution. A distribution from the Plan to a Member or the beneficiary of a Member will qualify as a lump sum distribution ("Lump Sum Distribution") if it is made: (i) within one taxable year of the Member or beneficiary; (ii) on account of the Member's death, disability or separation from service, or after the Member attains age 59-1/2; and (ii) consists of the balance to the credit of the Member under this Plan and all other profit sharing plans, if any, maintained by the Bank. The portion of any Lump Sum Distribution that is required to be included in the Member's or beneficiary's taxable income for federal income tax purposes (the"total taxable amount") consists of the entire amount of such Lump Sum Distribution less the amount of after-tax contributions, if any, made by the Member to any other profit sharing plan maintained by the Bank which is included in such distribution.

         Averaging Rules. The portion of the total taxable amount of a Lump Sum Distribution that is attributable to participation after 1973 in the Plan or in any other profit-sharing plan maintained by the Bank (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However, a Member who has completed at least five years of participation in the Plan before the taxable year in which the distribution is made, or a beneficiary who receives a Lump Sum Distribution on account of the Member's death (regardless of the period of the Member's participation in the Plan or any other profit-sharing plan maintained by the Bank), may elect to have the ordinary income portion of such Lump Sum Distribution taxed according to a special averaging rule ("five-year averaging"). The election of the special averaging rules may apply only to one Lump Sum Distribution received by the Member or beneficiary, provided such amount is received on or after the Member turns 59-1/2 and the recipient elects to have any other Lump Sum Distribution from a qualified plan received in the same taxable year taxed under the special averaging rule. Under a special grandfather rule, individuals who turned 50 by 1985 may elect to have their Lump Sum Distribution taxed under either the five-year averaging rule or under the prior law ten-year averaging rule. Such individuals also may elect to have that portion of the Lump Sum Distribution attributable to the Member's pre-1974 participation in the Plan taxed at a flat 20% rate as gain from the sale of a capital asset.

         Common Stock Included in Lump Sum Distribution. If a Lump Sum Distribution includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such Common Stock, i.e., the excess of the value of such Common Stock at the time of the distribution over the cost or other basis to the Trust. The tax basis of such Common Stock to the Member or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the Common Stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such Common Stock. Any gain on a subsequent sale or other taxable disposition of the Common Stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered short-term, mid-term or long-term capital gain depending upon the length of the holding period of the Common Stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the IRS.

         Contribution to Another Qualified Plan or to an IRA. A Member may defer federal income taxation of all or any portion of the total taxable amount of a Lump Sum Distribution (including the proceeds from the sale of any Common Stock included in the Lump Sum Distribution) to the extent that such amount, or a portion thereof, is contributed, within 60 days after the date of its receipt by the Member, to another qualified plan or to an individual retirement account ("IRA"). If less than the total taxable amount of a Lump Sum Distribution is contributed to another qualified plan or to an IRA within the applicable 60-day period, the amount not so contributed must be included in the Member's income for federal income tax purposes and will not be eligible for the special averaging rules or for capital gains treatment. Additionally, a Member may defer the federal income taxation of any portion of an amount distributed from the Plan on account of the Member's disability or separation from service, generally, if the amount is distributed within one taxable year of the Member, and such amount is contributed, within 60 days after the date of its receipt by the Member, to an IRA. Prior to 1993, following the partial distribution of a Member's account, any remaining balance under the Plan (and the balance to the credit of the Member under any other profit sharing plan sponsored by the Bank) would not be eligible for the special averaging rules or for capital gains treatment. For these purposes, a "partial distribution" is a distribution within one taxable year of the Member equal to at least 50% of the balance of a Member's account ("Partial Distribution").

         Pursuant to a change in the law, effective January 1, 1993, virtually all distributions from the Plan may be rolled over to another qualified Plan or to an IRA without regard to whether the distribution is a Lump Sum Distribution or a Partial Distribution. Effective January 1, 1993, Members have the right to elect to have the Trustee transfer all or any portion of an "eligible rollover distribution" directly to another plan qualified under Section 401(a) of the Code or to an IRA. If the

Member does not elect to have an "eligible rollover distribution" transferred directly to another qualified plan or to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. An "eligible rollover distribution" means any amount distributed from the Plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments made (not less frequently than annually ) over the Member's life or the joint life of the Member and the Member's designated beneficiary, or (b) for a specified period of ten years or more; (2) any amount that is required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law.

         The beneficiary of a Member who is the Member's surviving spouse also may defer federal income taxation of all or any portion of a distribution from the Plan to the extent that such amount, or a portion thereof, is contributed within 60 days after the date of its receipt by the surviving spouse, to an IRA. If all or any portion of the total taxable amount of a Lump Sum Distribution is contributed by the surviving spouse of a Member to an IRA within the applicable 60-day period, any subsequent distribution from the IRA will not be eligible for the special averaging rules or for capital gains treatment. Any amount received by the Member's surviving spouse that is not contributed to another qualified plan or to an IRA within the applicable 60-day period, and any amount received by a nonspouse beneficiary will be included in such beneficiary's income for federal tax purposes in the year in which it is received.

         Additional Tax on Early Distributions. A Member who receives a distribution from the Plan prior to attaining age 59 1/2 will be subject to an additional income tax equal to 10% of the taxable amount of the distribution. The 10% additional income tax will not apply, however, to the extent the distribution is rolled over into an IRA or another qualified plan or the distribution is (i) made to a beneficiary (or to the estate or a Member) on or after the death of the Member, (ii) attributable to the Member's being disabled within the meaning of Section 72(m)(7) of the Code, (iii) part of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Member or the joint lives (or joint life expectancies) of the Member and his beneficiary, (iv) made to the Member after separation from service on account of early retirement under the Plan after attainment of age 55, (v) made to pay medical expenses to the extent deductible for federal income tax purposes, (vi) payments made to an alternate payee pursuant to a qualified domestic relations order, or (vii) made to effect the distribution of excess contributions or excess deferrals.

ERISA AND OTHER QUALIFICATIONS

         As noted above, the Plan is subject to certain provisions of the ERISA and has applied for a favorable determination that it is qualified under Section 401(a) of the Code.

         The foregoing is only a brief summary of certain federal income tax aspects of the Plan which are of general application under the Code and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Accordingly, each Member is urged to consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the Plan.

SEC REPORTING AND SHORT-SWING PROFIT LIABILITY

         Section 16 of the Exchange Act imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as the Company. Section 16(a) of the Exchange Act requires the filing of reports of beneficial ownership. Within 10 days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission ("SEC") . Certain changes in beneficial ownership, such as purchases, sales and gifts must be reported periodically, either on a Form 4 within 10 days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of the Company's fiscal year. Certain discretionary transactions in and beneficial ownership of the Common Stock through the Employer Stock Fund of the Plan by officers, directors and persons beneficially owning more than 10% of the Common Stock of the Company must be reported to the SEC by such individuals.

         In addition to the reporting requirements described above, Section 16(b) of the Exchange Act as provides for the recovery by the Company of profits realized by an officer, director or any person beneficially owning more than 10% of the Company's Common Stock ("Section 16(b) Persons") resulting from non-exempt purchases and sales of the Company's Common Stock within any six-month period.

         The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, such as the Plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of
Section 16(b) Persons.

         Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, Section 16(b) Persons are required to hold shares of Common Stock distributed from the Plan for six months following such distribution and are prohibited from directing additional purchases of units within the Employer Stock Fund for six months after receiving such a distribution.

FINANCIAL INFORMATION REGARDING PLAN ASSETS

         Financial statements for the Financial Institutions Thrift Plan, for the year ending December 31, 1996 are attached to the Prospectus. The financial statements were prepared by Pentegra.

                                 LEGAL OPINION

         The validity of the issuance of the Common Stock will be passed upon by Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., which firm acted as special counsel to the Bank in connection with the Company's Conversion from a mutual savings bank to a stock based organization and the concurrent formation of the Company.

PROSPECTUS

UP TO 2,113,355  SHARES OF  COMMON STOCK


                                                    GASTON FEDERAL BANCORP, INC.

                                                            245 WEST MAIN AVENUE
                                            GASTONIA, NORTH CAROLINA  28053-2249

                                                                  (704) 868-5200
--------------------------------------------------------------------------------


         Gaston Federal Savings and Loan Association is reorganizing from the mutual form of organization to the mutual holding company form of organization. As part of the Reorganization, Gaston Federal Savings and Loan Association will change its name to Gaston Federal Bank and will become a wholly-owned subsidiary of Gaston Federal Bancorp, Inc., a federal corporation, and Gaston Federal Bancorp, Inc. will issue a majority of its common stock to Gaston Federal Holdings, MHC, a federal mutual holding company, and sell a minority of its common stock to the public . The shares of common stock of Gaston Federal Bancorp, Inc. are being offered to the public under the terms of a plan of reorganization and stock issuance plan which must be approved by members of Gaston Federal Savings and Loan Association and by the Office of Thrift Supervision. The reorganization will not go forward if Gaston Federal Savings and Loan Association does not receive these approvals, or if Gaston Federal Bancorp, Inc. does not sell at least a minimum number of shares of its common stock. Because the names of Gaston Federal Savings and Loan Association, Gaston Federal Bank, Gaston Federal Bancorp, Inc. and Gaston Federal Holdings, MHC are so similar, we will refer to Gaston Federal Savings and Loan Association and Gaston Federal Bank as the "Bank," we will refer to Gaston Federal Bancorp, Inc. as the "Company," and we will refer to Gaston Federal Holdings, MHC as the "Mutual Holding Company."


--------------------------------------------------------------------------------


                               TERMS OF OFFERING


         An independent appraiser has estimated the pro forma market value of the common stock of the Company to be between $28,900,000 to $39,100,000. Based on the valuation, the Company will issue between 2,890,000 and 3,910,000 shares of the Company's common stock in the reorganization. The Company intends to sell 47% of such shares, or between 1,358,300 and 1,837,700 shares, to the public , and issue 53% of such shares, or between 1,531,700 and 2,072,300 shares, to the Mutual Holding Company. Subject to approval of the Office of Thrift Supervision, an additional 15% above the maximum number of shares may be issued in the reorganization and in such event up to a total of 2,113,355 shares may be sold in the offering. Based on these estimates, we are making the following offering of shares of common stock.




                                                                                                               Adjusted
                                                           Minimum          Midpoint         Maximum           Maximum
                                                           -------          --------         -------           -------
o Price per share..................................        $10.00            $10.00           $10.00            $10.00
o Number of shares.................................       1,358,300        1,598,000         1,837,700        2,113,355
o Reorganization expenses..........................        $722,000         $770,000          $818,000         $873,000
o Net Proceeds.....................................      $12,861,000      $15,210,000      $17,559,000       $20,261,000
o Net Proceeds per share...........................         $9.47            $9.52             $9.55            $9.59




PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE _____ OF THIS DOCUMENT. THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Trident Securities, Inc. will use its best efforts to assist the Company in selling at least the minimum number of shares but does not guarantee that this number will be sold. All funds received from subscribers will be held in an interest bearing savings account at Gaston Federal until the completion or termination of the Reorganization. The Company has received preliminary approval to have the common stock quoted on the Nasdaq Stock Market under the symbol "GBNK."



For information on how to subscribe, call the Stock Information Center at (704) 868-8155.


                            TRIDENT SECURITIES, INC.


                      Prospectus dated February  ___, 1998

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING..............................1
SUMMARY  ...................................................................4
SELECTED FINANCIAL AND OTHER DATA...........................................8
RISK FACTORS................................................................9
GASTON FEDERAL HOLDINGS, MHC...............................................13
GASTON FEDERAL BANCORP, INC................................................14
GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION................................14
REGULATORY CAPITAL COMPLIANCE..............................................15
USE OF PROCEEDS............................................................15
DIVIDEND POLICY............................................................16
MARKET FOR COMMON STOCK....................................................17
CAPITALIZATION.............................................................18
PRO FORMA DATA.............................................................19
PARTICIPATION BY MANAGEMENT................................................22

GASTON FEDERAL SAVINGS AND LOAN  ASSOCIATION AND SUBSIDIARY

         CONSOLIDATED STATEMENTS OF INCOME.................................23
MANAGEMENT'S DISCUSSION  AND ANALYSIS
         OF FINANCIAL CONDITION AND RESULTS  OF OPERATIONS.................24
BUSINESS OF THE COMPANY....................................................31
BUSINESS OF THE BANK.......................................................31
FEDERAL AND STATE TAXATION.................................................50
REGULATION.................................................................51
MANAGEMENT OF THE COMPANY..................................................58
MANAGEMENT OF THE BANK ....................................................59
THE REORGANIZATION AND OFFERING............................................66
RESTRICTIONS ON ACQUISITION OF THE COMPANY.................................79
DESCRIPTION OF CAPITAL STOCK OF THE COMPANY................................81
TRANSFER AGENT AND REGISTRAR...............................................82
LEGAL AND TAX MATTERS......................................................82
EXPERTS  ..................................................................82
ADDITIONAL INFORMATION.....................................................82


         This document contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" section of this Prospectus.


Please see the Glossary beginning on page G-l for the meaning of capitalized terms that are used in this Prospectus.


                                      (i)

                 QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING


Q:       WHAT IS THE PURPOSE OF THE  OFFERING?

A: The offering is being made in connection with the reorganization of Gaston Federal from a federal mutual savings association into the mutual holding company form of ownership. As part of the reorganization, you will have the opportunity to become a shareholder of the Company, which will allow you to share indirectly in the future of our bank. The offering will increase our capital for lending and investment activities. This will better enable us to continue the expansion of our retail banking franchise and to diversify operations. Further, as a stock bank operating through a holding company structure, we will improve our future access to the capital markets.


Q:       HOW DO I ORDER THE STOCK?

A: You must complete and return the stock order form and certification to us together with your payment, on or before March _____, 1998.

Q:       HOW MUCH STOCK MAY I ORDER?


A: The minimum order is 25 shares (or $250). The maximum order for any individual person, persons on a single account, or persons acting together is 25,000 shares (or $250,000). We may decrease or increase the maximum purchase limitation without notifying you. However, if we increase the maximum purchase limitation, and you previously subscribed for the maximum number of shares, you will be given the opportunity to subscribe for additional shares.


Q:       WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES TO FILL ALL ORDERS?


A: If the offering is oversubscribed, we will allocate shares based on the purchase priorities that we have adopted in the plan of reorganization and stock issuance plan. These purchase priorities are in accordance with regulations of the Office of Thrift Supervision. If the offering is oversubscribed in a particular category, then shares will be allocated among all subscribers in that category based on a formula that is described in detail in "The Reorganization and Offering." The priorities are described in answer to the next question.

Q:       WHO WILL BE PERMITTED TO PURCHASE STOCK?


A:       The stock will be offered on a priority basis to the following persons:

         o Persons who had deposit accounts of at least $50 with us on March 31, 1996. Any remaining shares will be offered to:

         o The Company's employee stock ownership plan. Any remaining shares will be offered to:

         o Persons who had deposit accounts of at least $50 with us on December 31, 1997. Any remaining shares will be offered to:

         o Persons who had deposit accounts of at least $50 with us on February __, 1998.

         If the above persons do not subscribe for all of the shares, the remaining shares will be offered to certain members of the general public, with preference given to natural persons residing in Gaston County, North Carolina.

Q:       AS A DEPOSITOR OF GASTON FEDERAL, WHAT WILL HAPPEN IF I DO NOT ORDER
         ANY STOCK?


A: You are not required to purchase common stock. Your deposit accounts, certificate accounts and any loans you may have with us will not be affected by the reorganization.

Q:       HOW DO I DECIDE WHETHER TO BUY STOCK IN THE  OFFERING?

A: In order to make an informed investment decision, you should read this entire Prospectus, particularly the section titled "Risk Factors."



Q:       WHO CAN HELP ANSWER ANY QUESTIONS I MAY HAVE ABOUT THE OFFERING?

         If you have questions about the offering, you may contact:


                            STOCK INFORMATION CENTER
                                 GASTON FEDERAL
                              245 WEST MAIN AVENUE
                                 P.O. BOX 2249
                      GASTONIA, NORTH CAROLINA 28053-2249


                                (704)  868-8155

                              SUMMARY AND OVERVIEW


         Generally. This summary highlights selected information from this document and does not contain all the information that you need to know before making an informed investment decision. To understand the Offering fully, you should read carefully this entire Prospectus, including the consolidated financial statements and the notes to the consolidated financial statements of Gaston Federal Savings and Loan Association. References in this document to the "Bank," "we," "us," or "our" refer to Gaston Federal Savings and Loan Association and/or Gaston Federal Bank. In certain instances where appropriate, "us" or "our" refers collectively to Gaston Federal Bancorp, Inc. and the Bank. References in this document to the "Company" refer to Gaston Federal Bancorp, Inc. References to the "Mutual Holding Company" refer to Gaston Federal Holdings, MHC.

         Use of Defined Terms. You should note as you read this Prospectus that at times we use capitalized terms. These capitalized terms are generally defined in the Glossary that appears at the back of this Prospectus. We use these defined terms so that we can clearly differentiate between various components of the transaction, and so that we don't have to describe exactly what we mean each time we use a term. For example, to avoid confusion, we refer to all of the steps that are part of this transaction as the "Reorganization," and we refer to the issuance of 47% of the Company's common stock pursuant to this Prospectus as the "Offering." The term "Reorganization" includes the Offering, but the term "Offering" does not include the Reorganization. To further assist you, in addition to including a Glossary of all defined terms, we usually will define each term the first time that it is used in the Prospectus.



THE REORGANIZATION AND OFFERING

         The reorganization involves a number of steps, including the following:

         o The Bank will establish the Company and the Mutual Holding Company, neither of which will have any assets prior to the completion of the reorganization.

         o The Bank will convert from the mutual form of organization to the capital stock form of organization and issue 100% of its capital stock to the Company.

         o The Company will issue between 2,890,000 and 4,496,500 shares of its common stock in the Reorganization; 53% of these shares (or between 1,531,700 shares and 2,383,145 shares) will be issued to the Mutual Holding Company, and 47% (or between 1,358,300 shares and 2,113,355 shares) will be sold to depositors, and possibly the public.

         o Membership interests that depositors had in Gaston Federal will become membership interests in the Mutual Holding Company. As a result, former members of Gaston Federal who controlled 100% of the votes eligible to be cast by Gaston Federal's members prior to the reorganization will, through the Mutual Holding Company, control 53% of the votes eligible to be cast by Gaston Federal's stockholders immediately following the reorganization.

DESCRIPTION OF THE MUTUAL HOLDING COMPANY STRUCTURE

         The mutual holding company structure differs in significant respects from the savings and loan holding company structure that is used in a standard mutual to stock conversion. A savings institution that converts from the mutual to stock form of organization using the mutual holding company structure sells only a minority of its shares at the time of the reorganization and offering. By doing so, a converting institution will raise less than half the proceeds that would be raised in a traditional mutual to stock conversion. Because less than half the proceeds are raised, the Company and the Bank will not be as overcapitalized as if the Bank had converted in a standard conversion. The shares that are issued to the mutual holding company may be subsequently sold to Gaston Federal's depositors if the mutual holding company converts from the mutual to the stock form of organization. See "Conversion of the Mutual Holding Company to the Stock Form of Organization." In addition, because the Mutual Holding Company controls a majority of the Company's Common Stock, we believe that the Reorganization and Offering will permit the Bank to achieve the benefits of a stock company without a loss of control that often follows a standard conversion from mutual to stock form. Sales of locally based, independent savings institutions to larger, regional financial institutions can result in closed branches, fewer choices for consumers, employee layoffs and the loss of community support for and involvement by financial institutions.

         Because the Mutual Holding Company is a mutual corporation, its actions will not necessarily always be in the interests of Gaston Federal's stockholders. In making business decisions, the Mutual Holding Company's Board of Directors, will consider a variety of constituencies, including the depositors of the Bank, the employees of the Bank, and the communities in which the Bank operates. As the majority stockholder of the Company, the Mutual Holding Company is also interested in the continued success and profitability of Gaston Federal and the Company. Consequently, the Mutual Holding Company will act in a manner which furthers the general interest of all of its constituencies, including, but not limited to, the interest of the stockholders of the Company. The Mutual Holding Company believes that the interests of the stockholders of the Company, and those of the Mutual Holding Company's other constituencies, are in many circumstances the same, such as the increased profitability of the Company and Gaston Federal and continued service to the communities in which the Bank operates.

CONVERSION OF THE MUTUAL HOLDING COMPANY TO THE STOCK FORM OF ORGANIZATION

         Office of Thrift Supervision regulations and the Plan of Reorganization permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization. There can be no assurance that such a transaction will ever occur, and the Board of Directors has no current intention or plan to undertake such a transaction. If the Mutual Holding Company were to convert to the capital stock form of organization, certain depositors would receive the right to subscribe for additional shares of the new stock holding company that would be formed in the transaction. In such a transaction, each share of Common Stock outstanding and held by persons other than the Mutual Holding Company would be automatically converted into shares of common stock of the new stock holding company. The number of shares that each stockholder would receive would be determined pursuant an exchange ratio that ensures that after the transaction, subject to an adjustment to reflect any dividends that the Mutual Holding Company may have waived and any assets that the Mutual Holding Company may have other than common stock of the Company, the percentage of the to-be outstanding shares of the new stock holding company issued to such stockholders in exchange for their Common Stock would be equal to the percentage of the outstanding shares of Common Stock held by such stockholders immediately prior to the transaction.


THE COMPANIES

                          Gaston Federal Bancorp, Inc.
                              245 West Main Avenue
                                 P.O. Box 2249
                      Gastonia, North Carolina 28053-2249
                                 (704) 868-5200


         Upon completion of the reorganization of the Bank into the mutual holding company structure and the sale of stock to depositors and the public (the "Reorganization"), the Company will own all of the Bank's common stock, the public (including depositors) will own a minority of the shares of common stock of the Company, and the Mutual Holding Company will be the Company's majority stockholder. The holding company structure will provide us greater flexibility in terms of operations, expansion and diversification. See page ____.


                              Gaston Federal Bank
                              245 West Main Avenue

                                 P.O. Box 2249
                      Gastonia, North Carolina 28053-2249
                                 (704) 868-5200


         We are a community- and customer-oriented federal mutual savings association. We provide financial services to individuals, families and small businesses primarily in Gaston County and its four contiguous counties in North and South Carolina. We are engaged primarily in the business of attracting retail deposits through our four branch offices and investing those deposits, together with funds generated from operations and borrowings, in one-to four-family residential, multi-family residential and commercial real estate loans, construction loans, commercial business loans, consumer loans, and investment and mortgage-backed securities. At September 30, 1997, we had total assets of $173.5 million, total deposits of $145.4 million and total equity of $20.9 million. See pages _____ to_____.


THE STOCK OFFERING


         The Company is offering for sale between 1,350,300 and 1,837,700 shares of its common stock, for a price per share of $10.00. If market or financial conditions change , we may increase the Offering to up to 2,113,355 shares without further notice to you. The number of shares that we sell in the Offering is subject to OTS approval.


STOCK PURCHASE PRIORITIES


         The Company will offer shares of its common stock on the basis of purchase priorities. Certain depositors and the Bank's employee stock ownership plan will receive subscription rights to purchase shares. Any shares not purchased in this subscription offering may be offered to certain members of the general public in a community offering. We have engaged Trident Securities, Inc. to assist us on a best efforts basis in selling the common stock in the Offering. See pages _____ to _____.


PROHIBITION ON TRANSFER OF SUBSCRIPTION RIGHTS


         You may not sell or assign your subscription rights. Any transfer of subscription rights is prohibited by law.


STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED


         The Bank's board of directors set the offering price per share at $10.00 (the "Subscription Price"), the price most commonly used in stock offerings involving mutual to stock conversions of mutual savings institutions. The number of shares of common stock issued in the Offering is based on the independent valuation (the "Independent Valuation") prepared by Feldman Financial Advisors, Inc., Washington, D.C. The Independent Valuation states that as of December 11, 1997, the estimated pro forma market value of the Company's common stock to be issued in the Reorganization ranged from a minimum of $28,900,000 to a maximum of $39,100,000 (the "Estimated Valuation Range"). Based on the Independent Valuation and the Subscription Price, the number of shares of common stock that the Company will issue will range from between 2,890,000 shares to 3,910,000 shares. The Bank has decided to offer 47% of such shares, or between 1,350,300 shares and 1,837,700 shares (the "Offering Range"), to depositors and the public pursuant to this Prospectus. The Board of Directors determined to sell 47% of the stock in the offering in order to raise the maximum amount of proceeds while permitting the Company to issue additional shares of common stock in the future pursuant to the restricted stock plan and stock option plan that the Company intends to adopt at least six months after the reorganization and offering. The 53% of the shares of Company's common stock that are not sold in the Offering will be issued to the Mutual Holding Company.

         Changes in the market and financial conditions and demand for the common stock may result in an increase of up to 15% in the maximum of the Estimated Valuation Range (to up to $44,965,000) and a corresponding increase in the maximum of the Offering Range (to up to 2,113,355 shares), subject to OTS approval. We will not notify subscribers if the maximum of the Estimated Valuation Range and the maximum of the Offering Range are increased by 15% or less. We will, however, notify subscribers if the maximum of the Estimated Valuation Range is increased by more than 15% or if the minimum of the Estimated Valuation Range is decreased. THE INDEPENDENT VALUATION IS NOT A RECOMMENDATION OF AS TO THE ADVISABILITY OF PURCHASING SHARES, AND YOU SHOULD NOT BUY STOCK BASED ON THE INDEPENDENT VALUATION.


TERMINATION OF THE OFFERING


         The subscription offering will terminate at 12:00 noon, local time, on March __, 1998. If a Community Offering is held, it is expected to begin immediately after the termination of the subscription offering, but may begin during the subscription offering. The Company may terminate any community offering at any time prior to April ___, 1998, or later if permitted by the OTS.


BENEFITS TO MANAGEMENT FROM THE OFFERING


         Our full-time employees will participate in our employee stock ownership plan. We also intend to implement a restricted stock plan and a stock option plan following completion of the Reorganization, which will benefit our officers and directors. If we adopt the restricted stock plan, certain officers and directors will be awarded shares of common stock at no cost to them. However, the restricted stock plan and stock option plan may not be adopted until at least six months after completion of the reorganization and are subject to shareholder approval. See pages _____ to _____.


USE OF THE PROCEEDS RAISED FROM THE SALE OF COMMON STOCK


         The Company will use the net proceeds from the offering as follows. The percentages we use are estimates:


         o    50% will be used to buy all the capital stock of Gaston Federal.
         o 8% will be loaned to the ESOP to fund its purchase of common stock.
         o 42% will be retained as a possible source of funds for the payment of dividends to shareholders, the repurchase of stock, and for other general corporate purposes.


         The proceeds to be received by the Bank will be available for continued expansion of the retail banking franchise through new branch openings or deposit or branch acquisitions, continued growth in the loan portfolio, and the purchase of investment and mortgage-backed securities, in addition to general corporate purposes.


         See pages _____ to _____.


DIVIDENDS

         The Company intends to pay an annual cash dividend of $.20 payable quarterly at $.05 per share. The payment of dividends is expected to commence following the first full quarter after completion of the Reorganization.

MARKET FOR THE COMMON STOCK


         We have received conditional approval to have the Company's common stock quoted on the Nasdaq National Market System under the symbol "GBNK" subject to compliance with certain conditions including a minimum market capitalization, and a minimum number of market makers and record holders. Trident Securities, Inc. has indicated its intention to make a market in the common stock, and based on our analysis of the results of recent conversion stock offerings we anticipate that the Company will satisfy the requirements relating to the minimum market capitalization, number of market makers and record holders. If we are unable, for any reason, to list the Common Stock on the Nasdaq National Market, or to continue to be eligible for such listing, then we intend to list the Common Stock on the Nasdaq SmallCap Market under the same symbol, or on the American Stock Exchange, subject to the applicable listing criteria for such markets. See page _______.

                       SELECTED FINANCIAL AND OTHER DATA

         We are providing the following summary financial information about us for your benefit. This information is derived from our audited financial statements for each of the fiscal years shown below. The following information is only a summary and you should read it in conjunction with our consolidated (including consolidated data from operations of our subsidiary) financial statements and notes beginning on page F-1.

SELECTED FINANCIAL DATA

                                                                                          For the Years Ended
                                                                                             September 30,
                                                                                        1997              1996
                                                                                    -------------    ------------
                                                                                        (Dollars in Thousands)

Total assets......................................................................  $  173,470       $  171,953
Loans receivable, net ............................................................     134,491          130,862
Mortgage-backed securities........................................................      10,098           12,918
United States government and agency securities held to maturity...................      10,407           14,751
United States government and agency securities available for sale.................       2,009               --
Other investments available for sale..............................................       6,239            5,515
Deposits..........................................................................     145,444          145,975
Borrowed funds....................................................................       3,500            3,750
Total equity......................................................................      20,868           19,084


SUMMARY OF OPERATIONS

                                                                                       Years Ended September 30,
                                                                                        1997              1996
                                                                                    -------------    -------------
                                                                                        (Dollars in Thousands)
Interest income...................................................................  $   12,936       $   12,518
Interest expense..................................................................       6,952            7,381
                                                                                    ----------       ----------
Net interest income...............................................................       5,984            5,137
Provision for loan losses.........................................................         293               47
                                                                                    ----------       ----------
Net interest income after provision for loan losses...............................       5,691            5,090
Non-interest income...............................................................         516              417
Non-interest expense (1)..........................................................       3,956          4,646(1)
                                                                                    ----------       --------
Income before income taxes........................................................       2,251              861
Income tax expense................................................................         819              351
                                                                                    ----------       ----------
Net income........................................................................  $    1,432       $      510
                                                                                    ==========       ==========

-------------------------
(1) Includes a non-recurring expense of $867 for the year ended September 31, 1996 for a one-time premium to recapitalize the Savings Association Insurance Fund.

KEY OPERATING RATIOS AND OTHER DATA

                                                                                         At and For the Years
                                                                                          Ended September 30,
                                                                                     ---------------------------
                                                                                        1997            1996
                                                                                     -------------- -------------
PERFORMANCE RATIOS:

Return on average assets (net income divided by average total assets)................    0.84%             0.30%
Return on average equity (net income divided by average equity)......................    7.38              2.76
Net interest rate spread.............................................................    3.24              2.82
Net interest margin..................................................................    3.50              3.03
Average interest-earning assets to average interest-bearing liabilities..............  109.92            108.29
Non-interest expenses to total assets................................................    2.28              2.70
Non-interest expenses to average total assets........................................    2.31              2.74


ASSET QUALITY RATIOS:


Nonperforming assets to total assets.................................................    0.75              0.84
Nonperforming loans to total loans...................................................    0.76              0.88
Nonperforming loans to total assets..................................................    0.61              0.69
Allowance for loan losses to total loans at the end of period........................    0.80              0.61
Allowance for loan losses to nonperforming loans.....................................  104.82             69.51
Net interest income after provision for loan losses, to total non-interest expenses..  143.82            109.58


CAPITAL RATIOS:

Ratio of average equity to average total assets......................................   11.34             10.92
Equity to assets at period end.......................................................   12.03             11.10


OTHER DATA:
Number of real estate loans outstanding..............................................  1,999              2,060
Number of deposit accounts...........................................................  14,368            14,315
Number of full service offices.......................................................  4                 4

                              RECENT DEVELOPMENTS

         The following selected financial and other data is qualified in its entirety by reference to the detailed information and financial statements and accompanying notes thereto appearing elsewhere in this prospectus. Selected financial condition data at December 31, 1997 and operating data for the three months ended December 31, 1997 and 1996 have been derived from unaudited financial statements. In the opinion of management, such information reflects all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of the selected financial information and other data. The results of operations for the three months ended December 31, 1997 are not necessarily indicative of the results which may be expected for any other period.

SELECTED FINANCIAL DATA



                                                                                       At                At
                                                                                  December 31,     September 30,
                                                                                      1997              1996
                                                                                  ------------     -------------
                                                                                      (Dollars in Thousands)
Total assets....................................................................  $   173,437      $   173,470
Loans receivable, net ..........................................................      134,530          134,491
Mortgage-backed securities......................................................        9,547           10,087
United States government and agency securities held to maturity.................        9,660           10,407
United States government and agency securities available for sale...............        3,016            2,009
Other investments available for sale............................................        5,607            6,239
Other investments held to maturity..............................................          370               --
Deposits........................................................................      146,306          145,444
Borrowed funds..................................................................        3,500            3,500
Total equity....................................................................       21,423           20,868

SUMMARY OF OPERATIONS

                                                                                           Three Months
                                                                                         Ended December 31,
                                                                                      1997            1996
                                                                                  ------------     -----------
                                                                                      (Dollars in Thousands)

Interest income.................................................................  $     3,234      $     3,181
Interest expense................................................................        1,738            1,770
Net interest income.............................................................        1,496            1,411
Provision for loan losses.......................................................           75               59
Net interest income after provision for loan losses.............................        1,421            1,352
Non-interest income.............................................................          204              288
Non-interest expense ...........................................................        1,028            1,008
Net operating income before income taxes........................................          597              632
Income tax expense..............................................................          219              258
Net income......................................................................          378              374


KEY OPERATING RATIOS AND OTHER DATA



                                                                                             At and For the Three
                                                                                           Months Ended December 31,
                                                                                            1997              1996
                                                                                        -----------------------------
PERFORMANCE RATIOS:
Return on average assets (net income divided by average total assets).................    0.87%             0.87%
Return on average equity (net income divided by average equity).......................    7.18%             7.74%
Net interest rate spread..............................................................    3.18%             2.83%
Net interest margin...................................................................    3.45%             3.34%
Average interest-earning assets to average interest-bearing liabilities...............  111.98%           111.94%
Non interest expenses to total assets.................................................    2.37%             2.23%
Non-interest expenses to average total assets.........................................    2.36%             2.21%

ASSET QUALITY RATIOS:
Nonperforming assets to total assets..................................................    0.79%             0.78%
Nonperforming loans to total loans....................................................    0.80%             0.78%
Nonperforming loans to total assets...................................................    0.65%             0.63%
Allowance for loan losses to total loans at the end of period.........................    0.84%             0.62%
Allowance for loan losses to nonperforming loans......................................  105.25%            78.93%
Net interest income after provision for loan losses, to total non-interest expenses...  138.23%           134.13%

CAPITAL RATIOS:
Ratio of average equity to average total assets.......................................   12.10%            11.28%
Equity to assets at period end........................................................   12.33%            11.49%

OTHER DATA:
Number of real estate loans outstanding...............................................       1,998            2,041
Number of deposit accounts............................................................      14,369           14,414
Number of full service offices........................................................           4                4



COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997, AND SEPTEMBER 30, 1997

         Assets. Total assets increased by $200,000, or 0.1%, from $173.5 million as of September 30, 1997, to $173.7 million as of December 31, 1997. Cash and cash equivalents increased by $300,000, or 6.5%, from $4.6 million to $4.9 million, while investment and mortgage-backed securities decreased by $543,000, or 1.9%, from $28.7 million to $28.2 million. Total loans increased by $39,000 to $134.5 million at December 31, 1997.

         Total liabilities decreased by $445,000, or 0.3%, from $152.6 million as of September 30, 1997 to $152.7 million as of December 31, 1997. Total deposits increased by $862,000, or 0.6%, from $145.4 million to $146.3 million. Borrowed money remained constant at $3.5 million. Other noninterest costing liabilities decreased by $1.4 million, or 38.8%, from $3.6 million to $2.2 million. The primary reason for this change was a $968,000 decrease in advances from borrowers for taxes and insurance (escrows) due to the payment of annual property taxes in December 1997.

         Total Equity. Total equity for the period ended December 31, 1997, amounted to $21.4 million, as compared to $20.0 million for the period ended September 30, 1997. This represents an increase of $555,000, or 2.7%. This increase was due to current period earnings of approximately $378,000 and an increase in unrealized gains on securities held as available for sale of $177,000.

COMPARISON OF OPERATING RESULTS FOR THE QUARTERS ENDED DECEMBER 31, 1997 AND
1996

         Net Income. Net income increased by $4,000, or 1.1%, from $374,000 for the quarter ended December 31, 1996, to $378,000 for the quarter ended December 31, 1997.

         Net Interest Income. Net interest income increased by $85,000, or 6.0%, from $1.4 million to $1.5 million. Interest income increased $53,000, or 1.7%, to $3.2 million. This change was primarily attributable to an increased mix of higher yielding loans during the quarter ended December 31, 1997. Interest expense decreased by $32,000, or 1.8%, to $1.7 million. This decrease was primarily due to a lower cost of funds which was attributable to falling interest rates and an increased level of lower costing deposits during the quarter ended December 31, 1997.

         Provisions for Loan Losses. The provision for loan losses during the respective quarters increased by $16,000, or 27.1% from $59,000 to $75,000. The Bank's allowance for possible loan losses increased from $839,000, or 0.62% of total loans as of December 31, 1996, to $1,182,000, or 0.84% of total loans as of December 31, 1997.

         Noninterest Income. Noninterest income decreased from $288,000 to $204,000. This represents a decrease of $84,000, or 29.2%. This decrease was due, in part, to a $102,000 gain on sale of real estate owned and a $51,000 gain on sale of stock, which occurred during the quarter ended December 31, 1996. Realized gains from sale of investments held as available for sale amounted to $80,000 during the quarter ended December 31, 1997.

         Noninterest Expenses. Noninterest expenses increased by $69,000, or 5.1%, from $1.3 million to $1.4 million. This increase was primarily due to higher compensation expenses associated with an increased number of employees.

         Provision for Income Taxes. The provision for income taxes decreased by $39,000, or 15.1% from $258,000 to $219,000. This was primarily due to a reduction of income before income taxes and the effect of state tax exempt interest income.


                                  RISK FACTORS

         In addition to the other information in this Prospectus, you should consider carefully the following risk factors in evaluating an investment in the common stock.

DECREASED RETURN ON AVERAGE EQUITY IMMEDIATELY AFTER REORGANIZATION


         At September 30, 1997, Gaston Federal's equity as a percentage of assets was 12.03%, and for the fiscal year ended September 30, 1997 our return on average equity (net income divided by average equity) was 7.38%. Our equity as a percentage of assets will significantly increase as a result of the net proceeds that we receive in the Offering. On a pro forma basis as of September 30, 1997, the Company's equity as a percentage of consolidated assets would be approximately 20.1% at the adjusted maximum of the Offering Range. We currently anticipate that it will take time to prudently deploy the capital that we will raise in the Offering. As a result, until we have leveraged the capital we receive in the Offering by increasing our interest-earning assets (and our interest-bearing liabilities) and thereby reduced our equity as a percentage of assets to industry averages, our return on average equity is expected to be below the industry average . There can be no assurances that we will be able to successfully leverage our capital, or that we will be successful in generating future returns on equity equal to our historical returns or industry averages.

POTENTIAL EFFECTS OF CHANGES IN INTEREST RATES AND THE CURRENT INTEREST RATE ENVIRONMENT

         Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations are substantially dependent on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Because as a general matter our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, an increase in interest rates generally would result in a decrease in our average interest rate spread and net interest income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Interest Rate Risk."


         Changes in interest rates also affect the value of our interest-earning assets, and in particular our investment securities portfolio. Generally, the value of investment securities fluctuates inversely with changes in interest rates. At September 30, 1997, our securities portfolio totaled $28.7 million, including $8.2 million of securities available for sale. Unrealized gains and losses on securities available for sale are reported on a quarterly basis as a separate component of equity. Decreases in the fair value of securities available for sale therefore could have an adverse affect on stockholders' equity. See "Business of the Bank--Investment Activities."


         We are also subject to reinvestment risk relating to interest rate movements. Changes in interest rates can affect the average life of loans and mortgage-backed securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-backed securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are not able to reinvest such prepayments at rates that are comparable to the rates on the maturing loans or securities.

LENDING RISKS ASSOCIATED WITH COMMERCIAL AND MULTI-FAMILY REAL ESTATE, COMMERCIAL BUSINESS AND CONSUMER LENDING

         At September 30, 1997, our portfolio of commercial real estate loans totaled $7.3 million, or 5.3% of total loans, our portfolio of commercial business loans totaled $5.6 million, or 4.0% of total loans, our portfolio of multi-family loans totaled $6.5 million, or 4.7% of total loans, and our portfolio of consumer and other loans totaled $7.4 million, or 5.3% of total loans. Most industry experts believe that commercial real estate, commercial business, multi-family and consumer loans expose a lender to a greater risk of loss than one-to-four-family residential loans. See "Business of the Bank--Lending Activities" and "Business of the Bank--Lending Activities--Nonperforming Assets and Delinquencies."

MINORITY PUBLIC OWNERSHIP AND CERTAIN ANTI-TAKEOVER PROVISIONS


         Voting Control of the Mutual Holding Company. Under OTS regulations, the Plan of Reorganization, and our governing corporate instruments, a majority of the Company's voting shares must be owned by the Mutual Holding Company, and the Mutual Holding Company will own 53.0% of the Common Stock outstanding at the completion of the Reorganization and Offering. The Mutual Holding Company will be controlled by its executive officers and directors, who initially will consist of persons who are executive officers and directors of the Company. Executive officers and directors of the Company will own 6.9% of the Common Stock outstanding at the completion of the Reorganization and Offering (assuming shares are sold at the midpoint of the Offering Range and that executive officers and directors receive all the shares for which they are expected to subscribe), and, based on such assumptions, the Mutual Holding Company and executive officers and directors as a group would own 59.9% of the Common Stock outstanding at the conclusion of the Reorganization and Offering. The Mutual Holding Company will elect all members of the Board of Directors of the Company, and , with certain exceptions, will control the outcome of matters presented to the stockholders of the Company for resolution by vote. The situations in which the Mutual Holding Company may not control the outcome of such vote include any stockholder vote to approve a restricted stock plan or stock option plan instituted within one year of the Reorganization and Offering (which would require the approval of a majority of the shares other than shares held by the Mutual Holding Company), any stockholder vote relating to the Mutual Holding Company's conversion from the mutual to the stock form of organization (which would require the approval of a majority of shares other than shares held by the Mutual Holding Company and two-thirds of shares including shares held by the Mutual Holding Company), or any other stockholder vote in which the OTS may impose such a requirement. The Mutual Holding Company, acting through its Board of Directors, will be able to control the business and operations of the Company and the Bank and will be able to prevent any challenge to the ownership or control of the Company by stockholders other than the Mutual Holding Company ("Minority Stockholders"). Although OTS regulations and the Plan of Reorganization permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization, there can be no assurance when, if ever, a conversion of the Mutual Holding Company will occur.


         Provisions in the Company's and the Bank's Governing Instruments. In addition, certain provisions of the Company's charter and bylaws, particularly a provision limiting voting rights, as well as certain federal regulations, assist the Company in maintaining its status as an independent publicly owned corporation. These provisions provide for, among other things, supermajority voting, staggered boards of directors, noncumulative voting for directors, limits on the calling of special meetings of shareholders, and limits on the ability to vote common stock in excess of 5% of outstanding shares (except as to shares held by the Mutual Holding Company and the ESOP).


POSSIBLE DILUTION IN OWNERSHIP INTEREST

         Dividend Waivers by the Mutual Holding Company. It has been the policy of many mutual holding companies to waive the receipt of dividends declared by their subsidiaries. OTS regulations require that mutual holding companies request OTS approval before they waive dividends. The OTS has generally permitted mutual holding companies to waive dividends under certain conditions. Management believes that one of the conditions to such permission would be that in the event the Mutual Holding Company converts to stock form in the future (a "Conversion Transaction"), any waived dividends would reduce the percentage of the resulting entity's shares of common stock issued to Minority Stockholders in exchange for their shares of common stock. The Plan of Reorganization also provides for such an adjustment. See "Regulation--Holding Company Regulation--Conversion of the Mutual Holding Company to Stock Form." The Mutual Holding Company has not determined whether it will waive dividends declared by the Company. There is no assurance that the Mutual Holding Company will not waive the receipt of cash dividends, or that the OTS would approve the waiver of dividends should the Mutual Holding Company request it to do so.

         Terms of Any Conversion Transaction. If the Mutual Holding Company conducts a Conversion Transaction, the plan of conversion or OTS policy may require that shares of the resulting entity received by Minority Stockholders in exchange for their shares of Common Stock be included in determining purchase limitations applicable to the stock offering that would be conducted as part of the Conversion Transaction. If this occurs, certain Minority Stockholders may not be able to exercise subscription rights to purchase shares of common stock in such stock offering, and in certain circumstances, may be required by the OTS to divest shares of Common Stock.


POSSIBLE DILUTIVE EFFECT OF ISSUANCE OF ADDITIONAL SHARES

         Various possible and planned issuances of common stock could dilute the interests of prospective stockholders of the Company following consummation of the Reorganization, as noted below.


         The number of shares to be sold in the Reorganization may be increased as a result of an increase in the Estimated Valuation Range of up to 15% to reflect changes in the market and financial conditions and demand for the stock following the commencement of the Offering. In the event that the Estimated Valuation Range is so increased, it is expected that the Company will issue up to 4,496,500 shares of common stock. An increase in the number of shares will decrease net income per share and stockholders' equity per share on a pro forma basis and will increase the Company's consolidated stockholders' equity and net income. See "Capitalization" and "Pro Forma Data."

         The recognition and retention plan that the Bank intends to implement no earlier than six months after the Reorganization (the "Recognition Plan") intends to acquire an amount of common stock equal to 4.0% of the shares of common stock issued in the Offering. Such shares of common stock may be acquired in the open market with funds provided by the Company, if permissible, or from authorized but unissued shares of common stock. See "Pro Forma Data" and "Management the Bank--Recognition and Retention Plan."

         The Company's stock option plan will reserve for future issuance pursuant to such plan a number of shares of common stock equal to an aggregate of 10% of the common stock sold in the Offering (159,800 shares, based on the midpoint of the Offering Range). See "Pro Forma Data" and "Management of the Bank--Stock Option Plan."


POTENTIAL INCREASED COMPENSATION EXPENSES AFTER THE REORGANIZATION

         Management believes that the Bank's salaries and benefits expense is likely to increase following the Reorganization due to the ESOP, and the Recognition Plan that the Bank intends to implement no earlier than six months after the conclusion of the Reorganization. Generally accepted accounting principles will require the Company to record compensation expense upon the vesting of shares of restricted stock awarded pursuant to the Recognition Plan and upon the commitment to release shares under the ESOP. In addition, generally accepted accounting principles will require the Company to record compensation expense in an amount equal to the fair value of the shares committed to be released to employees from the ESOP. Accordingly, future increases and decreases in fair value of common stock committed to be released will have a corresponding effect on compensation expense related to the ESOP. To the extent that the fair value of the Bank's ESOP shares differ from the cost of such shares, the differential will be charged or credited to equity.

STRONG COMPETITION WITHIN THE BANK'S MARKET AREA

         Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than the Bank and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area.


UNCERTAINTY AS TO FUTURE GROWTH OPPORTUNITIES

         In an effort to fully deploy the capital we raise in the Offering, and to increase our loan and deposit growth, we may seek to expand our banking franchise by acquiring other financial institutions or branches primarily in our primary market area. Our ability to grow through selective acquisitions of other financial institutions or branches of such institutions will depend on successfully identifying, acquiring and integrating such institutions or branches. We cannot assure prospective purchasers of common stock that we will be able to generate internal growth or identify attractive acquisition candidates, make acquisitions on favorable terms or successfully integrate any acquired institutions or branches into the Company. We currently have no specific plans, arrangements or understandings regarding any such expansions or acquisitions, nor have we established criteria to identify potential candidates for acquisition.

ABSENCE OF MARKET FOR COMMON STOCK


         We have received conditional approval to have the Company's common stock quoted on the Nasdaq National Market System under the symbol "GBNK" subject to compliance with certain conditions including a minimum market capitalization, and a minimum number of market makers and record holders. Trident Securities, Inc. has indicated its intention to make a market in the common stock , and based on our analysis of the results of recent conversion stock offerings we anticipate that the Company will satisfy the requirements relating to the minimum market capitalization, number of market makers and record holders. If we are unable, for any reason, to list the Common Stock on the Nasdaq National Market, or to continue to be eligible for such listing, then we intend to list the Common Stock on the Nasdaq SmallCap Market under the same symbol, or on the American Stock Exchange, subject to the applicable listing criteria for such markets. There is no assurance that an active and liquid trading market for the Common Stock will develop. The absence of an active and liquid trading market may make it difficult to sell the common stock and may have an adverse effect on the price of the common stock. Purchasers should consider the potentially illiquid and long-term nature of their investment in the common stock.


IRREVOCABILITY OF ORDERS; POTENTIAL DELAY IN COMPLETION OF OFFERINGS

         Orders submitted in the Offering are irrevocable without consent from the Bank. Funds submitted in connection with any purchase of common stock in the Offering will be held by the Company until the completion or termination of the Reorganization, including any extension of the expiration date. Because completion of the Reorganization will be subject to an update of the Independent Valuation, among other factors, there may be one or more delays in the completion of the Reorganization. Subscribers will have no access to subscription funds and/or shares of common stock until the Reorganization is completed or terminated.

CAPABILITY OF THE BANK'S DATA PROCESSING SOFTWARE TO ACCOMMODATE THE YEAR 2000


         Like many financial institutions the Bank relies upon computers for the daily conduct of its business and for data processing generally. There is concern among industry experts that commencing on January 1, 2000, computers will be unable to "read" the new year and there may be widespread computer malfunctions. Management has begun an assessment of the electronic systems, programs, applications and other electronic components used in the operations of the Bank, and believes that the Bank has either programmed its hardware and software to be able to accurately recognize the year 2000, or implemented a plan pursuant to which the hardware and software will be so programmed in the future. Management believes that significant additional costs will not be incurred in connection with the year 2000 issue, although there can be no assurances in this regard. Management continues to test the Bank's hardware and software to determine whether they will be able to function accurately in the year 2000.

REGULATORY OVERSIGHT AND LEGISLATION


         The Bank and the Company are subject to extensive regulation, supervision and examination by the OTS (our chartering authority), and by the FDIC as insurer of deposits up to applicable limits. The Bank is also a member of the Federal Home Loan Bank System and is subject to certain limited regulations promulgated by the Federal Home Loan Bank. As the holding company of the Bank, the Company also will be subject to regulation and oversight by the OTS. Such regulation and supervision are intended primarily for the protection of the insurance fund and depositors. Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities which are intended to strengthen the financial condition of the banking and thrift industries, including the imposition of restrictions on the operation of an institution, the classification of assets by the institution and the adequacy of an institution's allowance for loan losses. Any change in such regulation and oversight whether in the form of regulatory policy, regulations, or legislation, could have a material impact on the Bank, the Company, and our operations. See "Regulation."


         On September 30, 1996, the Deposit Insurance Funds ("DIF") Act of 1996 was enacted into law. The DIF Act contemplates the development of a common charter for all federally chartered depository institutions and the abolition of separate charters for national banks and federal savings associations. It is not known what form the common charter may take and what effect, if any, the adoption of a new charter would have on the financial condition or results of operations of the Bank. See "Regulation--Federal Regulation of Savings Institutions."

         Legislation is proposed periodically providing for a comprehensive reform of the banking and thrift industries, and has included provisions that would (i) require federal savings associations to convert to a national bank or a state-chartered bank or thrift, (ii) require all savings and loan holding companies to become bank holding companies and (iii) abolish the OTS. It is uncertain when or if any of this type of legislation will be passed, and, if passed, in what form the legislation would be passed. As a result, management cannot accurately predict the possible impact of such legislation on the Bank.

                          GASTON FEDERAL HOLDINGS, MHC


         The Mutual Holding Company will be formed as a federal mutual holding company and will initially own 53% of the Company's common stock. The Company has not yet been formed, although the OTS has approved an application for the Mutual Holding Company to become a savings and loan holding company. The Mutual Holding Company will have all of the powers set forth in its federal charter and federal law and OTS regulations. The Mutual Holding Company initially will not conduct any active business other than activities relating to its investment in a majority of the Common Stock and maintenance of books and records relating to its members. The Mutual Holding Company does not intend to employ any persons other than its officers, although it may utilize the Bank's support staff from time to time. Federal law and OTS regulations, and the Plan of Reorganization, require that as long as the Mutual Holding Company is in existence it must own a majority of the Company's common stock. Federal law and OTS regulations, and the Plan of Reorganization, permit the Mutual Holding Company to convert to the capital stock form of organization (a "Conversion Transaction"). The manner in which such a transaction would be conducted and the regulations and policy affecting such a transaction are described in "Regulation--Holding Company Regulation."



         Although many federal mutual holding companies waive the receipt of cash dividends declared by their subsidiaries, the Mutual Holding Company has not determined whether or not it will do so, and intends to make such a determination at the time the Company declares a dividend. OTS regulations require the Mutual Holding Company to give the OTS prior written notice of any such waiver, and the conditions pursuant to which the OTS generally approves dividend waivers are described in "Regulation--Holding Company Regulation." The Mutual Holding Company's Board of Directors will waive dividends paid by the Company if the Board determines that such a waiver is in the Mutual Holding Company's members' best interest because, among other reasons: (i) the Mutual Holding Company has no need for the dividend considering its business operations; (ii) the cash that would be received could be invested by the Company or the Bank at a more favorable rate of return; (iii) such waiver may increase the capital of the Bank and enhance its business so that members will continue to have access to the offices and services of the Bank; and (iv) such waiver preserves the net worth of the Mutual Holding Company through its principal asset (the Company, and indirectly, the Bank), which would be available for distribution in the unlikely event of a voluntary liquidation of the Company and the Bank after satisfaction of claims of depositors and creditors. The Board of Directors may consider other factors in determining whether such waiver is consistent with its fiduciary duties to members of the Mutual Holding Company. Any waiver of dividends by the Mutual Holding Company is likely to result in an adjustment to the ratio pursuant to which shares of Common Stock are exchanged for shares of the resulting company in a Conversion Transaction.



         The Mutual Holding Company's Board of Directors will accept dividends paid by the Company in an amount necessary to pay the Mutual Holding Company's expenses, and will accept additional dividends if it determines that accepting such dividends is in the Mutual Holding Company's members' best interest because, among other reasons: (i) the Mutual Holding Company may increase its direct ownership of the Company, and indirect ownership of the Bank, by using cash dividends to purchase additional shares of Common Stock in the open market from time to time; and (ii) such dividends may be used to promote activities that are in the interest of members and members' community of Gaston County. Any purchases of Common Stock by the Mutual Holding Company will increase the percentage of the Company's Common Stock held by the Mutual Holding Company and, in a Conversion Transaction, will decrease the aggregate number of shares of the resulting company issued to Minority Stockholders in exchange for their shares of Common Stock.


         The Mutual Holding Company's executive office will located at the administrative offices of the Bank, at 245 West Main Avenue, P.O. Box 2249, Gastonia, North Carolina 28053-2249. Its telephone number will be (704) 868-5200.

                          GASTON FEDERAL BANCORP, INC.


         The Company will be formed as a federal corporation and will own 100% of the Bank's common stock. The Company has not yet been formed, and, accordingly, its financial statements are not included herein. The OTS has approved an application for the Company to become a savings and loan holding company through the acquisition of all of the capital stock of the Bank to be issued and outstanding upon completion of the Reorganization. The Company will have all of the powers set forth in its federal charter and federal law and OTS regulations.


         The Company will retain up to 50% of the net proceeds of the offering. Part of the net proceeds will be used to fund a loan to the Bank's ESOP which is expected to purchase up to 8% of the common stock sold in the Offering. The remainder of the net proceeds will be used for general corporate purposes. The holding company structure will provide the Company with greater flexibility than is currently available to the Bank to diversify its business activities, either through newly-formed subsidiaries or through acquisitions. The business activities of the Company will be subject to the same restrictions under federal law as the Mutual Holding Company. The Company has no present plans regarding diversification, acquisitions or expansion. The Company initially will not conduct any active business and does not intend to employ any persons other than its officers, although it may utilize the Bank's support staff from time to time.

         The Company's executive office will be located at the administrative offices of the Bank, at 245 West Main Avenue, P.O. Box 2249, Gastonia, North Carolina 28053-2249. Its telephone number will be (704) 868-5200.

                  GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION

         The Bank was organized in 1904 as a state chartered building and loan association. The Bank's deposits are insured by the Savings Association Insurance Fund, as administered by the FDIC, up to the maximum amount permitted by law. The Bank is a community-oriented savings association engaged primarily in the business of accepting deposits from customers through its branch offices and investing those deposits, together with funds generated from operations and borrowings, in one- to four-family residential, multi-family residential and commercial real estate loans, commercial business loans, construction loans and consumer loans, and investment and mortgage-backed securities. At September 30, 1997, the Bank had total assets of $173.5 million, total deposits of $145.4 million and total equity of $20.9 million. The Bank's business is described in more detail in "Business of the Bank."

         The Bank's executive office is located at 245 West Main Avenue, Gastonia, North Carolina 28053-2249. The Bank's telephone number is (704) 868-5200.

                         REGULATORY CAPITAL COMPLIANCE

         At September 30, 1997, the Bank exceeded each of its regulatory capital requirements. Set forth below is a summary of the Bank's compliance with the OTS capital standards as of September 30, 1997, on an historical and pro forma basis assuming that the indicated number of shares were sold as of such date and receipt by the Bank of 50% of the net proceeds. For purposes of the table below, the amount expected to be borrowed by the ESOP and the cost of its shares expected to be acquired by the Recognition Plan are deducted from pro forma regulatory capital. See "Management of the Bank."

                                                         PRO FORMA AT SEPTEMBER 30, 1997, BASED UPON THE SALE OF
                                               ----------------------------------------------------------------------------------
                                                                                                              2,113,355 SHARES(1)
                                                1,358,300 SHARES     1,598,000 SHARES    1,837,700 SHARES        AT ADJUSTED
                              HISTORICAL AT       AT MINIMUM OF       AT MIDPOINT OF       AT MAXIMUM OF         MAXIMUM OF
                           SEPTEMBER 30, 1997    OFFERING RANGE       OFFERING RANGE      OFFERING RANGE       OFFERING RANGE
                           ------------------   ----------------    -----------------    -----------------    -------------------
                                     PERCENT             PERCENT              PERCENT              PERCENT              PERCENT
                                       OF                  OF                   OF                   OF                   OF
                            AMOUNT ASSETS (2)   AMOUNT ASSETS (2)    AMOUNT ASSETS (2)    AMOUNT ASSETS (2)    AMOUNT  ASSETS(2)
                            ------ ----------   ------ ----------    ------ ----------    ------ ----------    ------  ---------
                                                                  (DOLLARS IN THOUSANDS)

GAAP capital................  $ 20,868   12.03%     $26,384  14.74%    $27,414    15.23%    $28,445    15.71%    $29,729    16.31%

Tangible capital:
  Tangible capital (3)......    19,890   11.52%      25,406  14.26%     26,436    14.75%     27,467    15.24%     28,751    15.84%
  Requirement...............     2,590    1.50        2,672   1.50       2,688     1.50       2,703     1.50       2,723     1.50
                              --------   -----     --------  -----     -------    -----    --------    -----     -------    -----
    Excess..................  $ 17,300   10.02%     $22,733  12.76%    $23,748    13.25%    $24,764    13.74%    $26,029    14.34%

Core capital:
  Core capital (3)..........    19,890   11.52%      25,406  14.19%     26,436    14.69%     27,467    15.17%     28,751    15.77%
  Requirement(4)............     5,179    3.00        5,345   3.00       5,376     3.00       5,407     3.00       5,445     3.00
                              --------   -----     --------  -----     -------    -----    --------    -----     -------    -----
      Excess................  $ 14,711   8.52%      $20,061  11.19%    $21,061    11.69%    $22,060    12.17%    $23,306    12.77%

Risk-based capital:
  Risk-based capital (3)(5).    20,800  21.37%       26,316  26.21%     27,346    27.08%     28,377    27.94%     29,661    29.00%
    Requirement.............     7,786   8.00         8,033   8.00       8,079     8.00       8,126     8.00       8,183     8.00
                              --------   -----     --------  -----     -------    -----    --------    -----     -------    -----
      Excess................  $ 13,014  13.37%      $18,282  18.21%    $19,267    19.08%    $20,251    19.94%    $21,478    21.00%

---------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Offering Range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the Offering.
(2) Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3) Pro forma capital levels assume that the Bank funds the Recognition Plan purchases of a number of shares equal to 4% of the common stock sold in the Offering, the ESOP purchases 8% of the shares sold in the Offering, and the Mutual Holding Company is capitalized with $100,000. See "Management of the Bank" for a discussion of the Recognition Plan and ESOP.
(4) The current core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements that would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See "Regulation--Federal Regulation of Savings Institutions--Capital Requirements.
(5) Assumes net proceeds are invested in assets that carry a risk-weighting equal to the average risk weighting of the Bank's risk weighted assets as of September 30, 1997.

                                USE OF PROCEEDS

         Although the actual net proceeds from the sale of the common stock cannot be determined until the Offering is completed, it is presently anticipated, based on the assumptions set forth in "Pro Forma Data" that the net proceeds from the sale of the common stock will be as set forth in the following table.

                                                                          NET OFFERING PROCEEDS
                                                               BASED UPON THE SALE FOR $10.00 PER SHARE OF
                                                      ----------------------------------------------------------
                                                         1,358,300      1,598,000       1,837,700      2,113,355
                                                          SHARES         SHARES          SHARES         SHARES
                                                       ------------   ------------     ------------   ----------
                                                                         (DOLLARS IN THOUSANDS)
Gross proceeds......................................   $  13,583       $  15,980      $  18,377      $  21,134
Expenses............................................        (722)           (770)          (818)          (873)
                                                       ---------       ---------      ---------      ---------
Estimated net proceeds..............................   $  12,861       $  15,210      $  17,559      $  20,261
                                                       =========       =========      =========      =========

         The Company will contribute 50% of the net proceeds of the Offering to the Bank. Such portion of net proceeds received by the Bank from the Company will be added to the Bank's general funds which the Bank currently intends to utilize for general corporate purposes, including investments in short- and medium-term investments. The Bank also intends to utilize funds to increase its origination of mortgage, consumer and commercial business loans. The Bank may also use such funds for the expansion of its retail banking franchise, and to expand operations through acquisitions of other financial institutions, branch offices or other financial services companies. To the extent that the stock-based benefit programs which the Company intends to adopt subsequent to the Offering are not funded with authorized but unissued shares of common stock of the Company, the Company or Bank may use net proceeds from the Offering to fund the purchase of stock to be awarded under such stock benefit programs. See "Risk Factors--Possible Dilutive Effect of Issuance of Additional Shares" and "Management of the Bank--Stock Option Plan" and "--Recognition and Retention Plan."

         The Company intends to use a portion of the net proceeds it retains to make a loan directly to the ESOP to enable the ESOP to purchase 8% of the shares sold in the Offering. See "Management of the Bank--Employee Stock Ownership Plan and Trust." The remaining net proceeds retained by the Company will initially be invested in short-and medium-term investments.

         The net proceeds retained by the Company may also be used to support the future expansion of operations through branch acquisitions, the establishment of branch offices and the acquisition of financial institutions or their assets, or diversification into other banking related businesses. However, the Company and the Bank have no current arrangements, understandings or agreements regarding any such transactions. Upon completion of the Reorganization, the Company will be regulated as a multiple savings and loan holding company, and will be permitted to engage only in those activities that are permissible for multiple savings and loan holding companies under the HOLA and regulations of the OTS. See "Regulation --Holding Company Regulation."

         Upon completion of the Reorganization, the Board of Directors of the Company will have the authority to repurchase stock, subject to statutory and regulatory requirements. Based upon facts and circumstances following the Reorganization and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, and the opportunity to improve the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its shareholders. In the event the Company determines to repurchases stock, such repurchases may be made at market prices which may be in excess of the Subscription Price in the Offering. To the extent that the Company repurchases stock at market prices in excess of the per share book value, such repurchases may have a dilutive effect upon the interests of existing stockholders.

                                DIVIDEND POLICY

         Upon completion of the Offering, the Board of Directors of the Company will have the authority to declare dividends on the common stock, subject to statutory and regulatory requirements. The Company intends to pay an annual cash dividend of $.20, payable quarterly at $.05 per share. The payment of dividends is expected to begin following the first full quarter after the completion of the Reorganization.

         Dividends will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, capital levels, regulatory restrictions on dividend payments by the Bank to the Company, general business practices and other factors. The Company will not be subject to OTS regulatory restrictions on the payment of dividends although the source of such dividends depend in part upon the receipt of dividends from the Bank. The Bank must provide the OTS with 30 days prior notice of its intention to make a capital distribution to the Company. OTS regulations in certain circumstances limit the amount of any capital distribution by federal savings associations. In addition, the portion of the Bank's earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to the Company without the payment of federal income taxes by the Bank at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. The Company does not contemplate any distribution by the Bank that would result in a recapture of the Bank's bad debt reserve or otherwise create federal tax liabilities. See "Federal and State Taxation--Federal Taxation" and Note 7 to the Consolidated Financial Statements, and "Regulation--Federal Regulation of Savings Institutions--Limitations on Capital Distributions."


         Additionally, in connection with the Reorganization, the Company and Bank have committed to the OTS that during the one-year period following the consummation of the Reorganization, the Company will not declare an extraordinary dividend to stockholders which would be treated by recipient stockholders as a tax-free return of capital for federal income tax purposes without prior approval of the OTS.

                            MARKET FOR COMMON STOCK


         We have received conditional approval to have the Company's common stock quoted on the Nasdaq National Market System under the symbol "GBNK" subject to compliance with certain conditions including a minimum market capitalization, and a minimum number of market makers and record holders. Trident Securities, Inc. has indicated its intention to make a market in the common stock , and based on our analysis of the results of recent conversion stock offerings we anticipate that the Company will satisfy the requirements relating to the minimum market capitalization, number of market makers and record holders. If we are unable, for any reason, to list the Common Stock on the Nasdaq National Market, or to continue to be eligible for such listing, then we intend to list the Common Stock on the Nasdaq SmallCap Market under the same symbol, or on the American Stock Exchange , subject to the applicable listing criteria for such markets.


         The existence of a public trading market will depend upon the presence in the market of both willing buyers and willing sellers at any given time. The presence of a sufficient number of buyers and sellers at any given time is a factor over which neither the Company nor any broker or dealer has control. The absence of an active and liquid trading market may make it difficult to sell the common stock and may have an adverse effect on the price of the common stock. Purchasers should consider the potentially illiquid and long-term nature of their investment in the common stock.

                                 CAPITALIZATION

         The following table presents the historical capitalization of the Bank at September 30, 1997, and the pro forma consolidated capitalization of the Company after giving effect to the Offering, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."

                                                                    PRO FORMA CONSOLIDATED CAPITALIZATION
                                                                 BASED UPON THE SALE FOR $10.00 PER SHARE OF
                                                          --------------------------------------------------------
                                                                                                         2,113,355
                                                           1,358,300      1,598,000       1,837,700      SHARES AT
                                                          SHARES AT       SHARES AT       SHARES AT      ADJUSTED
                                                          MINIMUM OF     MIDPOINT OF       MAXIMUM      MAXIMUM OF
                                           HISTORICAL      OFFERING       OFFERING        OFFERING       OFFERING
                                          CAPITALIZATION     RANGE          RANGE           RANGE        RANGE (1)
                                          --------------  -----------    -----------    -----------     ----------
                                                                   (DOLLARS IN THOUSANDS)

Deposits (2)............................  $ 145,444       $145,444       $ 145,444      $ 145,444       $145,444
FHLB advances...........................      3,500          3,500           3,500          3,500          3,500
                                          ---------       --------       ---------      ---------       --------
Total deposits and borrowed funds.......  $ 148,944       $148,944       $ 148,944      $ 148,944       $148,944
                                          =========       ========       =========      =========       ========
Stockholders' equity:

  Preferred Stock, $1.00 par value,
    1,000,000 shares authorized;
    none to be issued (3)...............  $      --       $     --       $      --      $      --       $     --
  common stock, $1.00 par value per share:
    10,000,000 shares authorized;
    shares to be issued as reflected....         --          2,890           3,400          3,910          4,497
  Additional paid-in capital (3)........         --          9,971          11,810         13,650         15,764
  Retained earnings (4).................     20,868         20,768          20,768         20,768         20,768

  Less:

    Common Stock acquired by ESOP (5)            --         (1,087)         (1,278)        (1,470)        (1,691)
    Common  Stock acquired by
      Recognition Plan (6)..............         --           (543)           (639)          (735)          (845)
                                          ---------       ---------      ----------     ----------      ---------
      Total stockholders' equity........  $  20,868       $ 31,999       $  34,061      $  36,122       $ 38,493
                                          =========       ========       =========      =========       ========

  Total stockholders' equity as a percentage
    of pro forma total assets...........       12.0%          17.3%           18.2%          19.1%          20.1%
                                          =========       ========       =========      =========       ========

------------------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the Estimated Valuation Range to reflect changes in market or general financial conditions following the commencement of the Offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the Offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) Reflects the sale of shares in the Offering. Does not include proceeds from the Offering that the Company intends to lend to the ESOP to enable it to purchase shares of common stock in the Offering. No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan that the Company expects to adopt. If such plan is approved by stockholders, an amount equal to 10% of the shares of common stock issued in the Offering will be reserved for issuance upon the exercise of options. See "Management of the Bank."

(4) The retained earnings of the Bank will be substantially restricted after the Reorganization. See "Dividend Policy" and "Regulation--Federal Regulation of Savings Institutions--Limitations on Capital Distributions." Pro forma amounts are reduced by the $100,000 that will be used to capitalize the Mutual Holding Company. Includes unrealized gains on securities available for sale, net of tax, of $1.0 million.

(5) Assumes that 8% of the shares sold in the Offering will be purchased by the ESOP and that the funds used to acquire the ESOP shares will be borrowed from the Company. The common stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management of the Bank--Employee Stock Ownership Plan and Trust."

(6) Assumes that, subsequent to the Offering, an amount equal to 4% of the shares of common stock sold in the Offering is purchased by the Recognition Plan through open market purchases. The common stock to be purchased by the Recognition Plan is reflected as a reduction of stockholders' equity. See "Risk Factors--Dilutive Effect of Issuance of Additional Shares," "Pro Forma Data" and "Management of the Bank." The Recognition Plan will not be implemented for at least six months after the Offering and until it has been approved by the Company's stockholders.

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the common stock cannot be determined until the Offering is completed. The following estimated pro forma information is based upon the following assumptions: (i) 300,000 shares of common stock will be purchased by employees and directors of the Bank and Company, the ESOP will purchase 8% of the common stock sold in the Offering, and the remaining shares will be sold in the Subscription and/or Community Offering;
(ii) Trident Securities will receive a fee equal to 2.0% of the aggregate Subscription Price of shares sold to persons other than employees, directors and the ESOP; (iii) Reorganization expenses, excluding the fees payable to Trident Securities, will be approximately $450,000; and (v) the Mutual Holding Company will be capitalized with $100,000. Actual expenses may vary from those estimated.


         Pro forma consolidated net income of the Company for the year ended September 30, 1997 has been calculated as if the common stock had been sold at the beginning of the period and the net proceeds had been invested at 5.44% (the one year U.S. Treasury bill rate as of September 30, 1997). The U.S. Treasury rate was used on the reinvestment of proceeds because it more appropriately reflects a market rate of return than the arithmetic average of the average yield of the Bank's interest-earning assets and cost of deposits. The tables do not reflect the effect of withdrawals from deposit accounts for the purchase of common stock. The pro forma after-tax yield for the Company and the Bank is assumed to be 3.48% for the fiscal year ended September 30, 1997 (based on an assumed tax rate of 36%). Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the purchase of shares by the ESOP. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "Use of Proceeds," the Company will retain 50% of the net proceeds from the Offering.


         The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company. The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

         The following tables summarize historical data of the Bank and pro forma data of the Company at or for the fiscal year ended September 30, 1997, based on the assumptions set forth above and in the table and should not be used as a basis for projections of market value of the common stock following the Offering. The tables below give effect to the Recognition Plan, which is expected to be adopted by the Company following the Offering and presented to stockholders for approval. See"Management of the Bank--Recognition and Retention Plan." No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to the stock option plan to be adopted by the Board of Directors of the Company and presented to stockholders for approval, nor does stockholders' equity as presented give any effect to the tax effect of the bad debt reserve and other factors. See"Management of the Bank--Stock Option Plan."


                                                                 AT OR FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997
                                                                     BASED UPON THE SALE FOR $10.00 PER SHARE OF
                                                             ---------------------------------------------------------
                                                               1,358,300      1,598,000       1,837,700      2,113,355
                                                                SHARES         SHARES          SHARES       SHARES (1)
                                                             -----------     -----------    -----------    -----------
                                                                     (DOLLARS AND NUMBER OF SHARES IN THOUSANDS)
Gross proceeds......................................         $  13,583       $  15,980      $  18,377      $  21,134
Expenses............................................              (722)           (770)          (818)          (873)
                                                             ---------       ---------      ---------      ---------
  Estimated net proceeds............................            12,861          15,210         17,559         20,261
  Common Stock purchased by ESOP (2)................            (1,087)         (1,278)        (1,470)        (1,690)
  Common Stock purchased by Recognition Plan (3)                  (543)           (639)          (735)          (845)
                                                             ---------       ---------      ---------      ---------
    Estimated net proceeds..........................         $  11,231       $  13,293      $  15,354      $  17,725
                                                             =========       =========      =========      =========

FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1997:
Net income:
  Historical........................................         $   1,432       $   1,432      $   1,432      $   1,432
Pro forma adjustments:
  Income on net proceeds............................               391             463            534            617
  ESOP (2)..........................................               (70)            (82)           (94)          (108)
  Recognition Plan (3)..............................               (70)            (82)           (94)          (108)
                                                             ---------       ---------      ---------      ---------
    Pro forma net income............................         $   1,683       $   1,731      $   1,778      $   1,833
                                                             =========       =========      =========      =========

Net income per share:
  Historical........................................         $    0.51       $    0.44      $    0.38      $    0.33
Pro forma adjustments:
  Income on net proceeds............................              0.14            0.14           0.14           0.14
  ESOP (2)..........................................             (0.02)          (0.02)         (0.02)         (0.02)
  Recognition Plan (3)..............................             (0.02)          (0.02)         (0.02)         (0.02)
                                                             ---------       ---------      ---------      ---------
    Pro forma net income per share (2)(3)(4)........         $    0.61       $    0.53      $    0.48      $    0.43
                                                             =========       =========      =========      =========

Price to pro forma earnings.........................             16.95x          19.18x         20.75x         23.12x
                                                             =========       =========      =========      =========


 "Fully converted " price to earnings (5)...........             13.11x          14.63x         16.00x         17.42x
                                                             =========       =========      =========      =========


AT SEPTEMBER 30, 1997:
Stockholders' equity:
  Historical........................................         $  20,768       $  20,768      $  20,768      $  20,768
  Estimated net proceeds............................            12,861          15,210         17,559         20,261
  Less: Common Stock acquired by ESOP (2)...........            (1,087)         (1,278)        (1,470)        (1,691)
        Common Stock acquired by Recognition Plan (3)             (543)           (639)          (735)          (845)
                                                             ----------     ----------     ----------      ---------
   Pro forma stockholders' equity (6)...............            31,999          34,061         36,122         38,493
                                                             ---------       ---------      ---------      ---------
   Pro form tangible stockholders' equity...........         $  31,999       $  34,061      $  36,122      $  38,493
                                                             =========       =========      =========      =========

Stockholders' equity per share:
  Historical........................................         $    7.19       $    6.11      $    5.31      $    4.62
  Estimated net proceeds............................              4.45            4.47           4.49           4.51
  Less: Common stock acquired by ESOP (2)...........             (0.38)          (0.38)         (0.38)         (0.38)
        Common stock acquired by Recognition Plan (3)            (0.19)          (0.19)         (0.19)         (0.19)
   Pro forma stockholders' equity per share (6)                  11.07           10.02           9.24           8.56
                                                             ---------       ---------      ---------      ---------
  Pro forma tangible stockholders' equity per share(3)(4)    $   11.07       $   10.02      $    9.24      $    8.56
                                                             =========       =========      =========      =========

Offering price as a percentage of pro forma stockholders'
  equity per share..................................             90.31%          99.82%        108.24%        116.81%
                                                             =========       =========      =========      =========

"Fully converted" offering price as percentage of pro forma

  stockholders' equity per share(5).................             64.12%          68.75%         72.62%         76.36%
                                                             =========       =========      =========      =========

                                                  (Footnotes begin on next page)

-------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the Estimated Valuation Range to reflect changes in market or general financial conditions following the commencement of the Offering.
(2) It is assumed that 8% of the shares sold in the Offering will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's total annual payment of the ESOP debt is based upon ten equal annual installments of principal, with an assumed interest rate of 8.5%. The pro forma net earnings information makes the following assumptions:
      (i) the Bank's contribution to the ESOP is equivalent to the debt service requirement for a full year and was made at the end of the period; (ii) 10,866, 12,784, 14,696 and 16,907 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively, were committed to be released during the year ended September 30, 1997, at an average fair value of $10.00 per share in accordance with Statement of Position ("SOP") 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Bank--Employee Stock Ownership Plan and Trust."

(3) Gives effect to the Recognition Plan expected to be adopted by the Company following the Offering. This plan intends to acquire a number of shares of common stock equal to 4% of the shares sold in the Offering, or 54,332, 63,920, 73,508, and 84,534 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of common stock or treasury stock of the Company, if any. Funds used by the Recognition Plan to purchase the shares will be contributed to the plan by the Bank. In calculating the pro forma effect of the Recognition Plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the Subscription Price, and that 20% of the amount contributed was an amortized expense during the period. The issuance of authorized but unissued shares of the Company's common stock to the Recognition Plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 4% and pro forma net earnings per share would be $0.60,
      $0.52, $0.47 and   $0.42 at the minimum, midpoint, maximum and adjusted
      maximum of the Offering Range, respectively, and pro forma stockholders' equity per share would be $11.05, $10.02, $9.25 and $8.60 at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. There can be no assurance that the actual purchase price of the shares granted under the Recognition Plan will be equal to the Subscription Price. See "Management of the Bank--Recognition and Retention Plan."


(4) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan expected to be adopted by the Company following the Offering. Under the stock option plan, an amount equal to 10% of the common stock sold in the Offering, or 135,830, 159,800, 183,770 and 211,335 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price equal to the Subscription Price, existing stockholders' voting interest would be diluted by 4.5%, and at the minimum, midpoint, maximum and adjusted maximum of the Offering Range the pro forma net earnings per share would be $0.56, $0.49, $0.44 and $0.40, respectively, and the pro forma stockholders' equity per share would be $11.02, $10.02, $9.27 and $8.63, respectively. See "Management of the Bank--Stock Option Plan."

(5) This information is presented for comparative purposes only, and makes the following assumptions: (i) all shares issued by the Company are sold in the Offering for the Subscription Price (and no shares are issued to the Mutual Holding Company), (ii) assumptions regarding the ESOP, Recognition Plan, marketing agent fee and rate at which net proceeds are reinvested apply to all of the shares assumed to be sold in the Offering, (iii) shares are committed to be released by the ESOP in the same proportion as set forth above.

(6) The retained earnings of the Bank will continue to be substantially restricted after the Offering. See "Dividend Policy" and "Regulation--Federal Regulation of Savings Institutions."

                          PARTICIPATION BY MANAGEMENT

         The following table sets forth information regarding intended common stock subscriptions by each of the Directors and executive officers of the Bank and Directors of the Company who do not serve as directors of the Bank and their families, and by all such Directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. This table excludes shares to be purchased by the ESOP, as well as any Recognition Plan awards or stock option grants that may be made no earlier than six months after the completion of the Reorganization. See "Management of the Bank--Recognition and Retention Plan" and "--Stock Option Plan."


                                                                                                     Percent of
                                                                                                    Shares Issued
                             Position                                                                  in the
       Name                With the Bank           Total Shares(1)         Aggregate Price          Offering(2)
------------------       -----------------       -----------------       -----------------       ----------------
Sen. David W. Hoyle          Chairman                 25,000                    250,000                    1.6%
Ben R. Rudisill, III       Vice Chairman              25,000                    250,000                    1.6
Robert W. Williams         Vice Chairman              25,000                    250,000                    1.6
Martha B. Beal               Director                 25,000                    250,000                    1.6
James J. Fuller              Director                 10,000                    100,000                      *
William H. Keith             Director                  5,000                     50,000                      *
Charles D. Massey            Director                 25,000                    250,000                    1.6
Eugene R. Matthews, II       Director                 25,000                    250,000                    1.6
Kim S. Price             President, Chief             25,000                    250,000                    1.6
                         Executive Officer
Paul L. Teem, Jr.         Executive Vice              25,000                    250,000                    1.6
                       President, Secretary,
                     Chief Operations Officer
Gary F. Hoskins      Vice President, Treasurer        20,000                    200,000                    1.3
                    and Chief Financial Officer    ---------               ------------                   ----
All directors and executive officers                 235,000                 $2,350,000                   14.7%
as a group (11 persons)

----------------
*Less than 1%.

(1) The maximum number of shares for which any officer or director may subscribe is 25,000 shares.
(2) At the midpoint of the Offering Range.



                        THE REORGANIZATION AND OFFERING


         THE OTS HAS APPROVED THE PLAN AND THE OFFERING OF THE COMMON STOCK SUBJECT TO THE APPROVAL OF THE BANK'S MEMBERS AND THE SATISFACTION OF CERTAIN CONDITIONS IMPOSED BY THE OTS. HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE OFFERING OR THE PLAN BY THE OTS.

DESCRIPTION OF AND REASONS FOR THE REORGANIZATION

         Our Board of Directors unanimously adopted the Plan and the OTS has approved the Plan. Pursuant to our Plan, we will reorganize into what we call a "two-tier" mutual holding company structure. We call it a two-tier structure because we will have two levels of holding companies--a "mid-tier" stock holding company and a "top- tier" mutual holding company. Under the terms of the Plan
(i) we will form the company as a federal corporation;

(ii) we will form the Mutual Holding Company as a federal mutual holding company; (iii) we will reorganize the Bank into the capital stock form of organization and issue 100% of our to-be outstanding common stock to the Company; and (iv) the Company will issue shares of common stock to the public and the Mutual Holding Company. The number of shares of common stock sold to the public pursuant to this Prospectus will be equal to 47% of the shares issued in the Reorganization and the number of shares issued to the Mutual Holding Company will be equal to 53% of the shares issued in the Reorganization. In this Prospectus we will refer to all of these steps that are part of this transaction as the "Reorganization," and we will refer to the issuance of 47% of the Company's common stock pursuant to this Prospectus as the "Offering." The two-tier mutual holding company structure is most easily understood by considering the following schematic:



                     [Graphic appears here - wording below]

The Mutual Holding                                Public
     Company                                   Stockholders
(a federal  mutual
holding company)

               53% of the                             47% of the
                 common                                 common
                  stock                                  stock

                      The Company (a federal corporation)

                                            100% of the
                                            common stock

                                    The Bank
                         (a federal stock savings bank)



         In adopting the Plan, our Board of Directors determined that the Reorganization is in the best interest of the Bank. The primary purpose of the Reorganization is to establish a structure that will enable us to compete and expand more effectively in the financial services marketplace, and that will enable our depositors, employees, management and directors to obtain an equity ownership interest in the Bank. Our new structure will permit the Company to issue capital stock, which is a source of capital not available to mutual savings banks, and we will take advantage of this new ability by issuing common stock in the Offering. Since the Company is not offering all of its common stock for sale to depositors and the public in the Offering (but is issuing a majority of its stock to the Mutual Holding Company), the Reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The Reorganization, however, will also offer the Bank the opportunity to raise additional capital since the stock held by the Mutual Holding Company will be available for sale in the future in the event of the Mutual Holding Company decides to convert to the capital stock form of organization. See "Regulation--Holding Company Regulation--Conversion of the Mutual Holding Company to Stock Form."

         The Reorganization will also give us greater flexibility to structure and finance the expansion of our operations, including the potential acquisition of other financial institutions, and to diversify into other financial services. The holding company form of organization is expected to provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. Although we have no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. Lastly, the Reorganization will enable us to better manage our capital by giving us broader investment opportunities through the holding company structure, and enable us to distribute capital to stockholders of the Company in the form of dividends and stock repurchases. Because only a minority of the common stock will be offered for sale in the Offering, our current mutual form of ownership and our ability to remain an independent savings bank and to provide community-oriented financial services will be preserved through the mutual holding company structure.

         The Board of Directors believes that these advantages outweigh the potential disadvantages of the mutual holding company structure, which may include: (i) the inability of stockholders other than the Mutual Holding Company to obtain majority ownership of the Company and the Bank, which may result in the perpetuation of the management and Board of Directors of the Bank and the Company; and (ii) that the mutual holding company structure is a relatively new form of corporate ownership, and new regulatory policies relating to the mutual interest in the Mutual Holding Company that may be adopted from time-to-time may have an adverse impact on minority stockholders. A majority of the voting stock of the Company will be owned by the Mutual Holding Company, which is a mutual institution that will be controlled by members. While this structure will permit management to focus on the Company's and the Bank's long-term business strategy for growth and capital redeployment without undue pressure from stockholders, it will also serve to perpetuate the existing management and directors of the Bank. The Mutual Holding Company will be able to elect all members of the Board of Directors of the Company, and will be able to control the outcome of all matters presented to the stockholders of the Company for resolution by vote except for certain matters that must be approved by more than a majority of stockholders of the Company. No assurance can be given that the Company will not take action adverse to the interests of the Minority Stockholders. For example, the Company could revise the dividend policy or defeat a candidate for the Board of Directors of the Bank or other proposals put forth by the Minority Stockholders.

         The Reorganization does not preclude the conversion of the Mutual Holding Company from the mutual to stock form of organization. A conversion of the Mutual Holding Company from the mutual to stock form of organization is not anticipated for the foreseeable future. See "Regulation--Holding Company Regulation--Conversion of the Mutual Holding Company to Stock Form."

         Following the completion of the Reorganization, all members of Bank as of the effective date of the Reorganization will become members of the Mutual Holding Company so long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors subsequent to the Reorganization will become members of the Mutual Holding Company.


         All insured deposit accounts of the Bank that are transferred to the Stock Bank will continue to be federally insured by the FDIC and the SAIF up to the legal maximum limit in the same manner as deposit accounts existing in the Bank immediately prior to the Reorganization. Upon completion of the Reorganization, the Bank may exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, capital stock savings banks under federal law and OTS regulations. Although the Company will have the power to issue shares of capital stock to persons other than the Mutual Holding Company, as long as the Mutual Holding Company is in existence, the Mutual Holding Company will be required to own a majority of the voting stock of the Company. The Company may issue any amount of non-voting stock to persons other than the Mutual Holding Company and the Company must own 100% of the voting stock of the Bank. The Bank and the Company may issue any amount of non-voting stock or debt to persons other than the Mutual Holding Company.


STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED IN THE REORGANIZATION AND
OFFERING


         The Plan of Conversion and federal and state regulations require that the aggregate purchase price of the common stock issued in the Offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. The Bank has retained Feldman Financial, which has prepared the

Independent Valuation. For its services in making such appraisal, Feldman Financial will receive a fee of $17,500 (which amount does not include a fee of $5,000 to be paid to Feldman Financial for assistance in preparation of a business plan). The Bank and the Company have agreed to indemnify Feldman Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where Feldman Financial's liability results from its negligence or bad faith.

         The Independent Valuation was prepared by Feldman Financial in reliance upon the information contained in the Prospectus, including the Consolidated Financial Statements. Feldman Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Bank and the economic and demographic conditions in the Bank's existing marketing area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other publicly traded savings institutions located in the Southeast region and on a national basis; the aggregate size of the Offering; the impact of the Reorganization on the Bank's stockholders' equity and earnings potential; the proposed dividend policy of the Company; and the trading market for securities of comparable institutions and general conditions in the market for such securities.

         The Independent Valuation states that as of December 11, 1997, the estimated pro forma market value of the common stock ranged from a minimum of $28,900,000 to a maximum of $39,100,000 with a midpoint of $34,000,000 (the
"Estimated Valuation Range"). The Bank's Board of Directors determined to the offer the shares in the Offering for the Subscription Price of $10.00 per share. Based on the Estimated Valuation Range and the Subscription Price, the number of shares of common stock that the Company will issue will range from between 2,890,000 shares to 3,910,000 shares, with a midpoint of 3,400,000 shares. The Bank's Board of Directors determined offer 47% of such shares in the Offering, or between 1,350,300 shares and 1,837,700 shares with a midpoint of 1,598,000 shares (the "Offering Range"). The 53% of the to-be outstanding shares of common stock that are not sold in the Offering will be issued to the Mutual Holding Company.

         The Board of Directors reviewed the Independent Valuation and, in particular, considered (i) the Bank's financial condition and results of operations for the year ended September 30, 1997,(ii) financial comparisons of the Bank in relation to financial institutions of similar size and asset quality, and (iii) stock market conditions generally and in particular for financial institutions, all of which are set forth in the Independent Valuation. The Board also reviewed the methodology and the assumptions used by Feldman Financial in preparing the Independent Valuation. The Estimated Valuation Range may be amended with the approval of the OTS (if required), if necessitated by subsequent developments in the financial condition of the Bank or market conditions generally. In the event the Independent Valuation is updated to increase the pro forma market value of the common stock to more than $44,965,000 or less than $28,900,000, such appraisal will be filed with the Securities and Exchange Commission by post-effective amendment.

         Following commencement of the Subscription Offering, the maximum of the Estimated Valuation Range may be increased by up to 15% to up to 44,965,000, which will result in a corresponding increase in the maximum of the Offering Range to up to 2,113,355 shares to reflect changes in the market and financial conditions, without the resolicitation of subscribers. The minimum of the Estimated Valuation Range and the minimum of the Offering Range may not be decreased without a resolicitation of subscribers. The Subscription Price of $10.00 per share will remain fixed. See "--Limitations on Purchases of Common Stock" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Offering Range to fill unfilled orders in the Subscription and Community Offerings.

         THE INDEPENDENT VALUATION, HOWEVER, IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES. FELDMAN FINANCIAL DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK, NOR DID FELDMAN FINANCIAL VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE BANK. THE INDEPENDENT VALUATION CONSIDERS THE BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK. MOREOVER,

BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SUCH SHARES IN THE OFFERING WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE SUBSCRIPTION PRICE.

         The Independent Valuation will be updated at the time of the completion of the Offering. If the update to the Independent Valuation at the conclusion of the Offering results in an increase in the maximum of the Estimated Valuation Range to more than $44,965,000 and a corresponding increase in the Offering Range to more than 2,113,355 shares, or a decrease in the minimum of the Estimated Valuation Range to less than $28,900,000 and a corresponding decrease in the Offering Range to fewer than 1,358,300 shares, then the Company, after consulting with the OTS, may terminate the Plan of Reorganization and return all funds promptly with interest at the Bank's passbook rate of interest on payments made by check, certified or teller's check, bank draft or money order, extend or hold a new Subscription Offering, Community Offering, or both, establish a new Estimated Valuation Range and Offering Range, commence a resolicitation of subscribers or take such other actions as permitted by the OTS in order to complete the Reorganization and the Offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to extend beyond 24 months following the Special meeting, or ____________, 2000.

         An increase in the Independent Valuation and the number of shares to be issued in the Offering would decrease both a subscriber's ownership interest and the Company's pro forma earnings and stockholders equity on a per share basis while increasing pro forma earnings and stockholder's equity on an aggregate basis. A decrease in the Independent Valuation and the number of shares to be issued in the Offering would increase both a subscriber's ownership interest and the Company's pro forma earnings and stockholder's equity on a per share basis while decreasing pro forma net income and stockholder's equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

         Copies of the appraisal report of Feldman Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Bank and the other locations specified under "Additional Information."

         No sale of shares of common stock may be consummated unless, prior to such consummation, Feldman Financial confirms to the Bank and the OTS that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause Feldman Financial to conclude that the Independent Valuation is incompatible with its estimate of the pro forma market value of the common stock of the Company at the conclusion of the Offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the Estimated Valuation Range would be subject to OTS approval. If such confirmation is not received, the Bank may extend the Offering, reopen or commence a new offering, establish a new Estimated Valuation Range and commence a resolicitation of all purchasers with the approval of the OTS or take such other actions as permitted by the OTS in order to complete the Offering.

PURCHASE PRIORITIES AND METHOD OF OFFERING SHARES IN THE OFFERING

         Concurrent with the Reorganization, the Company is offering shares of common stock to persons other than the Mutual Holding Company. An offering of between 1,358,300 and 1,837,700 shares of the common stock (subject to adjustment to up to 2,113,355 shares in the event of an increase in the maximum of the Estimated Valuation Range. The shares of common stock that will be sold in the Offering will constitute no more than 47% of the shares that will be outstanding immediately at the conclusion of the Offering. Following the Reorganization and the Offering, the Company also will be authorized to issue additional common stock or preferred stock to persons other than the Mutual Holding Company, without prior approval of the holders of the common stock. Subject to the preceding paragraph and the limitations set forth in the "--Limitations upon Purchases of Common Stock" section, the priorities for the purchase of shares are as follows:

         Priority 1: Eligible Account Holders. Each depositor with aggregate savings account balances of $50 or more (a "Qualifying Deposit") as of March 31, 1996 (the "Eligibility Record Date," and such account holders, "Eligible Account Holders") will receive, without payment therefor, nontransferable subscription rights to subscribe for up to the greater of 25,000 shares, .10% of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitation and exclusive of shares purchased by the ESOP from any increase in the shares offered pursuant to an increase in the maximum of the Offering Range. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares (except for additional shares issued to the ESOP upon an increase in the maximum of the Offering Range) will be allocated to each subscribing Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his aggregate Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated. Additional shares issued in the event of an increase in the maximum of the Offering Range will be sold first to the ESOP.

         To ensure proper allocation of stock, each Eligible Account Holder must list on his Order Form all deposit accounts in which he has an ownership interest on the Eligibility Record Date. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of the Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding the Eligibility Record Date. For allocation purposes, Qualifying Deposits will be divided in the case of multiple orders.

         Priority 2: Employee Plans. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the ESOP will receive, without payment therefor, nontransferable subscription rights to purchase Common Stock in the Offering on behalf of ESOP participants subject to the purchase limitations described herein. The ESOP intends to subscribe for 8% of the Common Stock issued in the Offering, including 8% of the total number of shares issued if the maximum of the Offering Range is increased.

         Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the ESOP, each depositor with a Qualifying Deposit as of December 31, 1997 (the "Supplemental Eligibility Record Date") who is not an Eligible Account Holder ("Supplemental Eligible Account Holder") will receive, without payment therefor, nontransferable subscription rights to subscribe for the greater of up to 25,000 shares, .10% of the total offering of shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the number of shares issued in the Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitation. See "--Limitations on Common Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder and whose subscription remains unfilled in the proportion that the amount of his Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

         To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his Order Form all deposit accounts in which he has an ownership interest on the Supplemental Eligibility Record Date. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. For allocation purposes, Qualifying Deposits will be divided in the case of multiple orders.

         Priority 4: Other Members. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Employee Plans, and Supplemental Eligible Account Holders, each depositor with a Qualifying Deposit or a loan outstanding on the Voting Record Date ("Other Members") will receive, without payment therefor, nontransferable subscription rights to subscribe for up to the greater of 25,000 shares, or .10% of the total offering of shares, subject to the overall purchase limitation. See "--Limitations on Stock Purchases." If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated in proportion to the amounts of the subscriptions.

COMMUNITY OFFERING

         Any shares of common stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. This will involve an offering of unsubscribed shares directly to the general public for the Subscription Price of $10.00 per share. If a Community Offering is conducted, it will be for a period of not more than 45 days unless extended by the Company and the Bank, and may commence concurrently with, during or promptly after the Subscription Offering. The common stock will be offered and sold in the Community Offering, in accordance with OTS regulations, so as to achieve the widest distribution of the common stock. No person, by himself or herself, or with an associate or group of persons acting in concert, may subscribe for or purchase more than $250,000 of common stock offered in the Community Offering. Further, the Company may limit total subscriptions so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of common stock. Finally, the Company may reserve shares offered in the Community Offering for sales to institutional investors.


         In the event of an oversubscription for shares in the Community Offering, shares may be allocated in the sole discretion of the Bank (to the extent shares remain available) first to cover any reservation of shares for a Community Offering, or institutional orders, next to cover orders of natural persons residing in the Bank's local community of Gaston County, North Carolina (the "Community"), then to cover the orders of any other person subscribing for shares in the Community Offering so that each such person may receive 1,000 shares, and thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions.

         The terms "residence," "reside," "resided" or "residing" as used herein with respect to any person shall mean any person who occupied a dwelling within the Bank's Community, has an intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the director shall be examined for purposes of this definition. The Bank may utilize deposit or loan records or such other evidence provided to it to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

         The Bank and the Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any person.

SYNDICATED COMMUNITY OFFERING

         Depending on market conditions, the common stock may be offered for sale (for the Subscription Price of $10.00 per share) to the general public on a best efforts basis in the Syndicated Community Offering by a selling group (the "Selling Group") of broker-dealers ("Selected Dealers") to be managed by Trident Securities. Trident Securities, in its discretion, will instruct Selected Dealers as to the number of shares to be allocated to each Selected Dealer. Only upon allocation of shares to Selected Dealers may Selected Dealers take orders from their customers. Investors who desire to purchase shares in the Community Offering directly through a Selected Dealer, which may include Trident Securities, are advised that the members of the Selling Group are required either (a) upon receipt of an executed Order Form or direction to execute an Order Form on behalf of an investor, to forward the appropriate purchase price to the Bank for deposit in a segregated account on or before twelve noon, prevailing time, of the business day next following such receipt or execution; or (b) upon receipt of confirmation by such member of the Selling Group of an investor's interest in purchasing shares, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the fifth business day next following receipt of confirmation and to forward the appropriate purchase price to the Bank for deposit in the segregated account on or before twelve noon, prevailing time, of the business day next following such debiting. Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment therefor. Payment for shares purchased pursuant to alternative (b) above may be made by wire transfer to the Bank.


         It is expected that the Syndicated Community Offering will commence as soon as practicable after termination of the Subscription Offering and the Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. If for any reason a Syndicated Community Offering of unsubscribed shares of common stock cannot be effected and any shares remain unsold after the Subscription Offering and the Community Offering, if any, the Boards of Directors of the Company and the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS and to compliance with applicable state and federal securities laws.

RESTRICTIONS ON AGREEMENTS OR UNDERSTANDINGS REGARDING TRANSFER OF COMMON STOCK TO BE PURCHASED IN THE OFFERING

         Prior to the completion of the Offering, no depositor may transfer or enter into an agreement or understanding to transfer the legal or beneficial ownership of the shares of common stock to be purchased by such person in the Offering. Each depositor and borrower who submits an Order Form will be required to certify that the purchase of common stock by such person is solely for the purchaser's own account and there is no agreement or understanding regarding the sale or transfer of such shares. The Bank intends to pursue any and all legal and equitable remedies in the event it becomes aware of any such agreement or understanding, and will not honor orders reasonably believed by the Bank to involve such an agreement or understanding.

PROCEDURE FOR PURCHASING SHARES

         To ensure that each purchaser receives a Prospectus at least 48 hours before the Expiration Date, Prospectuses may not be mailed any later than five days prior to such date or be hand delivered any later than two days prior to such date. Order forms may only be distributed with a Prospectus.

         Expiration Date. The Offering will terminate at 12:00 noon, local time on February __, 1998, unless extended by the Bank for up to an additional 45 days or, if approved by the OTS, for an additional period after such 45-day extension (as so extended, the "Expiration Date"). The Bank is not required to give purchasers notice of any extension unless the Expiration Date is later than __________, 1998, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders. If the minimum number of shares offered in the Offering (1,358,300 shares) is not sold by the Expiration Date, the Bank may terminate the Offering and promptly refund all orders for common stock. A reduction in the number of shares below the minimum of the Estimated Valuation Range will not require the approval of depositors or an amendment to the Independent Valuation. If the number of shares is reduced below the minimum of the Estimated Valuation Range, purchasers will be given an opportunity to increase, decrease, or rescind their orders.

         Use of Order Forms. In order to purchase the common stock, each purchaser must complete an Order Form except for certain persons purchasing in the Syndicated Community Offering as more fully described below. Any person receiving an Order Form who desires to purchase common stock may do so by delivering (by mail or in person) to the Bank a properly executed and completed Order Form, together with full payment for the shares purchased. The Order Form must be received prior to 12:00 noon, local time on February __, 1998. ONCE TENDERED, AN ORDER FORM CANNOT BE MODIFIED OR REVOKED WITHOUT THE CONSENT OF THE BANK. Each person ordering shares is required to represent that they are purchasing such shares for their own account. The interpretation by the Bank of the terms and conditions of the Plan and of the acceptability of the Order Forms will be final. The Bank is not required to accept copies of Order Forms. Order Forms cannot and will not be accepted without the execution of the certification appearing on the reverse side of the Order Form. Neither the Bank, the Company, nor Trident Securities is obligated to deliver a Prospectus and an Order Form by any means other than the U.S. Postal Service.

         Payment for Shares. Payment for all shares will be required to accompany all completed Order Forms for the purchase to be valid. Payment for shares may be made by (i) check or money order, or (ii) authorization of withdrawal from passbook accounts or certificates of deposit maintained with the Bank. Appropriate means by which such withdrawals may be authorized are provided in the Order Forms. Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the Offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the Offering is completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at the Bank's passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, such funds will be placed in a segregated savings account and interest will be paid by the Bank at the Bank's passbook rate, from the date payment is received until the Offering is completed or terminated. Such interest will be paid by check, on all funds held, including funds accepted as payment for shares of common stock, promptly upon completion or termination of the Offering. An executed Order Form, once received by the Bank, may not be modified, amended or rescinded without the consent of the Bank, unless the Offering is not completed by __________, 1998, in which event purchasers may be given the opportunity to increase, decrease, confirm or rescind their orders for a specified period of time.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the Offering. Individuals who are participants in self-directed tax qualified plans maintained by self-employed individuals ("Keogh Plans") may use the assets in their self-directed Keogh Plan accounts to purchase shares of common stock in the Offering. In addition, the provisions of ERISA and IRS regulations require that executive officers, directors, and 10% stockholders who use self-directed IRA funds and/or Keogh Plan accounts to purchase shares of common stock in the Offering, make such purchase for the exclusive benefit of the IRA and/or Keogh Plan participant.

         If the ESOP purchases shares of the common stock, such plan will not be required to pay for such shares until consummation of the Offering, provided that there is in force from the time the order is received a loan commitment to lend to the ESOP the amount of funds necessary to purchase the number of shares ordered.

         Delivery of Stock Certificates. Certificates representing common stock issued in the Offering will be mailed by the Bank to the persons entitled thereto at the registration address noted on the Order Form, as soon as practicable following consummation of the Offering. Any certificates returned as undeliverable will be held by the Bank until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of stock which they ordered. Subscribers are at their own rick if they sell shares before receiving the certificates or determining whether their subscription has been accepted.

PLAN OF DISTRIBUTION AND SELLING COMMISSIONS

         Offering materials for the Offering initially have been distributed to certain persons by mail, with additional copies made available at the Bank's offices and by Trident Securities. All prospective purchasers are to send payment directly to the Bank, where such funds will be held in a segregated special escrow account and not released until the Offering is completed or terminated.

         To assist in the marketing of the common stock, the Bank has retained Trident Securities, a broker-dealer registered with the NASD. Trident Securities will assist the Bank in the Offering as follows: (i) in training and educating the Bank's employees regarding the mechanics and regulatory requirements of the Offering; (ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in the Bank's local communities; and (iv) in soliciting orders for common stock. For these services, Trident Securities will receive an advisory and a management fee of 2% of the dollar amount of the common stock sold in the Offering, excluding shares sold to the Bank's directors, officers, employees and employee benefit plans.

         The Bank also will reimburse Trident Securities for its reasonable out-of-pocket expenses (including legal fees and expenses up to a maximum of $27,500) associated with its marketing effort. The Bank has made an advance payment to Trident Securities in the amount of $7,500. The Bank will indemnify Trident Securities against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

         Directors and executive officers of the Bank may participate in the solicitation of offers to purchase common stock. Other trained employees of the Bank may participate in the Offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. The Bank will rely on Rule 3a4-1 of the Exchange Act, so as to permit officers, directors, and employees to participate in the sale of the common stock. No officer, director, or employee of the Bank will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

         A Stock Information Center will be established at the Bank's main office, in an area separated from the Bank's banking operations. Employees will inform prospective purchasers to direct their questions to the Stock Information Center and will provide such persons with the telephone number of the Center.

         Other Restrictions. Notwithstanding any other provision of the Plan, no person is entitled to purchase any common stock to the extent such purchase would be illegal under any federal or state law or regulation (including state "blue-sky" laws and regulations), or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. The Bank and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any such purchase order if such opinion is not timely furnished. The Plan prohibits the Bank from lending funds or extending credit to any persons to purchase common stock in the Offering.

LIMITATIONS UPON PURCHASES OF COMMON STOCK

         The following additional limitations have been imposed upon purchases of shares of common stock. Defined terms used in this section and not otherwise defined in this Prospectus shall have the meaning set forth in the Plan. In all cases, the Bank shall have the right, in its sole discretion, to determine whether prospective purchasers are "Associates," or "Acting in Concert" as defined by the Plan and in interpreting any and all other provisions of the Plan. All such determinations are in the sole discretion of the Bank, and may be based on whatever evidence the Bank chooses to use in making any such determination.

         1. The aggregate amount of outstanding common stock of the Company owned or controlled by persons other than Mutual Holding Company at the close of the Offering shall not exceed 47% of the Company's total outstanding common stock.


         2. No Person or group of persons Acting in Concert, may purchase more than $250,000 of common stock issued in the Offering to Persons other than the Mutual Holding Company, except that:
                  (i) the Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase
                  limitation to up to 5% or decrease it to   1% of the number of
                  shares issued in the Offering; (ii) Tax-Qualified Employee Plans may purchase up to 10% of the shares issued in the Offering; and (iii) for purposes of this paragraph shares to be held by any Tax-Qualified Employee Plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

         3. The aggregate amount of common stock acquired in the Offering by all Management Persons and their Associates, exclusive of any stock acquired by such persons in the secondary market, shall not exceed 25% of the outstanding shares of common stock of the Company held by persons other than the Mutual Holding
                  Company at the close of the Offering.   In calculating the
                  number of shares held by Management Persons and their Associates under this paragraph or under the provisions of
                  paragraph   4 below, shares held by any Tax-Qualified Employee
                  Benefit Plan or any Non-Tax- Qualified Employee Benefit Plan of the Bank that are attributable to such persons shall not be counted.


         4. The aggregate amount of common stock acquired in the Offering by all Management Persons and their Associates, exclusive of any common stock acquired by such persons in the secondary market, shall not exceed 25% of the stockholders' equity of the Bank. In calculating the number of shares held by Management Persons and their Associates under this paragraph or under the provisions of paragraph C of this section, shares held by any Tax-Qualified Employee Benefit Plan or any Non-Tax-Qualified Employee Benefit Plan of the Bank that are attributable to such persons shall not be counted.

         5. The Boards of Directors of the Bank and the Company may, in their sole discretion, increase the maximum purchase limitation to up to 9.9%, provided that orders for common stock in excess of 5% of the number of shares of common stock issued in the Offering shall not in the aggregate exceed 10% of the total shares of common stock issued in the Offering (except that this limitation shall not apply to purchases by Tax-Qualified Employee Plans). If such 5% limitation is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Company and the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of common stock under this provision will be determined by the Board of Directors of the Company, in its sole discretion.

         6. In the event of an increase in the total number of shares offered in the Subscription Offering due to an increase in the maximum of the Estimated Valuation Range of up to 15% (the "Adjusted

                  Maximum"), the additional shares will be issued in the following order of priority: (i) to fill the Employee Plans' subscription to the Adjusted Maximum; (ii) in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder, or employee, officer and director categories, to fill unfulfilled subscriptions of such subscribers according to their respective priorities set forth in the Plan.

         7. Notwithstanding any other provision of the Plan, no person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. The Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

         8. The Board of Directors of the Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan.

         The Company, in its sole discretion, may make reasonable efforts to comply with the securities laws of any state in the United States in which its depositors reside, and will only offer and sell the common stock in states in which the offers and sales comply with such states' securities laws. However, no person will be offered or allowed to purchase any common stock under the Plan if they resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of persons otherwise eligible to purchase shares under the Plan reside in such state or foreign county; (ii) the offer or sale of shares of common stock to such persons would require the Bank or its employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country; or
(iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

         OTS regulations define "acting in concert" as (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. THE BANK WILL PRESUME THAT CERTAIN PERSONS ARE ACTING IN CONCERT BASED UPON VARIOUS FACTS, INCLUDING THE FACT THAT PERSONS HAVE JOINT ACCOUNT RELATIONSHIPS OR THE FACT THAT SUCH PERSONS HAVE FILED JOINT SCHEDULES 13D WITH THE SEC WITH RESPECT TO OTHER COMPANIES.

         Directors are not treated as Associates of one another solely because of their board membership. Compliance with the foregoing limitations does not necessarily constitute compliance with other regulatory restrictions on acquisitions of the common stock. For a further discussion of limitations on purchases of the common stock during and subsequent to Reorganization, see "--Restrictions on Sale of Stock by Directors and Officers," "--Restrictions on Purchase of Stock by Directors and Officers Following Reorganization," and "Restrictions on Acquisition of the Company."

RESTRICTIONS ON REPURCHASE OF STOCK BY THE COMPANY

         OTS regulations and policy currently prohibit the Company from repurchasing any of its shares within three years following the Reorganization unless the repurchase is (i) part of a general repurchase made on a pro rata basis pursuant to an offer approved by the OTS and made to all stockholders (except the Mutual Holding Company may be excluded from the repurchase with OTS approval), (ii) limited to the repurchase of qualifying shares of a director, or
(iii) in open market transaction by a tax-qualified or non-tax qualified employee benefit plan in an amount reasonable and appropriate to fund such plan.

RESTRICTIONS ON SALE OF STOCK BY DIRECTORS AND OFFICERS


         All shares of the common stock purchased by directors and officers of the Bank or the Company in the Offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by the Company's directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Regulation--Federal Securities Laws" and "Description of Capital Stock."


         Each certificate for such restricted shares will bear a legend prominently stamped on its face giving notice of the restrictions on transfer, and instructions will be issued to the Company's transfer agent to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of common stock issued pursuant to a stock dividend, stock split or otherwise with respect to restricted shares will be subject to the same restrictions on sale.

RESTRICTIONS ON PURCHASE OF STOCK BY DIRECTORS AND OFFICERS IN THE REORGANIZATION AND OFFERING

         OTS regulations provide that for a period of three years following the Reorganization, without prior written approval of the OTS, neither directors nor officers of the Bank or the Company nor their associates may purchase shares of the common stock of the Company, except from a dealer registered with the SEC. This restriction does not, however, apply to negotiated transactions involving more than 1% of the Company's outstanding common stock, to shares purchased pursuant to stock option or other incentive stock plans approved by the Company's shareholders, or to shares purchased by employee benefit plans maintained by the Company which may be attributable to individual officers or directors.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND COMMON STOCK

         Prior to the completion of the Reorganization, OTS regulations and the Plan prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising such subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the Reorganization and Offering. THE BANK INTENDS TO PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT IT BECOMES AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN TO INVOLVE THE TRANSFER OF SUCH RIGHTS. IN ADDITION, PERSONS WHO VIOLATE THE PURCHASE LIMITATIONS MAY BE SUBJECT TO SANCTIONS AND PENALTIES IMPOSED BY THE OTS.

FEDERAL AND STATE TAX CONSEQUENCES OF THE REORGANIZATION

         The Bank intends to proceed with the Reorganization on the basis of an opinion from its special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain tax matters that are material to the Reorganization. The opinion is based, among other things, on certain representations made by the Bank, including the representation that the exercise price of the subscription rights to purchase the common stock will be approximately equal to the fair market value of the stock at the time of the completion of the Reorganization. With respect to the subscription rights, the Bank has received an opinion of Feldman Financial which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised, whether or not a Community Offering takes place, and Luse Lehman Gorman Pomerenk & Schick, P.C.'s opinion is given in reliance thereon. The Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., provides substantially as follows:

         1. The change in form from a mutual savings Bank ("Mutual Bank") to a stock savings Bank (the "Stock Bank") will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code, as amended ("Code"), and no gain or loss will be recognized to the Bank in either its mutual form or stock form by reason of the Reorganization.

         2. No gain or loss will be recognized by the Mutual Bank upon the transfer of the Mutual Bank's assets to the Stock Bank solely in exchange for shares of Stock Bank stock and the assumption by the Stock Bank of the liabilities of the Mutual Bank.

         3. No gain or loss will be recognized by Stock Bank upon the receipt of the assets of the Mutual Bank in exchange for shares of Stock Bank common stock.

         4. Stock Bank's holding period in the assets received from the Mutual Bank will include the period during which such assets were held by the Mutual Bank.

         5. Stock Bank's basis in the assets of the Mutual Bank will be the same as the basis of such assets in the hands of the Mutual Bank immediately prior to the proposed transaction.

         6. The Mutual Bank members will recognize no gain or loss upon the constructive receipt of Stock Bank common stock solely in exchange for their membership interests in the Mutual Bank.

         7. The Stock Bank will succeed to and take into account the Mutual Bank earnings and profits or deficit in earnings and profits, as of the date of the Reorganization.

         8. The exchange of stock by the Stock Bank stockholders (formerly, the Mutual Bank's members) in exchange for membership interests in the Mutual Holding Company will constitute a tax-free exchange of property solely for voting "stock" pursuant to Section 351 of the Internal Revenue Code.

         9. The Stock Bank's stockholders will recognize no gain or loss upon the transfer of the Stock Bank stock they constructively received to the Mutual Holding Company solely in exchange for membership interests in the Mutual Holding Company.

         10. The Mutual Holding Company will recognize no gain or loss upon the receipt of property from the Stock Bank stockholders in exchange for membership interests in the Mutual Holding Company.

         11. The Mutual Holding Company's basis in the property received from the Stock Bank stockholders will be the same as the basis of such property in the hands of Stock Bank stockholders immediately prior to the transaction.

         12. The Mutual Holding Company's holding period for the property received from Stock Bank's stockholders will include the period during which such property was held by Stock Bank stockholders.

         13. The Stock Bank depositors will recognize no gain or loss solely by reason of the transaction.

         14. The Mutual Holding Company and the Minority Stockholders will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to the Company in exchange for Common Stock of the Company.

         15. The Company will recognize no gain or loss upon its receipt of property from the Mutual Holding Company and Minority Stockholders in exchange for Common Stock of the Company.

         16. The basis of the Company common stock to the Minority Stockholders will be the actual purchase price ($10.00) thereof, and a shareholders holding period for Common Stock acquired through the exercise of subscription rights will begin on the date the rights are exercised.

         The opinions of Luse Lehman Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Service and the conclusions expressed herein may be challenged at a future date. The Service has issued favorable rulings for transactions substantially similar to the proposed Reorganization, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. The Bank does not plan to apply for a letter ruling concerning the transactions described herein.

         The Bank has also received an opinion from Cherry, Bekaert & Holland, L.L.P. that implementation of the Plan will not result in any North Carolina income tax liability to the Bank, its account holders, borrowers the Company or the Mutual Holding Company.

                  GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION
                                 AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME

         The following Consolidated Statements of Income of the Bank for the fiscal years ended September 30, 1997 and 1996 have been audited by Cherry, Bekaert & Holland, L.L.P., independent certified public accountants, whose report thereon appears elsewhere in this Prospectus. These statements should be read in conjunction with the Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this Prospectus.

                                                        Fiscal Year Ended September 30,
                                                        -------------------------------
                                                            1997                1996
                                                        ------------         ----------
                                                                  (In Thousands)
INTEREST INCOME:
    Loans...........................................  $   10,826            $   10,218
    Investment securities...........................       1,321                 1,361
    Mortgage-backed and related securities..........         789                   939
                                                      ----------            ----------
       Total interest income........................      12,936                12,518

INTEREST EXPENSE:
    Deposits........................................       6,805                 7,293
    Borrowed funds..................................         147                    88
                                                      ----------            ----------
       Total interest expense.......................       6,952                 7,381
                                                      ----------            ----------
       Net interest income..........................       5,984                 5,137

PROVISION FOR LOAN LOSSES...........................         293                    47
                                                      ----------            ----------
       Net income after provision for loan losses...       5,691                 5,090
                                                      ----------            ----------

NONINTEREST INCOME:
    Service charges on deposit accounts.............         209                   189
    Gain on sale of securities......................          52                    --
    Other income....................................         255                   228
                                                      ----------            ----------
       Total noninterest income.....................         516                   417
                                                      ----------            ----------

NONINTEREST EXPENSES:

    Salaries and benefits...........................       2,228                 1,976
    Occupancy expense...............................         465                   500
    Deposit insurance...............................         139                 1,197
    Computer expense................................         139                   164
    Advertising.....................................         220                   144
    Professional services...........................         184                   175
    Other...........................................         581                   490
                                                      ----------            ----------
       Total noninterest expense....................       3,956                 4,646
                                                      ----------            ----------

Income before income taxes..........................       2,251                   861
Provision for income taxes..........................         819                   351
                                                      ----------            ----------
Net income..........................................  $    1,432            $      510
                                                      ==========            ==========

                     MANAGEMENT'S DISCUSSION  AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS  OF OPERATIONS

GENERAL

         The Company has only recently been formed and accordingly, has no results of operations. The Bank's results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and securities portfolios and its cost of funds, consisting primarily of the interest paid on deposits and borrowings. Results of operations are also affected by the Bank's provision for loan losses, securities sales, and service charges on its deposit accounts. The Bank's non-interest expense primarily consists of salaries and employee benefits, occupancy expense, federal deposit insurance premiums, advertising and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities.

OPERATING STRATEGY

         We have implemented several strategies designed to continue the institution's profitability consistent with safety and soundness. These strategies include: (i) emphasizing one- to four-family residential real estate lending; (ii) growing our portfolio of high-yielding loans in a controlled, safe and sound manner; (iii) maintaining asset quality as we implement our strategies; and (iv) assembling a new management team with substantial banking experience.

         Emphasizing Traditional One- to Four-Family Residential Real Estate Lending. Historically, the Bank has emphasized one- to four-family residential lending within the Piedmont region of North Carolina. As of September 30, 1997, approximately 76.5% of our total loan portfolio consisted of one- to four-family residential real estate loans. During the fiscal year ended September 30, 1997, we originated $12.6 million of one- to four-family residential real estate loans, and our portfolio of such loans totaled $126.1 million. Although the yields on these type of loans are often less than on other types of loans that we originate, we intend to continue to emphasize this type of lending to complement the strategies described below because our experience has shown these loans to be high quality loans with relatively few delinquencies.

         Complementing Our Traditional Lending by Growing our Portfolio of High-Yielding Loans. To complement our traditional emphasis on one- to four-family residential real estate lending, we intend to grow our portfolio of higher-yielding loans in a controlled, safe and sound manner. As of September 30, 1997, our portfolio of construction and commercial and multifamily residential real estate loans totaled $19.7 million, our portfolio of commercial business loans totaled $5.6 million, and our portfolio of consumer loans totaled $7.4 million. In the aggregate, $32.7 million, or 23.5%, of our total loan portfolio consisted of these loans. Because the yields on these types of loans are generally higher than the yields on one- to four-family residential real estate loans, our goal over the next several years is to increase our portfolio of these loans in a controlled, safe and sound manner. To accomplish the growth that we desire in this area, we have hired, in addition to the persons identified below, two additional commercial lenders and a branch manager with substantial consumer loan experience. Although our experience has shown that we are able to safely originate these loans, most industry experts believe them to expose lenders to greater risk of loss than one- to four-family residential real estate loans.


         Maintaining Asset Quality as We Implement Our Lending Strategies. As of September 30, 1997, we had $1.3 million of nonperforming assets, which represented .75% of total assets, and we had $1.1 million of nonperforming loans, which represented .79% of net loans. Our allowance for loan losses as of September 30, 1997 was $1.1 million, or .83% of total loans and 104.8% of nonperforming loans. During the fiscal years ended September 30, 1997 and 1996, we charged-off loans totaling $13,000 and $3,000, respectively. Our goal is to maintain our assets quality and gradually increase our reserves as we increase our portfolio of higher yielding loans. To accomplish this objective we intend to maintain strict underwriting standards. It also may be necessary to increase our provision for loan losses, which will have an adverse effect on our net income.

         Assembling a New Management Team. To accomplish the objectives described above we have assembled a management team with substantial banking experience, including a new president and chief executive officer, Kim S. Price, and a new chief financial officer, Gary F. Hoskins. Over the past six years, Mr. Price has overseen loan production at a national bank, and has substantial experience in originating both real estate and non-real estate loans, which will complement our traditional experience in real estate lending. The Board of Directors believes that these new officers, along with the current executive officer, Paul L. Teem, Jr. will enable the Bank to implement the strategies established by the Bank.


MANAGEMENT OF MARKET RISK

         Generally. The Bank's most significant form of market risk is interest-rate risk, as the majority of the Bank's assets and liabilities are sensitive to changes in interest rate. The principal objective of the Bank's interest rate risk management is to evaluate the interest rate risk inherent in the Bank's assets and liabilities, determine the level of risk appropriate given the Bank's business strategy, operating environment, capital and liquidity requirements and performance objectives, and manage the risk consistent with the guidelines approved by the Board of Directors. Through such management, the Bank seeks to reduce the vulnerability of its operations to changes in interest rates. The Bank's Asset/Liability Committee comprises the Bank's senior management under the direction of the Board of Directors, with senior management responsible for reviewing with the Board of Directors its activities and strategies, the effect of those strategies on the Bank's net interest margin, the fair value of the portfolio and the effect that changes in interest rates will have on the Bank's portfolio and the Bank's exposure limits. See "Risk Factors--Potential Effects of Changes in Interest Rates and the Current Interest Rate Environment."


         In recent years, the Bank has utilized the following strategies to manage interest rate risk: (1) emphasizing the origination and retention of one- to four-family residential ARM loans and fixed-rate loans with maturities of 15 years or less, (2) emphasizing the origination and retention of commercial and multi-family residential real estate loans and commercial business loans with adjustable interest rates, and (3) emphasizing the origination of home equity lines of credit that have adjustable interest rates and mature in 15 years or less and other consumer loans that mature in five years or less, and (4) investing in shorter term securities which generally bear lower yields as compared to longer term investments, but which better position the Bank for increases in market interest rates. Management recognizes that the long-term effect of interest rate changes on the Bank's income can be substantial. Accordingly, management has increased the attractiveness of its 10 to 15 year mortgage loans with below-market rates. In addition, the Bank aggressively markets shorter term non-mortgage loans and adjustable rate home equity lines of credit.


         Net Portfolio Value. In recent years, we have measured our interest rate sensitivity by computing the "gap" between the assets and liabilities which were expected to mature or reprice within certain time periods, based on assumptions regarding loan prepayment and deposit decay rates formerly provided by the OTS. However, the OTS now requires the computation of amounts by which the net present value of an institution's cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an institution's NPV from instantaneous and permanent 1% to 4% (100 to 400 basis points) increases and decreases in market interest rates. The following table presents our NPV at September 30, 1997, as calculated by the OTS, which is based upon quarterly information that we voluntarily provided to the OTS.

                    Percentage Change in Net Portfolio Value

                    Changes                         Board
                   in Market      Projected        Policy
                Interest Rates   Change (1)       Limit (2)
                --------------   ----------      -----------
                (basis points)

                  + 400          (52.00)%          (65.00)%
                  + 300          (38.00)%          (45.00)%
                  + 200          (24.00)%          (30.00)%
                  + 100          (12.00)%          (15.00)%
                      0             0.00%             0.00%
                   (100)            7.00%          (15.00)%
                   (200)           13.00%          (30.00)%
                   (300)           16.00%          (45.00)%
                   (400)           20.00%          (65.00)%
------------------------
(1) Calculated as the amount of change in the estimated NPV divided by the estimated NPV assuming no change in interest rates.
(2) Limits are established by our Board of Directors.

         Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in NPV requires the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV table presented assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV table provides an indication of the Bank's interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1997 AND 1996


         Assets. Total assets for the fiscal year ended September 30, 1997, increased by $1.5 million, or 0.9%, from $172.0 million to $173.5 million. While the increase in total assets was moderate, there were significant changes in the overall asset portfolio mix during the fiscal year. Cash and cash equivalents increased by $2.4 million, or 109.1%, from $2.2 million to $4.6 million. Investments and mortgage-backed securities decreased by $4.5 million, or 13.6%, from $33.2 million to $28.7 million. Also, total loans increased by $3.6 million, or 2.8%, from $130.9 million to $134.5 million. This change in asset mix was due, in part, to the declining interest rate environment which resulted in higher loan demand, increased prepayments on mortgage-backed securities, and increased calls on U.S. Government Agency callable securities. Total assets will increase as a result of the Offering. See "Use of Proceeds" for a discussion of the manner in which the Company intends to use the proceeds of the Offering.


         Liabilities. Total liabilities for the fiscal year ended September 30, 1997, decreased by $300,000, or 2.0%, from $152.9 million to $152.6 million. This slight decrease was primarily due to a $600,000 decrease in deposits from $146.0 million to $145.4 million which resulted, in part, from the increased competition in the Bank's local market area. Also during the period, Federal Home Loan Bank advances decreased by $250,000 to $3.5 million.


         Total Equity. Total equity for the fiscal year ended September 30, 1997, increased by $1.9 million, or 8.2%, from $19.1 million to $20.9 million. The increase in total equity was due to the transfer of $1.4 million in net income to retained earnings and a $400,000 increase in the unrealized gain on securities held as available for sale. The Offering will result in an increase in the Company's equity (as compared to the Bank's equity prior to the Offering) in an amount equal to net Offering proceeds minus (i) the $100,000 used to capitalize the Mutual Holding Company and (ii) the cost of the shares purchased by the ESOP.


ANALYSIS OF RESULTS OF OPERATIONS

         Net Interest Income. Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income also depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them, respectively. The following table sets forth certain information relating to the Bank at September 30, 1997 and for the years ended September 30, 1997 and 1996. For the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were made. All average balances are monthly averages.

                                                                           FOR THE YEARS ENDED SEPTEMBER 30,
                                                           -------------------------------------------------------------
                                    AT SEPTEMBER 30, 1997               1997                             1996
                                    ---------------------  -----------------------------   -----------------------------
                                                           AVERAGE     INTEREST               AVERAGE   INTEREST
                                    OUTSTANDING  YIELD/   OUTSTANDING   EARNED/   YIELD/    OUTSTANDING  EARNED/   YIELD/
                                     BALANCE     RATE      BALANCE       PAID     RATE       BALANCE     PAID       RATE
                                    -----------  ------   ------------ ---------  ------    -----------  -------   -----
                                                           (DOLLARS IN THOUSANDS)
Interest-earning assets:


  Loans receivable (1).............. $134,491      8.05%   $132,529    $10,826      8.17%   $126,503   $10,218        8.08%
  Investment securities (2).........   18,655      6.60      18,226      1,232      6.76      18,501     1,265        6.84
  Interest-earning deposits.........    2,203      4.04       1,049         89      8.48       1,817        96        5.28
  Mortgage-backed securities........   10,087      7.82      11,612        789      6.79      13,528       939        6.94
                                      -------    ------     -------    -------    ------     -------    ------     -------
Total interest-earning assets.......  165,436      7.82     163,416     12,936      7.92     160,349    12,518        7.81
Non-interest-earning assets.........    8,034                 7,751                            9,144
                                      -------               -------                          -------
Total assets........................ $173,470              $171,167                         $169,493
                                     ========              ========                         ========
Interest-bearing liabilities:
  Demand deposits and money market
    demand accounts.................  $28,929      2.32     $27,201        672      2.47     $25,773       685        2.66
  Passbook savings..................   14,197      2.73      14,037        387      2.76      13,695       394        2.88
  Certificate of deposit............  102,318      5.62     105,119      5,746      5.47     107,196     6,215        5.80
  Borrowed funds....................    3,500      4.20       2,309        147      6.37       1,403        88        6.27
                                      -------    ------     -------    -------    ------     -------   -------     -------
Total interest-bearing liabilities..  148,944      4.67%    148,666      6,952      4.68%    148,067     7,382        4.99
                                                 ======                -------    ======               -------     -------
Non-interest-bearing liabilities....    3,658                 3,098                            2,912
                                                             ------                          -------
Total liabilities...................  152,602               151,764                          150,979

Total equity........................   20,868                19,403                           18,514
                                      -------               -------                          -------
Total liabilities and
  retained earnings                  $173,470               $171,167                         $169,493
                                     ========               ========                         ========
Net interest income.................                                   $  5,984                         $  5,136
                                                                       ========                         ========
Interest rate spread (2)............                                                3.24%                             2.82%
                                                                                  ======                           =======
Net yield on interest-earning assets (3)                                            3.66%                             3.20%
                                                                                  ======                           =======
Ratio of average interest-earning assets
  to interest-bearing liabilities                                                  109.92%                          108.29%
                                                                                  =======                          =======

--------------------------
(1) Average balances include nonaccrual loans.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.

         The table below sets forth information regarding changes in our interest income and interest expense for the periods indicated. For each category of our interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate); (ii) changes in rate (changes in rate multiplied by old volume); (iii) changes in rate-volume (changes in rate multiplied by the change in volume).

                                                                         FOR THE YEAR ENDED
                                                              SEPTEMBER 30, 1996 VS SEPTEMBER 30, 1997
                                                                         INCREASE (DECREASE)
                                                                               DUE TO
                                                           ---------------------------------------------
                                                                                      RATE/
                                                           VOLUME      RATE          VOLUME      TOTAL
                                                           ------      -----         ------      -----
                                                                       (DOLLARS IN THOUSANDS)
Interest Income:

     Securities and other interest earning assets......   $  (69)     $    31      $    (2)      $   (40)
     Mortgage-backed and related securities............     (133)         (20)           3          (150)
     Loan portfolio....................................      486          116            6           608
                                                          ------       ------       ------       -------
         Total interest-income.........................      284          127            7           418
                                                          ------       ------       ------       -------
Interest expense:
     Deposits..........................................      (16)        (474)           1          (489)
     Borrowed funds....................................       57            1            1            59
                                                          ------       ------       ------       -------
         Total interest-expense........................       41         (473)           2          (430)
                                                          ------       ------       ------       -------

Net interest income....................................   $  243       $  600       $    5       $   848
                                                          ======       ======       ======       =======



COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1997 AND 1996


         General. The earnings of the Bank depend primarily on its level of net interest income, which is the difference between interest earned on the Bank's interest-earning assets, consisting primarily of real estate loans, commercial business loans, consumer loans, investment securities and mortgage-backed securities, and the interest paid on interest-bearing liabilities, consisting primarily of deposits and borrowed funds. Net interest income is a function of the Bank's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. The Bank's earnings also are affected by its level of service charges and gains on sale of assets, as well as its level of non-interest expenses, including salaries and benefits, occupancy, deposit insurance, advertising, professional services and other non-interest expenses. Management intends to initially invest the Offering proceeds in interest earning assets and believes that the Bank and the Company will derive additional interest income from such sources. However, there can be no assurances that the overall amount of earnings of the Company will be higher than the historical earnings of the Bank as a result of the Offering. See "Use of Proceeds."


         Net Income. Net income for the fiscal year ended September 30, 1997 increased by $922,000, to $1.4 million for the fiscal year ended September 30, 1997 from $510,000 for the prior fiscal year. The increase was primarily due to an $847,000 increase in net interest income, a $690,000 decrease in noninterest expenses (primarily do to a special assessment to recapitalize the SAIF as discussed below in "--Noninterest Expenses"), and a $99,000 increase in noninterest income. The effects of these increases were partially offset by a $246,000 increase in the provision for loan losses and a $468,000 increase in the provision for income taxes. These changes are discussed below.

         Interest Income. Interest income increased by $418,000, or 3.3%, to $12.9 million for the fiscal year ended September 30, 1997 from $12.5 million for the prior fiscal year. The increase was due to a $608,000 increase in income from loans, the effects of which were partially offset by a $40,000 decrease in income from investment securities, a slight decrease in income from interest-earning deposits, and a $150,000 decrease in income from mortgage-backed securities. The increase in income from loans was attributable to a $6.0 million, or 4.8%, increase in the average balance of loans to $132.5 million from $126.5 million and an 9 basis point increase in the average yield on loans to 8.17% from 8.08%. The increase in the Bank's average loan portfolio was attributable to $21.9 million of loan originations resulting in increases in the Bank's portfolio of one- to four-family residential and commercial real estate loans, commercial business loans and home equity lines of credit. The Bank's strategy is to continue to prudently grow its loan portfolio, although there can be no assurances that the Bank will be able to do so. The increase in yield on loans receivable resulted, in part, from a change in the composition of the Bank's loan portfolio from lower yielding residential mortgage loans to higher yielding commercial loans and nonmortgage loans. During the fiscal year, commercial mortgage loans increased from $6.5 million to $7.3 million, or from 4.8% to 5.3% of the Bank's total loan portfolio. Also, nonmortgage loans increased from $11.6 million to $13.0 million, or from 8.5% to 9.3% of the Bank's total loan portfolio. The yield also increased due to repricing of teaser rate ARMs which were originated during the fiscal year ended September 30, 1996.

         Interest income from the Bank's investment securities decreased by $40,000, or 2.9%, to $1.32 million from approximately $1.36 million. The decrease in interest income from investment securities resulted from a $275,000 decrease in average investment securities to $18.2 million from $18.5 million, and an 8 basis point decrease in the yield on average investment securities to 6.76% from 6.84%. Interest income on mortgage-backed securities decreased by $150,000, or 16.0%, to $789,000 from $939,000. The decrease in income from mortgage-backed securities resulted from a $1.9 million, or 14.1% decrease in average mortgage-backed securities to $11.6 million from $13.5 million, and a 15 basis point decrease in the yield on average mortgage-backed securities to 6.79% from 6.94%. In addition, income from interest-earning deposits decreased slightly. The changes in average balances of the Bank's investment securities and mortgage-backed securities resulted from an increase in calls on U.S. Government Agency callable securities and an increase in prepayments on mortgage-backed securities due to an overall decrease in interest rates during the fiscal year. This decrease in market interest rates also resulted in an 8 basis point decrease in the average yield on the Bank's investment securities and mortgage-backed securities portfolio.

         Interest Expense. Interest expense decreased by $429,000, or 5.8%, to $7.0 million for the fiscal year ended September 30, 1997 from $7.4 million for the prior fiscal year. This decrease was the result of a decrease in the Bank's average cost of funds, the effects of which were partially offset by a slight increase in the Bank's average interest bearing liabilities. The increase in average interest-bearing liabilities resulted from increases in the average balances of demand deposits and money market demand accounts, passbook savings and borrowed funds, partially offset by a decrease in the Bank's certificates of deposit. The decrease in the average cost of the Bank's interest-bearing liabilities resulted from an overall decrease in market interest rates during the fiscal year and a change in the portfolio mix of the Bank's deposits. From September 30, 1996 to September 30, 1997, higher-costing certificates of deposit decreased from $106.1 million to $102.3 million, or from 72.7% to 70.3% of the Bank's total deposit portfolio, respectively. This was offset by a corresponding increase in lower-costing NOW accounts and passbook savings accounts which increased from $39.9 million to $43.1 million, or from 27.3% to 29.7% of the Bank's total deposits.

         Provision for Loan Losses. The Bank establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed appropriate to absorb future charge-offs of loans deemed uncollectible. In determining the appropriate level of the allowance for loan losses, management considers past and anticipated loss experience, evaluations of real estate collateral, current and anticipated economic conditions, volume and type of lending and the levels of nonperforming and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates. Management of the Bank assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses monthly in order to maintain the adequacy of the allowance.

         The Bank provided $293,000 and $47,000 in loan loss provisions during the fiscal years ended September 30, 1997 and 1996, respectively. The increase was primarily due to our intention to grow our portfolio of higher- yielding construction, commercial and multifamily residential real estate, and commercial business loans. Based on our own experience, and industry experience, we believe that these types of loans expose our operations to greater risk of loss than the one- to four-family residential real estate loans that we have traditionally emphasized. At September 30, 1997 and 1996 the Bank's allowance for possible loan losses was $1.1 million and $830,000, respectively, and the Bank's nonperforming loans were $1.1 million and $1.2 million, respectively. The Bank's allowance for loan losses as a percentage of total nonperforming loans at September 30, 1997 and 1996 was 104.8% at and 69.5%, respectively. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require the Bank to recognize additional provisions based on their judgment of information available to them at the time of their examination. See "Risk Factors--Lending Risks Associated With Commercial Real Estate, Multi-Family and Consumer Lending" and "Business of the Bank--Nonperforming Assets and Delinquencies" and "--Allowance for Loan Losses".


         Noninterest Income. Noninterest income is composed of service charges on deposit accounts, gain on sale of securities and other income. Noninterest income increased by $99,000, or 23.7%, to $516,000 for the fiscal year ended September 30, 1997 from $417,000 for the prior fiscal year, as service charges on deposit accounts increased by $20,000, gain on sale of securities increased by $52,000, and other income increased by $27,000. Management's goal is to continue to increase the Bank's noninterest income by increasing the balance of the Bank's demand deposit accounts and the associated service charges, although there can be no assurances that the Bank will be successful in this strategy. In addition, management has recently adjusted its fee structure in its mortgage loan area with the goal of improving noninterest income.


         Noninterest Expenses. Noninterest expenses decreased by $688,000, or 14.8%, to $4.0 million for the fiscal year ended September 30, 1997 from $4.6 million for the prior fiscal year. The decrease was primarily due to a $1.1 million decrease in deposit insurance as a result of legislation, enacted in September 1996, to recapitalize the Savings Association Insurance Fund (the "SAIF") by a one-time assessment on all SAIF-insured deposits held as of March 31, 1995. The effect of the decrease in deposit insurance was partially offset by a $252,000, or 12.8%, increase in salaries and benefits to $2.2 million for the fiscal year ended September 30, 1997 from $2.0 million for the prior fiscal year. The SAIF assessment was 65.7 basis points per $100 in deposits, payable on November 30, 1996. For the Bank, the assessment amounted to $867,000 (or approximately $552,000 when adjusted for taxes), based on the Bank's SAIF-insured deposits as of March 31, 1995. In addition, beginning January 1, 1997, pursuant to the legislation, interest payments on FICO bonds issued in the late 1980's by the Financing Corporation to recapitalize the former Federal Savings and Loan Insurance Corporation will be paid jointly by institutions insured by the Bank Insurance Fund (the "BIF") and SAIF-insured institutions. The FICO assessment will be 1.29 basis points per $100 in BIF deposits and 6.44 basis points per $100 in SAIF deposits. Beginning January 1, 2000, the FICO interest payments will be paid pro-rata by banks and thrifts based on deposits (approximately 2.4 basis points per $100 in deposits). The BIF and SAIF will be merged on January 1, 1999, provided the bank and saving association charters are merged by that date. In that event, pro-rata FICO sharing will begin on January 1, 1999.



         Management believes that noninterest expenses are likely to increase following the Reorganization and Offering due to the expenses of being a public company. These expenses include costs of preparing financial reports and public documents, and increased costs associated with communicating with stockholders and investors. In addition, salaries and benefits expenses are likely to increase due to the ESOP, and the Recognition Plan that the Bank intends to implement no earlier than six months after the conclusion of the Reorganization. Generally accepted accounting principles require the Company to record compensation expense upon the vesting of shares of restricted stock awarded pursuant to the Recognition Plan and upon the commitment to release shares under the ESOP. In addition, generally accepted accounting principles will require the Company to record compensation expense in an amount equal to the fair value of the shares committed to be released to employees from the ESOP. Accordingly, future increases and decreases in fair value of common stock committed to be released will have a corresponding effect on compensation expense related to the ESOP. To the extent that the fair value of the Bank's ESOP shares differ from the cost of such shares, the differential will be charged or credited to equity.


         Provision for Income Taxes. The Bank's provision for income taxes was $819,000 and $351,000 for the fiscal years ended September 30, 1997 and 1996. The higher provision for the fiscal year ended September 30, 1997 related primarily to an increase in income before income taxes. The Bank's effective tax rate decreased to 36.4% for the fiscal year ended September 30, 1997 from 40.8% for the fiscal year ended September 30, 1996 primarily due to the effects of certain non-deductible expenses incurred in 1996.

CAPITAL RESOURCES AND LIQUIDITY

         The Bank's liquidity management objective is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise. The Bank's primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operation, and cash flows generated by investments. External sources of funds include increases in deposits and advances from the FHLB of Atlanta. Management believes that the Bank's liquidity will be initially increased due to the proceeds received from the Offering.

         The Bank is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of United States Government, federal agency and other investments having maturities of five years of less. Current OTS regulations require that a savings association maintain liquid assets of not less than 4% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. At September 30, 1997, the Bank's liquidity, as measured for regulatory purposes, was in excess of the minimum OTS requirement.

         At September 30, 1997, the Bank had loan commitments (excluding undisbursed portions of interim construction loans of $3.0 million) of $2.0 million and unused lines of credit of $1.5 million. The Bank believes that it has adequate resources to fund loan commitments as they arise. If the Bank requires funds beyond its internal funding capabilities, additional advances from the FHLB of Atlanta are available. At September 30, 1997, approximately $87.7 million of time deposits scheduled to mature within a year, and the Bank expects that a portion of these time deposits will not be renewed upon maturity.

         Following the conversion, the Company will initially conduct no business other than holding the capital stock of the Bank and the loan it will make to the ESOP. In order to provide sufficient funds for its operations, the Company expects to retain and invest 50% of the net proceeds of the offering remaining after making the loan to the ESOP. In the future, the Company's primary source of funds, other than income from its investments and principal and interest payments received with respect to the ESOP loan, is expected to be dividends from the Bank. As a stock savings bank, the Bank may not declare or pay a cash dividend on its capital stock if the effect of such transaction would be to reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal regulations. At September 30, 1997, the Bank complied with all applicable capital requirements.

IMPACT OF INFLATION AND CHANGING PRICES

         The Consolidated Financial Statements and related Notes have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Nearly all the assets and liabilities of the Bank are financial, unlike most industrial companies. As a result, the Bank's performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. The Bank's ability to match the interest sensitivity of its financial assets to the interest sensitivity of it financial liabilities in its asset/liability management may tend to minimize the effect of changes in interest rates on the Bank's performance. Changes in interest rates do not necessarily move to the same extent as changes in the price of goods and services. In the current interest rate environment, liquidity and the maturity structure of the Bank's assets and liabilities are critical to the maintenance of acceptable performance levels.



CAPABILITY OF THE BANK'S DATA PROCESSING SOFTWARE TO ACCOMMODATE THE YEAR 2000

         Like many financial institutions the Bank relies upon computers for the daily conduct of its business and for data processing generally. There is concern among industry experts that commencing on January 1, 2000, computers will be unable to "read" the new year and there may be widespread computer malfunctions. Management has begun an assessment of the electronic systems, programs, applications and other electronic components used in the operations of the Bank, and believes that the Bank has either programmed its hardware and software to be able to accurately recognize the year 2000, or implemented a plan pursuant to which the hardware and software will be so programmed in the future. Management believes that significant additional costs will not be incurred in connection with the year 2000 issue, although there can be no assurances in this regard. Management continues to test the Bank's hardware and software to determine whether they will be able to function accurately in the year 2000.


IMPACT OF NEW ACCOUNTING STANDARDS


         In February 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 128 "Earnings Per Share." SFAS No. 128 supersedes APB Opinion No. 15 "Earnings Per Share" and specifies the computation, presentation and disclosure requirements for earnings per share ("EPS") for entities with publicly held stock or potential publicly held common stock. Essentially, this standard replaces the primary EPS and fully diluted EPS presentations under APB Opinion No. 15 with a basic EPS and diluted EPS presentation. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997, earlier application is not permitted.

         In February 1997, the FASB issued SFAS No. 129, "Disclosure of Information about Capital Structure." SFAS No. 129 summarizes previously issued disclosure guidance contained within APB Opinions Nos. 10 and 15 as well as SFAS No. 47. There will be no changes to the Bank's disclosures pursuant to the adoption of SFAS No. 129. This statement is effective for financial statements for periods ending after December 15, 1997.


         In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The comprehensive income and related cumulative equity impact of comprehensive income items will be required to be disclosed prominently as part of the notes to the financial statements. Only the impact of unrealized gains or losses on securities available for sale is expected to be disclosed as an additional component of the Bank's income under the requirements of SFAS No. 130. This statement is effective for fiscal years beginning after December 15, 1997.

         In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which changes the way public companies report information about segments of their business on their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. It also requires entity wide disclosures about the products and services an entity provides, the foreign countries in which it holds assets and reports revenues, and its major customers. This statement is effective for fiscal years beginning after December 15, 1997.

                            BUSINESS OF THE COMPANY

         The Company is currently not an operating company. Following the Reorganization, in addition to directing, planning and coordinating the business activities of the Bank, the Company will initially invest net proceeds it retains primarily in short and medium-term investments. The Company also intends to fund the loan to the ESOP to enable the ESOP to purchase 8% of the common stock sold in the Offering. In the future, the Company may acquire or organize other operating subsidiaries, including other financial institutions and financial services companies. See "Use of Proceeds." Presently, there are no agreements or understandings for an expansion of the Company's operations. Initially, the Company will neither own nor lease any property from any third party, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than certain officers of the Bank, who will not be separately provided cash compensation by the Company. The Company may utilize support staff of the Bank from time to time, if needed. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.

                              BUSINESS OF THE BANK

GENERAL


         The Bank operates, and intends to continue to operate, as a community oriented financial institution and is devoted to serving the needs of its customers. The Bank's business consists primarily of attracting retail deposits from the general public and using those funds to originate real estate, commercial and consumer loans. See "--Lending Activities."


MARKET AREA

         All of the Bank's offices are located in the County of Gaston. The main office and two branches are located in the City of Gastonia, and one branch is located in the City of Mount Holly. Gaston County is located on the I-85 corridor in the Southern Piedmont region of North Carolina, not far from the regional banking center of Charlotte, North Carolina, and the South Carolina state line. Gaston County is bounded by the North Carolina Counties of Mecklenburg, Lincoln and Cleveland, and the South Carolina County of York. The Bank considers Gaston and these contiguous counties to be its primary market area.

         Gaston County has a population of approximately 183,000 and an economy based on manufacturing, especially textiles, apparel, fabricated metals, machinery, chemicals, and automotive transportation equipment, and has developed a strong base in service industries, especially construction and retail trade. Twenty-one Fortune 500 companies operate in Gaston County. Among the largest employers in Gaston County are Freightliner, Firestone, Parkdale Mills, Pharr Yarns, Dana Corporation, Gaston Memorial Hospital and Gaston College.


         The Bank faces intense competition from many financial institutions for deposits and loan originations. See "Risk Factors--Strong Competition Within the Bank's Market Area."


LENDING ACTIVITIES


         General. At September 30, 1997, the Bank's net loans receivable totaled $134.5 million, or 77.5% of total assets at that date. The Bank has traditionally concentrated its lending activities on conventional first mortgage loans secured by one- to four-family properties, with such loans amounting to $106.4 million, or 76.5% of total loans receivable at September 30, 1997. In addition, the Bank originates construction loans, commercial real estate loans, multi-family residential real estate loans, land loans, commercial business loans and consumer loans. A substantial portion of the Bank's loan portfolio is secured by real estate, either as primary or secondary collateral, located in its primary market area.

         Loan Portfolio Analysis. The following table sets forth the composition of the Bank's loan portfolio at the dates indicated. The Bank had no concentration of loans exceeding 10% of total gross loans other than as disclosed below.

                                                                        At September 30,
                                                       --------------------------------------------------
                                                               1997                         1996
                                                       ------------------------    ----------------------
                                                       Amount        Percent       Amount        Percent
                                                       ------        -------       ------        -------
                                                                     (Dollars in Thousands)
Real estate loans:
     One- to four-family...........................  $  106,422       76.50%      $  104,363       76.72%
     Construction..................................       5,869        4.22            6,827        5.02
     Commercial....................................       7,318        5.26            6,458        4.75
     Multi-family residential......................       6,514        4.68            6,843        5.03
                                                     ----------      ------       ----------     -------
        Total real estate loans....................     126,123       90.66          124,491       91.52

Commercial business loans..........................       5,558        4.00            5,160        3.79

Consumer loans:
     Home equity lines of credit...................       5,651        4.06            4,747        3.49
     Loans on deposits.............................         688        0.49              709        0.52
     Other.........................................       1,091        0.78              923        0.68
                                                     ----------      ------       ----------     -------
         Total consumer loans......................       7,430        5.34            6,379        4.69
                                                     ----------      ------       ----------     -------

     Total loans...................................     139,111      100.00%         136,030      100.00%
                                                                     ======                      =======
Less:
     Loans in process..............................       2,990                        3,812
     Deferred loan origination fees................         520                          526
     Allowance for loan losses.....................       1,110                          830
                                                     ----------                   ----------

Total loans, net...................................  $  134,491                   $  130,862
                                                     ==========                   ==========



         One- to Four-Family Real Estate Lending. Historically, the Bank has concentrated its lending activities on the origination of loans secured by first mortgage loans on existing one- to four-family residences located in its primary market area. At September 30, 1997, $106.4 million, or 76.5% of the Bank's total loans receivable, consisted of one- to four-family residential real estate loans. The Bank originated $12.6 million and $18.5 million of one- to four-family residential mortgage loans during the fiscal years ended September 30, 1997 and 1996, respectively.

         Generally, the Bank's fixed-rate one- to four-family mortgage loans have maturities ranging from ten to 30 years and are fully amortizing with monthly payments sufficient to repay the total amount of the loan with interest by the end of the loan term. Generally, they are originated under terms, conditions and documentation which permit them to be sold to U.S. Government sponsored agencies such as Fannie Mae, although the Bank rarely sells fixed-rate loans. The Bank's fixed-rate loans customarily include "due on sale" clauses, which give the Bank the right to declare a loan immediately due and payable in the event the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not paid.


         Management intends to institute a residential wholesale correspondent lending program in 1998. This program would authorize and enable the Bank to purchase one- to four-family residential mortgage loans from private mortgage bankers. The bank intends to confine this practice to select mortgage banking companies located only in North Carolina. The purpose of this program is to provide an additional medium by which the Bank can invest its new capital in conservative interest sensitive assets such as residential loan products with three, five, seven and ten year rate adjustments or balloons.

         The Bank offers ARM loans at rates and terms competitive with market conditions. At September 30, 1997, $34.1 million, or 24.5% of the Bank's gross loan portfolio, were subject to periodic interest rate adjustments. Substantially all of the Bank's ARM loan originations meet the underwriting standards of Fannie Mae even though the Bank originates ARM loans primarily for its own portfolio. The Bank's ARM loans provide for an interest rate which adjusts every year based on the one year Treasury constant maturity index, although the Bank's portfolio includes less than $500,000 of loans based on other indices. The Bank's ARMs are typically based on up to a 30-year amortization schedule. For loans with a loan to value ratio of 80% or less, the Bank qualifies the borrowers on its ARM loans based on the initial rate. For loans with a loan to value ratio of more than 80%, the Bank qualifies the borrowers on its ARM loans based on the initial rate plus 2%. The Bank's current ARM loans do not provide for negative amortization. The Bank's ARM loans generally provide for annual and lifetime interest rate adjustment limits of 2% and 5 1/2%, respectively. The Bank offers discounted or "teaser" initial interest rates that may be more than 2% below the interest rate to which the loan would adjust after the first year based on the market rates of interest at the time the loan was originated.


         Borrower demand for ARM loans versus fixed-rate mortgage loans is a function of the level of interest rates, the expectations of changes in the level of interest rates and the difference between the initial interest rates and fees charged for each type of loan. The relative amount of fixed-rate mortgage loans and ARM loans that can be originated at any time is largely determined by the demand for each in a competitive environment.


         The retention of ARM loans in the Bank's loan portfolio helps reduce the Bank's exposure to changes in interest rates. There are, however, unquantifiable credit risks resulting from the potential of increased costs due to changed rates to be paid by the customer. It is possible that during periods of rising interest rates the risk of default on ARM loans may increase as a result of repricing and the increased payments required by the borrower. See "Risk Factors--Potential Changes in Interest Rates and the Current Interest Rate Environment." In addition, although ARM loans allow the Bank to increase the sensitivity of its asset base to changes in the interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits. Because of these considerations, the Bank has no assurance that yields on ARM loans will be sufficient to offset increases in the Bank's cost of funds. The Bank believes these risks, which have not had a material adverse effect on the Bank to date, generally are less than the risks associated with holding fixed-rate loans in portfolio during a rising interest rate environment.


         The Bank generally requires title insurance insuring the status of its lien or an acceptable attorney's opinion on all loans where real estate is the primary source of security. The Bank also requires that fire and casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the outstanding loan balance.

         Pursuant to underwriting guidelines adopted by the Bank's Board of Directors, the Bank can lend up to 95% of the appraised value of the property securing a one- to four-family residential loan. For loans of up to 80% of the appraised value of the property, the Bank does not require private mortgage insurance, for loans of more than 80% to up to 95% of the appraised value of the property, the Bank requires private mortgage insurance for between 20% and 30% of the amount of the loan.

         Construction Lending. The Bank originates residential construction loans to local home builders, generally with whom it has an established relationship, and to individuals who have a contract with a builder for the construction of their residence. The Bank's construction loans are generally secured by property located in the Bank's primary market area. At September 30, 1997, construction loans amounted to $5.9 million, or 4.2% of the Bank's total loan portfolio.

         The Bank's construction loans to home builders generally have fixed interest rates and are for a term of twelve months. Construction loans to individuals are typically made in connection with the granting of the permanent financing on the property. Construction loans to individuals convert to a fully amortizing adjustable- or fixed-rate loan at the end of the six month construction term; if the construction is not complete after six months, the Bank will generally modify the loan so that the term is for a period necessary to complete construction. Construction loans to builders are typically originated with a maximum loan to value ratio of 80%. Construction loans to individuals are generally originated pursuant to the same policy regarding loan to value ratios as are used in connection with loans secured by one- to four-family residential real estate.


         The Bank's construction loans to builders are made on either a pre-sold or speculative (unsold) basis. However, the Bank generally limits the number of outstanding loans on unsold homes under construction to individual builders, with the amount dependent on the financial strength of the builder, the present exposure of the builder, the location of the property and prior sales of homes in the development. At September 30, 1997, speculative construction loans amounted to $2.5 million. At September 30, 1997, the largest amount of construction loans outstanding to one builder was $555,800.


         Prior to making a commitment to fund a construction loan, the Bank requires an appraisal of the property by an independent state-licensed and qualified appraiser approved by the Board of Directors. The Bank's staff or an independent appraiser retained by the Bank, reviews and inspects each project prior to disbursement of funds during the term of the construction loan. Loan proceeds are disbursed after inspection of the project based on a percentage of completion. Monthly payment of accrued interest is required, with all accrued interest collected at maturity.

         Construction lending affords the Bank the opportunity to charge higher interest rates with shorter terms to maturity relative to single-family permanent mortgage lending. Construction lending, however, is generally considered to involve a higher degree of risk than single-family permanent mortgage lending because of the inherent difficulty in estimating both a property's value at completion of the project and the estimated cost of the project. The nature of these loans is such that they are generally more difficult to evaluate and monitor. If the estimate of construction cost proves to be inaccurate, the Bank may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion proves to be inaccurate, the Bank may be confronted at or prior to the maturity of the loan with a project the value of which is insufficient to assure full repayment. Projects may also be jeopardized by disagreements between borrowers and builders and by the failure of builders to pay subcontractors. Loans to builders to construct homes for which no purchaser has been identified carry more risk because the payoff for the loan is dependent on the builder's ability to sell the property prior to the time that the construction loan is due. The Bank has attempted to minimize the foregoing risks by, among other things, limiting its construction lending primarily to residential properties and generally requiring personal guarantees from the principals of its corporate borrowers.

         Commercial Real Estate Lending. The Bank originates mortgage loans for the acquisition and refinancing of commercial real estate properties. At September 30, 1997, $7.3 million, or 5.2% of the Bank's total loan portfolio consisted of loans secured by commercial real estate properties. The majority of the Bank's commercial real estate properties are secured by office buildings, churches, and retail shops, which are generally located in the Bank's primary market area. The interest rates for the Bank's commercial real estate loans generally have interest rates that adjust at either one-, three-, or five-year intervals, based on the constant maturity Treasury index, with annual and lifetime interest rate adjustment limits of 2% and 5%, respectively, and are originated to amortize in a maximum of 20 years. At September 30, 1997, the average balance of the Bank's commercial real estate loans was $98,600, and the largest such loan had a balance of $664,000.

         The Bank requires appraisals of all properties securing commercial real estate loans. Appraisals are performed by an independent appraiser designated by the Bank, all of which are reviewed by management. The Bank considers the quality and location of the real estate, the credit of the borrower, the cash flow of the project and the quality of management involved with the property.

         Loan to value ratios on the Bank's commercial real estate loans are generally limited to 80% of the appraised value of the secured property. As part of the criteria for underwriting commercial real estate loans, the Bank generally imposes a debt coverage ratio (the ratio of net cash from operations before payment of debt service to debt service) of not less than 1.25. It is also the Bank's policy to obtain personal guarantees from the principals of its corporate borrowers on its commercial real estate loans.

         The Bank originates a limited number of loans to existing customers to purchase real estate on which the borrower's principal residence will be constructed. The Bank does not solicit such land loans and such loans totaled $41,000 as of September 30, 1997.

         Commercial real estate lending affords the Bank an opportunity to receive interest at rates higher than those generally available from one- to four-family residential lending. However, loans secured by such properties usually have higher balances and are more difficult to evaluate and monitor and, therefore, involve a greater degree of risk than one- to four-family residential mortgage loans. If the estimate of value proves to be inaccurate, in the event of default and foreclosure the Bank may be confronted with a property the value of which is insufficient to assure full repayment. Because payments on such loans are often dependent on the successful development, operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy. The Bank seeks to minimize these risks by limiting the maximum loan-to-value ratio and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. The Bank also obtains loan guarantees from financially capable parties based on a review of personal financial statements.

         Multi-Family Residential Real Estate Loans. The Bank originates mortgage loans secured by multi-family dwelling units (more than four units). At September 30, 1997, $6.5 million, or 4.7% of the Bank's total loan portfolio consisted of loans secured by multi-family residential real estate. The majority of the Bank's multi-family residential real estate loans are secured by apartment buildings located in the Bank's primary market area. The interest rates for the Bank's multi-family residential real estate loans generally have interest rates that adjust at either one-, three-, or five-year intervals, based on the constant maturity Treasury index, with annual and lifetime interest rate adjustment limits of 2% and 5%, respectively, and are originated to amortize in a maximum of 20 years. At September 30, 1997, the average balance of the Bank's multi-family residential real estate loans was $237,000, and the largest such loan had a balance of $1.2 million.

         The Bank requires appraisals of all properties securing multi-family residential real estate loans. Appraisals are performed by an independent appraiser designated by the Bank, all of which are reviewed by management. The Bank considers the quality and location of the real estate, the credit of the borrower, the cash flow of the project and the quality of management involved with the property.

         Loan-to-value ratios on the Bank's multi-family residential real estate loans are generally limited to 80%. As part of the criteria for underwriting multi-family residential real estate loans, the Bank generally imposes a debt coverage ratio (the ratio of net cash from operations before payment of debt service to debt service) of not less than 1.25. It is also the Bank's policy to obtain personal guarantees from the principals of its corporate borrowers on its multi-family residential real estate loans.

         Multi-family residential real estate lending affords the Bank an opportunity to receive interest at rates higher than those generally available from one- to- four family residential lending. However, loans secured by such properties usually have higher balances and are more difficult to evaluate and monitor and, therefore, involve a greater degree of risk than one- to four-family residential mortgage loans. If the estimate of value proves to be inaccurate, in the event of default and foreclosure the Bank may be confronted with a property the value of which is insufficient to assure full repayment. Because payments on such loans are often dependent on the successful operation and management of the properties, repayment of such loans may be affected by adverse conditions in the real estate market or the economy. The Bank seeks to minimize these risks by limiting the maximum loan-to-value ratio and strictly scrutinizing the financial condition of the borrower, the quality of the collateral and the management of the property securing the loan. The Bank also obtains loan guarantees from financially capable parties based on a review of personal financial statements.

         Consumer Lending. The Bank originates a variety of consumer loans primarily on a secured basis. Consumer loans include home equity lines of credit, loans secured by savings accounts, automobiles, recreational vehicles and second mortgages, and unsecured personal loans. The Bank's home equity lines of credit are secured by a first or second mortgage on residential property, have variable interest rates that are tied to The Wall Street Journal prime lending rate (the "Prime Rate") and may adjust monthly, and generally mature in 15 years. Other consumer loans are made with fixed interest rates and have terms that generally do not exceed five years. At September 30, 1997, consumer loans amounted to $7.4 million, or 5.2% of the total loan portfolio.

         At September 30, 1997, the largest component of the consumer loan portfolio consisted of home equity lines of credit, which totaled $5.7 million, or 4.1% of the total loan portfolio. At September 30, 1997, unused commitments to extend credit under home equity lines of credit totaled $6.4 million.

         The majority of the Bank's consumer loans are made to existing customers, although the Bank actively promotes consumer loans by contacting existing customers and by other promotions and advertising directed at existing and prospective customers. The Bank's consumer loans are originated on a secured and unsecured basis, and the secured loans on rare occasions may have loan balances that exceed the value of the collateral.

         The Bank views consumer lending as an important part of its business because consumer loans generally have shorter terms and higher yields, thus reducing exposure to changes in interest rates. In addition, the Bank believes that offering consumer loans helps to expand and create stronger ties to its customer base. Subject to market conditions, the Bank intends to continue emphasizing consumer lending. Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans. The Bank believes that these risks are not as prevalent in the case of the Bank's consumer loan portfolio because a large percentage of the portfolio consists of home equity lines of credit that are underwritten in a manner such that they result in credit risk that is substantially similar to one- to- four family residential mortgage loans. Nevertheless, home equity lines of credit have greater credit risk than one- to four-family residential mortgage loans because they often are secured by mortgages subordinated to the existing first mortgage on the property, which may or may not be held by the Bank. At September 30, 1997, the Bank had no consumer loans that were delinquent in excess of 90 days.

         The Bank employs strict underwriting procedures for consumer loans. These procedures include an assessment of the applicant's credit history and the ability to meet existing and proposed debt obligations. Although the applicant's creditworthiness is the primary consideration, the underwriting process also includes a comparison of the value of the security, if any, to the proposed loan amount. The Bank generally underwrites and originates its consumer loans internally, which the Bank believes limits its exposure to credit risks associated with loans underwritten or purchased from brokers and other external sources.

         Commercial Business Loans. The Bank also originates commercial business loans, generally to customers who are well known to the Bank. Commercial business loans are frequently secured by real estate, although the decision to grant a commercial business loan depends primarily on the creditworthiness and cash flow of the borrower (and any guarantors) and secondarily on the value of and ability to liquidate the collateral. The Bank generally requires annual financial statements from its corporate borrowers and personal guarantees from the corporate principals. The Bank also generally requires an appraisal of any real estate that secures the loan. In addition, the Bank's portfolio of commercial business loans as of September 30, 1997 includes residential acquisition and development loans ("A&D loans"), all of which were made to builders with whom the Bank has a longstanding relationship and are secured by real estate located in Gaston County. At September 30, 1997, the Bank had $5.6 million of commercial business loans which represented 4.0% of the total loan portfolio. On such date, the average balance of the Bank's commercial business loans was $70,426, and the largest such loan had a balance of $1.0 million. As of September 30, 1997, unsecured commercial business loans totaled $524,000.

         The Bank's A&D loans are originated to local developers for the purpose of developing land for sale by, for example, installing roads, sewers, water and other utilities. A&D loans are secured by a lien on the property, are made for a period of three years with interest rates that are tied to the Prime Rate. The Bank requires monthly interest payments during the term of the loan. The Bank's A&D loans are structured so that the Bank is repaid in full upon the sale by the borrower of approximately 75% of the available lots. All of the Bank's A&D loans are secured by property located in its primary market area. In addition, the Bank obtains personal guarantees from the principals of its corporate borrowers and generally originates A&D loans to developers with whom its has established relationships.

         Commercial business lending generally involves greater risk than residential mortgage lending and involves risks that are different from those associated with residential and commercial real estate lending. Real estate lending is generally considered to be collateral based, with loan amounts based on predetermined loan to collateral values and liquidation of the underlying real estate collateral is viewed as the primary source of repayment in the event of borrower default. Although commercial business loans may be collateralized by equipment or other business assets, the liquidation of collateral in the event of a borrower default is often an insufficient source of repayment because equipment and other business assets may be obsolete or of limited use, among other things. Accordingly, the repayment of a commercial business loan depends primarily on the creditworthiness of the borrower (and any guarantors), while liquidation of collateral is a secondary and often insufficient source of repayment.

         Maturity of Loan Portfolio. The following table sets forth certain information at September 30, 1997 regarding the dollar amount of loans maturing in the Bank's portfolio based on their contractual terms to maturity, but does not include scheduled payments or potential prepayments. Demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as becoming due within one year. Loan balances do not include undisbursed loan proceeds, unearned discounts, unearned income and allowance for loans losses.

                                                     Real Estate Loans
                                    ------------------------------------------------
                                    One- to Four-                           Multi-        Commercial
                                      Family                                Family      Business and
                                    Residential  Construction Commercial  Residential     Consumer       Total
                                    -----------  ------------ ----------  -----------   -------------   -------
                                                               (Dollars in Thousands)
Amounts Due:
Within 1 year..................     $    619     $   3,002    $       3    $      --    $   3,966    $   7,590
Over 1 to 2 years..............           73           133           14           --          969        1,189
Over 2 to 3 years..............          195            --           17           --          388          600
Over 3 to 5 years..............        1,785            --          870           40          965        3,460
Over 5 to 10 years.............       16,412            --        1,529          984          443       19,368
Over 10 to 20 years............       38,674           907        5,085        4,899        6,175       55,740
Over 20 years..................       48,664         1,827           --          591           82       51,164
                                    --------     ---------    ---------    ---------    ---------    ---------
Total amount due...............     $106,422     $   5,869    $   7,318    $   6,514    $  12,988    $ 139,111
                                    ========     =========    =========    =========    =========    =========

         The following table sets forth the dollar amount of all loans for which final payment is not due until after September 30, 1998. The table also shows the amount of loans which have fixed rates of interest and those which have adjustable rates of interest.

                                         Fixed Rates             Adjustable Rates                   Total
                                      ----------------         --------------------            ---------------
                                                              (Dollars in Thousands)

Real Estate Loans:
   One- to four-family residential      $      71,725              $      34,078               $     105,803
   Construction....................             2,103                        764                       2,867
   Commercial real estate..........               198                      7,117                       7,315
   Multi-family residential........                --                      6,514                       6,514
                                        -------------              -------------                ------------
Total real estate loans                        74,026                     48,473                     122,499

Commercial and consumer                         1,422                      7,600                       9,022
                                        -------------              -------------                ------------

   Total loans.....................     $      75,448              $      56,073               $     131,521
                                        =============              =============               =============



         Scheduled contractual principal repayments of loans do not reflect the actual life of such assets. The average life of a loan is substantially less than its contractual terms because of prepayments. In addition, due-on-sale clauses on loans generally give the Bank the right to declare loans immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage and the loan is not repaid. The average life of mortgage loans tends to increase, however, when current mortgage loan market rates are substantially higher than rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans are substantially higher than current mortgage loan market rates. Furthermore, management believes that a significant number of the Bank's residential mortgage loans are outstanding for a period less than their contractual terms because of the transitory nature of many of the borrowers who reside in its primary market area.

         Loan Solicitation and Processing. The Bank's lending activities are subject to the written, non-discriminatory, underwriting standards and loan origination procedures established by the Bank's Board of Directors and management. Loan originations come from a number of sources. The customary sources of loan originations are real estate agents, home builders, walk-in customers, referrals and existing customers. The Bank also advertises its loan products by television and newspaper. In its marketing, the Bank emphasizes its community ties, customized personal service and an efficient underwriting and approval process. The Bank uses professional fee appraisers for most residential real estate loans and construction loans and all commercial real estate and land loans. The Bank requires hazard, title and, to the extent applicable, flood insurance on all security property.

         Mortgage loan applications are initiated by loan officers. All loans of $500,000 or more must be approved by the Board of Directors. Loans of less than $500,000 may be approved by the Bank's Loan Committee, a management committee consisting of the Bank's President and three senior lending officers. In addition, individual lending officers have lending authority up to limits established by the Board of Directors.

         Loan Originations, Sales and Purchases. The following table sets forth total loans originated and repaid during the periods indicated.

                                                                              For the Years Ended
                                                                                 September 30,
                                                                         -----------------------------
                                                                            1997                1996
                                                                         ------------     -------------
                                                                             (Dollars in Thousands)
Total loans receivable at beginning of period........................    $  136,030          $  123,710
Total loan originations:
   One- to four-family residential...................................        12,608              18,466
   Construction......................................................         7,536               8,645
   Commercial real estate............................................         1,747               1,235
   Multifamily.......................................................            --               2,513
   Commercial business and consumer..................................         9,430              10,360
                                                                         ----------          ----------
Total loans originated...............................................        31,321              41,219
Loans purchased......................................................            --                 254
Principal repayments.................................................       (28,240)            (29,153)
                                                                         ----------          ----------
Net loan activity....................................................         3,081              12,320
                                                                         ----------          ----------
Total loans receivable at end of period..............................    $  139,111          $  136,030

         Loan Commitments. The Bank issues commitments for mortgage loans conditioned upon the occurrence of certain events. Such commitments are made in writing on specified terms and conditions and are honored for up to 60 days from approval, depending on the type of transaction. At September 30, 1997, the Bank had loan commitments (excluding undisbursed portions of interim construction loans of $3.0 million) of $2.0 million and unused lines of credit of $1.5 million. See Note __ of Notes to the Consolidated Financial Statements.

         Loan Fees. In addition to interest earned on loans, the Bank receives income from fees in connection with loan originations, loan modifications, late payments and for miscellaneous services related to its loans. Income from these activities varies from period to period depending upon the volume and type of loans made and competitive conditions.

         The Bank charges loan origination fees which are calculated as a percentage of the amount borrowed. In accordance with applicable accounting procedures, loan origination fees and discount points in excess of loan origination costs are deferred and recognized over the contractual remaining lives of the related loans on a level yield basis. Discounts and premiums on loans purchased are accreted and amortized in the same manner. The Bank recognized $170,000 and $125,700 of deferred loan fees during the fiscal years ended September 30, 1997 and 1996, respectively, in connection with loan refinancings, payoffs, sales and ongoing amortization of outstanding loans.

         Nonperforming Assets and Delinquencies. When a borrower fails to make a required payment on a loan, the Bank attempts to cure the deficiency by contacting the borrower and seeking the payment. Computer generated late notices are mailed 15 days after a payment is due. In most cases, deficiencies are cured promptly. If a delinquency continues, additional contact is made either through a notice or other means and the Bank will attempt to work out a payment schedule and actively encourage delinquent borrowers to seek home ownership counseling. While the Bank generally prefers to work with borrowers to resolve such problems, the Bank will institute foreclosure or other proceedings, as necessary, to minimize any potential loss.

         Loans are placed on nonaccrual status generally if, in the opinion of management, principal or interest payments are not likely in accordance with the terms of the loan agreement, or when principal or interest is past due 90 days or more. Interest accrued but not collected at the date the loan is placed on nonaccrual status is reversed against income in the current period. Loans may be reinstated to accrual status when payments are under 90 days past due and, in the opinion of management, collection of the remaining past due balances can be reasonably expected.

         The Bank's Board of Directors is informed monthly of the status of all mortgage loans delinquent more than 60 days, all consumer and commercial business loans delinquent more than 30 days, all loans in foreclosure and all foreclosed and repossessed property owned by the Bank.

         The following table sets forth information with respect to the Bank's nonperforming assets at the dates indicated. As of such dates, the Bank had no restructured loans within the meaning of SFAS No. 15.

                                                                                       At September 30,
                                                                                      -----------------
                                                                                      1997         1996
                                                                                      ----         ----
                                                                                    (Dollars in Thousands)
Loans accounted for on a nonaccrual basis:

    One- to four-family residential real estate loans.........................      $     876    $   1,053
    Multi-family residential real estate loans................................            183          141
                                                                                    ---------    ---------
Total nonaccrual loans........................................................          1,059        1,194
Accruing loans which were contractually past due 90 days or more..............             --           --
                                                                                    ---------    ---------
Total nonperforming loans.....................................................          1,059        1,194
Real estate owned.............................................................            247          258
                                                                                    ---------    ---------
Total nonperforming assets....................................................      $   1,306    $   1,452
                                                                                    =========    =========
Nonaccrual loans and loans 90 days past due as a percentage of net loans......           0.79%        0.91%
                                                                                    =========    =========
Nonaccrual loans and loans 90 days past due as a percentage of total assets...           0.76%        0.88%
                                                                                    =========    =========
Total nonperforming assets as a percentage of total assets....................           0.75%        0.84%
                                                                                    =========    =========


         Interest income that would have been recorded for the fiscal years ended September 30, 1997 and 1996 had nonaccruing loans been current in accordance with their original terms amounted to $42,000 and $46,000, respectively. The Bank did not include any interest income on such loans for such periods.

         Real Estate Acquired in Settlement of Loans. Real estate acquired by the Bank as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate acquired in settlement of loans until sold. Pursuant to American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 92-3, which provides guidance on determining the balance sheet treatment of foreclosed assets in annual financial statements for periods ended on or after December 15, 1992, there is a rebuttal presumption that foreclosed assets are held for sale and such assets are recommended to be carried at fair value minus estimated cost to sell the property. After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the improvement or development of such property are capitalized up to the extent of their net realizable value. The Bank's accounting for its real estate acquired in settlement of loans complies with SOP 92-3. At September 30, 1997, the Bank had $246,700 of real estate acquired in settlement of loans.


         Restructured Loans. Under GAAP, the Bank is required to account for certain loan modifications or restructuring as a "troubled debt restructuring." In general, the modification or restructuring of a debt constitutes a troubled debt restructuring if the Bank for economic or legal reasons related to the borrower's financial difficulties grants a concession to the borrowers that the Bank would not otherwise consider. Debt restructurings or loan modifications for a borrower do not necessarily always constitute troubled debt restructurings, however, and troubled debt restructurings do not necessarily result in nonaccrual loans. The Bank had no restructured loans as of September 30, 1997.


         Asset Classification. The OTS has adopted various regulations regarding problem assets of savings institutions. The regulations require that each insured institution review and classify its assets on a regular basis. In addition, in connection with examinations of insured institutions, OTS examiners have authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified as loss is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. If an asset or portion thereof is classified as loss, the insured institution establishes specific allowances for loan losses for the full amount of the portion of the asset classified as loss. All or a portion of general loan loss allowances established to cover possible losses related to assets classified substandard or doubtful can be included in determining an institution's regulatory capital, while specific valuation allowances for loan losses generally do not qualify as regulatory capital. Assets that do not currently expose the insured institution to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are designated "special mention" and monitored by the Bank.


         As of September 30, 1997, the aggregate amount of the Bank's assets classified as substandard was $2.3 million, no assets were classified as doubtful or loss, and the aggregate amount not classified but designated special mention was $312,000. As of September 30, 1996, the aggregate amount of the Bank's assets classified as substandard was $2.3 million, no assets were classified as doubtful or loss, and the aggregate amount not classified but designated special mention was $432,000.

         Allowance for Loan Losses. The Bank has established a systematic methodology for the determination of provisions for loan losses. The methodology is set forth in a formal policy and takes into consideration the need for an overall general valuation allowance as well as specific allowances that are tied to individual loans.

         In originating loans, the Bank recognizes that losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. The Bank increases its allowance for loan losses by charging provisions for loan losses against the Bank's income.

         The general valuation allowance is maintained to cover losses inherent in the loan portfolio. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. Specific valuation allowances are established to absorb losses on loans for which full collectibility cannot be reasonably assured. The amount of the allowance is based on the estimated value of the collateral securing the loan and other analyses pertinent to each situation. Generally, a provision for losses is charged against income monthly to maintain the allowances.

         At September 30, 1997, the Bank had an allowance for loan losses of $1.1 million. Management believes that the amount maintained in the allowance at September 30, 1997 will be adequate to absorb losses inherent in the portfolio. Although management believes that it uses the best information available to make such determinations, future adjustments to the allowance for loan losses may be necessary and results of operations could be significantly and adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while the Bank believes it has established its existing allowance for loan losses in accordance with GAAP, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to increase significantly its allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that substantial increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect the Bank's financial condition and results of operations.

         The following table sets forth an analysis of the Bank's allowance for loan losses.

                                                                           At and For the Fiscal Years
                                                                               Ended September 30,
                                                                         -------------------------------
                                                                             1997                1996
                                                                         -------------    --------------
                                                                             (Dollars in Thousands)

Total loans outstanding..............................................   $   134,491         $    130,862
                                                                        ===========         ============
Average loans outstanding............................................   $   132,529         $    126,503
                                                                        ===========         ============
Allowance at beginning of period.....................................   $       830         $        786
Provision............................................................           293                   47
Recoveries...........................................................            --                   --
Charge-offs:
   Consumer loans....................................................            13                    3
                                                                        -----------         ------------
Allowance at end of period...........................................   $     1,110         $        830
                                                                        ===========         ============
Allowance for loan losses as a percentage of total
    loans outstanding................................................          0.83%                0.63%
                                                                        ===========          ===========
Net loans charged off as a percentage of total loans outstanding.....          0.01%                  --%
                                                                        ===========          ===========
Ratio of allowance to nonperforming loans............................       104.82%                69.51%
                                                                        ==========           ===========



         The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. Management believes that the allowance can be allocated by category only on an approximate basis. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any other category.

                                                                     At September 30,
                                               ------------------------------------------------------------------
                                                          1997                                1996
                                               ---------------------------       --------------------------------

                                                                Percent of                         Percent of
                                                               Loans in Each                      Loans in Each
                                                                Category to                        Category to
                                                Amount          Total Loans        Amount          Total Loans
                                               ---------     ---------------     ----------      ----------------
                                                                  (Dollars in Thousands)
Real estate loans:
     One- to Four-family residential         $     643            76.50%        $     450            76.72%
     Construction.........................          55             4.22                50             5.02
     Commercial...........................         105             5.26                88             4.75
     Multi-family residential.............         100             4.68                75             5.03
Commercial and consumer...................         207             9.34               167             8.48
                                             ---------         --------         ---------        ---------
Total allowance for loan losses...........   $   1,110           100.00%        $     830           100.00%
                                             =========         ========         =========        =========


INVESTMENT ACTIVITIES


         The Bank is permitted under federal law to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, deposits at the FHLB-Atlanta, certificates of deposit of federally insured institutions, certain bankers' acceptances and federal funds. Subject to various restrictions, the Bank may also invest a portion of its assets in commercial paper and corporate debt securities. Savings institutions like the Bank are also required to maintain an investment in FHLB stock. The Bank is required under federal regulations to maintain a minimum amount of liquid assets. See "Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         The Bank purchases investment securities with excess liquidity arising when investable funds exceed loan demand. The Bank's investment securities purchases have been limited to U.S. Government and agency securities generally with contractual maturities of between one and five years.

         The Bank's investment policies generally limit investments to U.S. Government and agency securities, municipal bonds, certificates of deposit, marketable corporate debt obligations, mortgage-backed securities and certain types of mutual funds. The Bank's investment policy does not permit engaging directly in hedging activities or purchasing high risk mortgage derivative products or non-investment grade corporate bonds. Mutual funds held by the Bank may periodically engage in hedging activities and invest in derivative securities. Investments are made based on certain considerations, which include the interest rate, yield, settlement date and maturity of the investment, the Bank's liquidity position, and anticipated cash needs and sources (which in turn include outstanding commitments, upcoming maturities, estimated deposits and anticipated loan amortization and repayments). The effect that the proposed investment would have on the Bank's credit and interest rate risk and risk-based capital is also considered.

         The following table sets forth the amortized cost and fair value of our investment and mortgage-backed securities, at the dates indicated.

                                                                      At September 30,
                                              -------------------------------------------------------------------
                                                            1997                              1996
                                              --------------------------------  ---------------------------------
                                                             Net                               Net
                                               Amortized  Unrealized   Fair     Amortized  Unrealized    Fair
                                                 Cost     Gain(Loss)   Value      Cost     Gain(Loss)    Value
                                               ---------  ----------  ------    ---------  -----------   ------
                                                                   (Dollars in Thousands)
Investment Securities:
   U.S. Government and agency securities
     held to maturity.......................   $ 10,407   $     18   $ 10,425   $ 14,751  $     (88) $  14,663
   U.S. Government and agency securities
     available for sale.....................      1,988         22      2,010         --         --         --
                                               --------   --------   --------   --------  ---------  ---------
Total investment securities.................   $ 12,395   $     40   $ 12,435   $ 14,751  $     (88) $  14,663
                                               ========   ========   ========   ========  =========  =========

 Mortgage-backed securities:
   FHLMC held to maturity...................   $  5,238   $     94   $  5,332   $  6,813  $      15  $   6,828
   FNMA held to maturity....................      3,588        (18)     3,570      4,663        (94)     4,569
   GNMA held to maturity....................      1,261         30      1,291      1,442          7      1,449
                                               --------   --------   --------   --------  ---------  ---------
Total mortgage-backed securities............   $ 10,087   $    106   $ 10,193   $ 12,918  $     (72) $  12,846
                                               ========   ========   ========   ========  =========  =========

Other Investments available for sale:
   US League Asset Management Fund..........   $  1,375   $     14   $  1,389   $  1,295  $       9  $   1,304
   Federated Government Trust...............      3,036        228      3,264      2,861        183      3,044
   FHLMC stock..............................         44      1,542      1,586         44      1,073      1,117
   Other....................................         --         --         --         50         --         50
                                               --------   --------   --------   --------  ---------  ---------
Total other investments available for sale     $  4,455   $  1,784   $  6,239  $   4,250  $   1,265  $   5,515
                                               ========   ========   ========  =========  =========  =========


(1) All other investments are classified as available for sale.

         The following table sets forth information regarding the scheduled maturities, carrying values, approximate fair values, and weighted average yields for our investment securities portfolio at September 30, 1997 by contractual maturity. The following table does not take into consideration the effects of scheduled repayments or the effects of possible prepayments.

                                                                                 At September 30, 1997
                                    -----------------------------------------------------------------------------------------
                                       Less than 1 year        1 to 5 years       Over 5 to 10 years       Over 10 years
                                    --------------------  --------------------  ---------------------   --------------------
                                                 Weighed              Weighted               Weighted               Weighted
                                    Carrying     Average  Carrying     Average  Carrying      Average   Carrying     Average
                                      Value     Yield(1)    Value     Yield(1)    Value      Yield(1)     Value     Yield(1)

                                                                                       (Dollars in Thousands)
U.S. Government securities......   $   1,000       5.59% $   2,503       6.33% $      --          --%  $     --         --%
U.S. Agency securities..........       1,049       5.63      7,617       6.38         --          --        248        7.58
                                   ---------   --------  ---------  ---------  ---------   ---------   --------    --------
Total...........................   $   2,049       5.63% $  10,120       6.38% $      --          --%  $    248        7.58%
                                   =========   ========  =========  =========  =========   =========   ========   =========



                                     -------------------------------
                                            Total Securities
                                     -------------------------------
                                                 Weighted
                                     Carrying     Average     Market
                                       Value     Yield(1)     Value


U.S. Government securities......    $   3,502       6.12%  $   3,506
U.S. Agency securities..........        8,914       6.34       8,928
                                    ---------  ---------   ---------
Total...........................    $  12,416       6.28%  $  12,434
                                    =========  =========   =========

--------------------
(1) Yields on tax exempt obligations have been computed on a tax equivalent basis.

DEPOSIT ACTIVITIES AND OTHER SOURCES OF FUNDS

         General. Deposits are the major external source of funds for the Bank's lending and other investment activities. In addition, the Bank also generates funds internally from loan principal repayments and prepayments and maturing investment securities. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are influenced significantly by general interest rates and money market conditions. Borrowings from the FHLB-Atlanta may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. Presently, the Bank has no other borrowing arrangements.

         Deposit Accounts. The Bank's deposit products include a broad selection of deposit instruments, including NOW accounts, demand deposit accounts, money market accounts, regular passbook savings, statement savings accounts and term certificate accounts. Deposit account terms vary with the principal difference being the minimum balance deposit, early withdrawal penalties and the interest rate. The Bank reviews its deposit mix and pricing weekly. The Bank does not utilize brokered deposits, nor has it aggressively sought jumbo certificates of deposit.

         The Bank believes it is competitive in the type of accounts and interest rates it offers on its deposit products. The Bank does not seek to pay the highest deposit rates but a competitive rate. The Bank determines the rates paid based on a number of conditions, including rates paid by competitors, rates on U.S. Treasury securities, rates offered on various FHLB-Atlanta lending programs, and the deposit growth rate the Bank is seeking to achieve.


         The Bank may use premiums to attract new checking accounts, particularly in conjunction with new branch openings. Should they be used, these premium offers would be reflected in an increase in the Bank's advertising and promotion expense, as well as its cost of funds. The Bank also plans to seek business checking accounts and to promote individual retirement accounts ("IRAs") and Self Employment Plan retirement accounts to businesses.


         In the unlikely event the Bank is liquidated after the Reorganization, depositors will be entitled to full payment of their deposit accounts before any payment is made to the Company as the sole stockholder of the Bank.

         The following table sets forth information concerning the Bank's time deposits and other interest-bearing deposits at September 30, 1997.

                                                                                     Balance
                                                                    Minimum       (in thousands)    Percentage
                                                                    Balance       as of September    of Total
Category                          Term         Interest Rate        Amount           30, 1997        Deposits
--------                     -------------     -------------      -----------     -------------    -----------
Non-interest NOW
  accounts.................       None               --%        $    100         $  3,023              2.08%
NOW accounts...............       None             1.99%        $    100            6,763              4.65
Super Now accounts.........       None             3.05%        $  1,000            4,903              3.37

Money market accounts......       None             3.05%        $  1,000           14,240              9.79
Passbook accounts..........       None             2.79%        $    100           14,197              9.76

Certificates of deposit....       91 days          4.34%        $    500            1,101              0.76
Certificates of deposit....        6 months        5.23%        $    500           30,466             20.95
Certificates of deposit....       12 months        5.31%        $    500           16,996             11.69
Certificates of deposit....       18 months        5.35%        $    500            3,692              2.54
Certificates of deposit....       24 months        6.02%        $    500            3,962              2.72
Certificates of deposit....       30 months        6.16%        $    500           10,849              7.46
Certificates of deposit....       36 months        5.93%        $    500            2,344              1.61
Certificates of deposit(1).        Various         5.86%        $ 50,000           13,862              9.53

Certificates of deposit
  variable rate IRA........       18 months        5.48%        $     25               70              0.05
Certificates of deposit
  fixed rate IRA...........       18 months        5.44%        $    500           18,975             13.05
                                                                                 --------         ---------
Total deposits.............                                                      $145,444            100.00%
                                                                                 ========         =========

----------
(1) Generally includes "jumbo" and "mini-jumbo" deposits ($50,000 or more); however, it includes all deposits which have a negotiated interest rate higher than the standard rate offered at the time the deposit was accepted.


         The following table indicates the amount of the Bank's certificate accounts with a principal balance greater than $100,000 by time remaining until maturity as of September 30, 1997.


Maturity Period                                        Certificates of Deposit
---------------                                        ------------------------
                                                        (Dollars in Thousands)

Within three months..................................      $   4,197
Three to six months..................................          7,056
Six through twelve months............................          4,848
Over twelve months...................................          1,511
                                                           ---------
   Total jumbo certificates of deposit...............      $  17,612
                                                           =========

         Deposit Flow. The following table sets forth the balances (inclusive of interest credited) and changes in dollar amounts of deposits in the various types of accounts offered by the Bank between the dates indicated.

         Time Deposits by Rates. The following table sets forth the amount of time deposits in the Bank categorized by rates at the dates indicated.

                                           As of September 30,
                                      ----------------------------
                                          1997              1996
                                      ------------      -----------
                                         (Dollars in Thousands)

Interest Rate

2.00-4.00%.....................      $      172       $       24
4.01-6.00%.....................          92,311           84,163
6.01-8.00%.....................           9,835           21,902
                                     ----------       ----------
                                     $  102,318       $  106,089
                                     ==========       ==========

         Time Deposits by Maturities. The following table sets forth the amount of time deposits in the Bank categorized by rates and maturities at September 30, 1997.

                                                                                   After
Interest Rate     September 30, 1998  September 30, 1999   September 30, 2000   September 30,     Total
-------------     ------------------  ------------------   ------------------   -------------     -----
                                              (Dollars in Thousands)
2.01-4.0%........     $     127           $      45           $      --           $     --      $     172
4.01-6.0%........        77,747              98,931               3,630                  3         92,311
6.01-8.0%........         8,825                 650                 250                110          9,835
                      ---------           ---------           ---------           --------      ---------
Total............     $  87,699           $  10,626           $   3,880           $    113      $ 102,318
                      =========           =========           =========           ========      =========

         Deposit Activity. The following table set forth the deposit activity of the Bank for the periods indicated.

                                                                            Year Ended September 30,
                                                                          ----------------------------
                                                                              1997            1996
                                                                          ------------    ------------
                                                                             (Dollars in Thousands)
Beginning balance....................................................    $  145,975       $  141,432
Net increase (decrease) before interest credited.....................        (7,386)          (2,751)
Interest credited....................................................         6,805            7,294
                                                                         ----------       ----------
Net increase (decrease) in savings deposits..........................          (531)           4,543
                                                                         ----------       ----------
Ending balance.......................................................    $  145,444       $  145,975
                                                                         ==========       ==========

         Borrowings. Savings deposits are the primary source of funds for the Bank's lending and investment activities and for its general business purposes. The Bank has the ability to use advances from the FHLB- Atlanta to supplement its supply of lendable funds and to meet deposit withdrawal requirements. The FHLB-Atlanta functions as a central reserve bank providing credit for savings associations and certain other member financial institutions. As a member of the FHLB-Atlanta, the Bank is required to own capital stock in the FHLB-Atlanta and is authorized to apply for advances on the security of such stock and certain of its mortgage loans and other assets (principally securities that are obligations of, or guaranteed by, the U.S. Government) provided certain creditworthiness standards have been met. Advances are made pursuant to several different credit programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on the financial condition of the member institution and the adequacy of collateral pledged to secure the credit. The maximum outstanding balances of the Bank's FHLB advances for the fiscal years ended September 30, 1997 and 1996 were $3.8 million and $3.8 million, respectively, the average balances outstanding were $2.3 million and $1.6 million, respectively, and the weighted average interest rates were 6.28% and 4.36%, respectively. The Bank's outstanding balances of FHLB advances as of September 30, 1997 and 1996, were $3.5 million and $3.8 million, respectively.

COMPETITION


         The Bank faces intense competition in its primary market area for the attraction of savings deposits (its primary source of lendable funds) and in the origination of loans. Its most direct competition for savings deposits has historically come from commercial banks, credit unions, other thrifts operating in its market area, and other financial institutions such as brokerage firms and insurance companies. As of June 1996, the Bank ranked fourth in deposit share among depository institutions in Gaston County, with approximately 9.9% of the County's deposits. As of September 30, 1997, there were 38 financial institutions, including commercial banks, thrifts and credit unions operating in Gaston County, North Carolina. Particularly in times of high interest rates, the Bank has faced additional significant competition for investors' funds from short-term money market securities and other corporate and government securities. The Bank's competition for loans comes from commercial banks, thrift institutions, credit unions and mortgage bankers. Such competition for deposits and the origination of loans may limit the Bank's growth in the future. See "Risk Factors--Strong Competition Within the Bank's Market Area."


SUBSIDIARY ACTIVITIES

         Under OTS regulations, the Bank generally may invest up to 3% of its assets in service corporations, provided that at least one-half of investment in excess of 1% is used primarily for community, inner-city and community development projects. The Bank's investment in its wholly-owned service corporation, Gaston Financial Services, Inc. doing business as Gaston Federal Investment Services ("GFS") which was $533,399 at September 30, 1997, did not exceed these limits. A licensed insurance agent, GFS markets annuities, mutual funds and life insurance, and provides discount brokerage services.

PROPERTIES

         The following table sets forth certain information regarding the Bank's offices at September 30, 1997, all of which are owned by the Bank.

Location                   Year Opened           Approximate Square Feet       Deposits
--------                   -----------           -----------------------       --------
245 West Main Avenue           1971              12,400                        $43.4 million
Gastonia, NC  28052-4140

1670 Neal Hawkins Road         1987              5,322                         $21.4 million
Gastonia, NC  28056-6429

1535 Burtonwood Drive          1976              4,739                         $44.7 million
Gastonia, NC  28054-4011

233 South Main Street          1990              2,372                         $36.1 million
                                                                               -------------
Mount Holly, NC  28120-1620


         At September 30, 1997, the net book value of the Bank's office properties and the Bank's fixtures, furniture, and equipments was $2.1 million.

EMPLOYEES

         As of September 30, 1997, the Bank had 57 full-time and 8 part-time employees, none of whom is represented by a collective bargaining unit. The Bank believes its relationship with its employees is good.

LEGAL PROCEEDINGS

         Periodically, there have been various claims and lawsuits involving the Bank, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans and other issues incident to the Bank's business. The Bank is not a party to any pending legal proceedings that it believes would have a material adverse effect on the financial condition or operations of the Bank.

                           FEDERAL AND STATE TAXATION

FEDERAL TAXATION

         General. The Mutual Holding Company, the Company and the Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to the Bank.

         Method of Accounting. For federal income tax purposes, the Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its consolidated federal income tax returns. The Small Business Protection Act of 1996 (the "1996 Act") eliminated the use of the reserve method of accounting for bad debt reserves by savings institutions, effective for taxable years beginning after 1995.


         Bad Debt Reserves. Prior to the 1996 Act, the Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at the Bank's taxable income. As a result of the 1996 Act, the Bank must use the specific charge off method in computing its bad debt deduction beginning with its 1996 federal tax return. In addition, the federal legislation requires the recapture (over a six year period) of the excess of tax bad debt reserves at September 30, 1996 over those established as of September 30, 1988. The amount of such reserve subject to recapture as of September 30, 1997, was approximately $1.4 million

         Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should the Bank fail to meet certain thrift asset and definitional tests. New federal legislation eliminated these thrift related recapture rules. However, under current law, pre-1988 reserves remain subject to recapture should the Bank make certain non-dividend distributions or cease to maintain a bank charter. At September 30, 1997, the Bank's total federal pre-1988 reserve was approximately $4.8 million. This reserve reflects the cumulative effects of federal tax deductions by the Bank for which no federal income tax provision has been made.


         Minimum Tax. The Code imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI"). The AMT is payable to the extent such AMTI is in excess of an exemption amount. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

         Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. At September 30, 1997, the Bank had no net operating loss carryforwards for federal income tax purposes.

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         Corporate Dividends-Received Deduction. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. Following completion of the Reorganization and Offering, the Mutual Holding Company will own less than 80% of the outstanding common stock of the Company. As such, the Mutual Holding Company will not be permitted to file a consolidated federal income tax return with the Company and the Bank. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated return, and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.


         Status of Examinations. The Bank was last examined by the IRS for the fiscal year ended September 30, 1994.


STATE TAXATION

         State of North Carolina. Under North Carolina law, the corporate income tax is 7.75% of federal taxable income as computed under the Code, subject to certain prescribed adjustments. In addition, for tax years beginning in 1991, 1992, 1993 and 1994, corporate taxpayers were required to pay a surtax equal to 4%, 3%, 2% and 1%, respectively, of the state income tax otherwise payable by it. An annual state franchise tax is imposed at a rate of 0.15% applied to the greatest of the institutions (i) capital stock, surplus and undivided profits,
(ii) investment in tangible property in North Carolina or (iii) 55% of the appraised valuation of property in North Carolina.

                                   REGULATION

         As a federally chartered SAIF-insured stock savings bank, the Bank is subject to examination, supervision and extensive regulation by the OTS and the FDIC. The Bank is a member of the Federal Home Loan Bank ("FHLB") system. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The Bank also is subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") governing reserves to be maintained against deposits and certain other matters. The OTS examines the Bank and prepares reports for the consideration of the Bank's Board of Directors on any deficiencies that they may find in the Bank's operations. The FDIC also examines the Bank in its role as the administrator of the SAIF. The Bank's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws especially in such matters as the ownership of savings accounts and the form and content of the Bank's mortgage documents. Any change in such regulation, whether by the FDIC, OTS, or Congress, could have a material adverse impact on the Company and the Bank and their operations.

FEDERAL REGULATION OF SAVINGS INSTITUTIONS

         Business Activities. The activities of savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act (the "FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which savings association may engage. The description of statutory provisions and regulations applicable to savings associations set forth herein does not purport to be a complete description of such statutes and regulations and their effect on the Bank.

         Loans to One Borrower. Under the HOLA, savings institutions are generally subject to the national bank limits on loans to a single or related group of borrowers. Generally, this limit is 15% of the Bank's unimpaired capital and surplus plans and an additional 10% of unimpaired capital and surplus, if such loan is secured by readily- marketable collateral, which is defined to include certain financial instruments and bullion. The OTS by regulation has amended the loans to one borrower rule to permit savings associations meeting certain requirement to extend loans to one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units.

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         Qualified Thrift Lender Test. In general, savings associations are required to maintain at least 65% of their portfolio assets in certain qualified thrift investments (which consist primarily of loans and other investments related to residential real estate and certain other assets). A savings association that fails the qualified thrift lender test is subject to substantial restrictions on activities and to other significant penalties. Recent legislation permits a savings association to qualify as a qualified thrift lender not only by maintaining 65% of portfolio assets in qualified thrift investments (the "QTL test") but also, in the alternative, by qualifying under the Code as a "domestic building and loan association." The Bank is a domestic building and loan association as defined in the Code.

         Recent legislation also expands the QTL test to provide savings associations with greater authority to lend and diversify their portfolios. In particular, credit card and education loans may now be made by savings associations without regard to any percentage-of-assets limit, and commercial loans may be made in an amount up to 10 percent of total assets, plus an additional 10 percent for small business loans. Loans for personal, family and household purposes (other than credit card, small business and educational loans) are now included without limit with other assets that, in the aggregate, may account for up to 20% of total assets. At September 30, 1997, under the expanded QTL test, approximately 88.8% of the Bank's portfolio assets were qualified thrift investments.

         Limitation on Capital Distributions. OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution, such as the Bank, that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 Association") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters; provided that the institution would not be undercapitalized, as that term is defined in the OTS Prompt Corrective Action regulations, following the capital distribution. Any additional capital distributions would require prior regulatory approval. In the event the Bank's capital fell below its fully-phased in requirement or the OTS notified it that it was in need of more than normal supervision, the Bank's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.


         Liquidity. The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's average liquidity ratio for the quarter ended September 30, 1997 was 13.5%, which exceeded the then applicable requirements. The Bank has never been subject to monetary penalties for failure to meet its liquidity requirements.


         Community Reinvestment Act and Fair Lending Laws. Savings association share a responsibility under the Community Reinvestment Act ("CRA") and related regulations of the OTS to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, at a minimum, result in regulatory restrictions on its activities, and failure to complete with the Fair Lending Laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies and the Department of Justice. The Bank received a satisfactory CRA rating under the current CRA regulations in its most recent federal examination by the OTS.

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         Transactions with Related Parties. The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and any non-savings institution subsidiaries) or to make loans to certain insiders, is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA").
Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in
Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

         Enforcement. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring enforcement action against all "institution-related parties," including stockholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institutions, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. Under the FDI Act, the FDIC has the authority to recommend to the Director of OTS that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances.

         Standards for Safety and Soundness. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, and compensation fees and benefits and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted a final regulation and Interagency Guidelines Prescribing Standards for Safety and Soundness ("Guidelines") to implement the safety and soundness standards required under the FDI Act. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit system; credit underwriting; loan documentation; interest rate risk exposure; asset growth; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. The final regulations establish deadlines for the submission and review of such safety and soundness compliance plans.

         Capital Requirements. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3% leverage (core capital) ratio and an 8% risk based capital standard. Core capital is defined as common stockholder's equity (including retained earnings), certain non-cumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights ("MSRs") and credit card relationships. The OTS regulations require that, in meeting the leverage ratio, tangible and risk-based capital standards institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4% (3% for institutions receiving the highest CAMELS examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "--Prompt Corrective Regulatory Action."

         The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8%. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%,

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as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan and lease losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

         The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest that risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. A savings association with assets of less than $300 million an risk-based capital ratios in excess of 12% is not subject to the interest rate risk component, unless the OTS determines otherwise. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed the date that the component will first be deducted from an institution's total capital to provide it with an opportunity to review the interest rate risk approaches taken by the other federal banking agencies.

         At September 1997, the Bank met each of its capital requirements, in each case on a fully phased-in basis. See "Regulatory Capital Compliance" for a table which sets forth in terms of dollars and percentages the OTS tangible, leverage and risk-based capital requirements, the Bank's historical amounts and percentages at September 30, 1997, and pro forma amounts and percentages based upon the issuance of the shares within the Offering Range and assuming that a portion of the net proceeds are retained by the Company.

         Thrift Charter. Congress has been considering legislation in various forms that would require federal thrifts, such as the Bank, to convert their charters to national or state bank charters. Recent legislation required the Treasury Department to prepare for Congress a comprehensive study on development of a common charter for federal savings association and commercial banks; and, in the event that the thrift charter was eliminated by January 1, 1999, would require the merger of the BIF and the SAIF into a single deposit insurance fund on that date. The Bank cannot determine whether, or in what form, such legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would not adversely affect the Bank and the Company.

PROMPT CORRECTIVE REGULATORY ACTION

         Under the OTS Prompt Corrective Action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has the total risk- based capital less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized" and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically

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



undercapitalized." The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The OTS could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

INSURANCE OF DEPOSIT ACCOUNTS

         The FDIC has adopted a risk-based insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of (1) well capitalized, (2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Bank.

FEDERAL HOME LOAN BANK SYSTEM

         The Bank is a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB, is required to acquire and hold shares of capital stock in that FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. As of September 30, 1997, the Bank was in compliance with this requirement.

         The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members.

FEDERAL RESERVE SYSTEM

         The Federal Reserve Board regulations require savings institutions to maintain non-interest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). At September 30, 1997, the Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements imposed by the OTS.

HOLDING COMPANY REGULATION


         Generally. The Mutual Holding Company and the Company are non-diversified mutual savings and loan holding companies within the meaning of the HOLA, as amended. As such, the Mutual Holding Company and the Company are registered with the OTS and are subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Mutual Holding Company and the Company and any non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, the Company and the Mutual Holding Company are generally not subject to state business organizations law.


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         Permitted Activities. Pursuant to Section 10(o) of the HOLA and OTS
regulations and policy, a mutual holding company and a federally chartered mid-tier holding company such as the Company may engage in the following activities: (i) investing in the stock of a savings association; (ii) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (iii) merging with or acquiring another holding company; one of whose subsidiaries is a savings association; (iv) investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices; (v) furnishing or performing management services for a savings association subsidiary of such company; (vi) holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company; (vii) holding or managing properties used or occupied by a savings association subsidiary of such company properties used or occupied by a savings association subsidiary of such company;
(viii) acting as trustee under deeds of trust; (ix) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987; and (x) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (x) above, and has a period of two years to cease any non-conforming activities and divest of any non-conforming investments.

         The HOLA prohibits a savings and loan holding company, including the Company and the Mutual Holding Company, directly or indirectly, or through one or more subsidiaries, from acquiring another savings institution or holding company thereof, without prior written approval of the OTS. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a non-subsidiary savings institution, a non-subsidiary holding company, or a non-subsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

         The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and
(ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

         Waivers of Dividends by the Mutual Holding Company. OTS regulations require the Mutual Holding Company to notify the OTS of any proposed waiver of its right to receive dividends. It is the OTS' recent practice to review dividend waiver notices on a case-by-case basis, and, in general, not object to any such waiver if: (i) the mutual holding company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the mutual holding company's members; (ii) for as long as the savings association subsidiary is controlled by the mutual holding company, the dollar amount of dividends waived by the mutual holding company are considered as a restriction on the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the mutual holding company is available for declaration as a dividend solely to the mutual holding company, and, in accordance with SFAS 5, where the savings association determines that the payment of such dividend to the mutual holding company is probable, an appropriate dollar amount is recorded as a liability; (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under OTS capital distribution regulations; and (v) in the event the mutual holding company converts to stock

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



form, the appraisal submitted to the OTS in connection with the conversion application takes into account the aggregate amount of the dividends waived by the mutual holding company.

         Conversion of the Mutual Holding Company to Stock Form. OTS regulations and the Plan of Reorganization permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization (a "Conversion Transaction"). There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new holding company would be formed as the successor to the Company (the "New Holding Company"), the Mutual Holding Company's corporate existence would end, and certain depositors of the Bank would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of common stock held by Minority Stockholders would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant an exchange ratio that ensures that after the Conversion Transaction, subject to the Dividend Waiver Adjustment described below and a slight adjustment to reflect the receipt of cash in lieu of fractional shares, the percentage of the to-be outstanding shares of the New Holding Company issued to Minority Stockholders in exchange for their common stock would be equal to the percentage of the outstanding shares of common stock held by Minority Stockholders immediately prior to the Conversion Transaction. The total number of shares held by Minority Stockholders after the Conversion Transaction would also be affected by any purchases by such persons in the offering that would be conducted as part of the Conversion Transaction.

         The Dividend Waiver Adjustment would adjust the percentage of the to-be outstanding shares of common stock of the New Holding Company issued to Minority Stockholders in exchange for their shares of common stock to reflect (i) the aggregate amount of dividends waived by the Mutual Holding Company and (ii) assets other than common stock held by the Mutual Holding Company. Pursuant to the Dividend Waiver Adjustment, the percentage of the to-be outstanding shares of the New Holding Company issued to Minority Stockholders in exchange for their shares of common stock would be equal to the percentage of the outstanding shares of common stock held by Minority Stockholders multiplied by the Dividend Waiver Fraction. The Dividend Waiver Fraction is equal to the product of (a) a fraction, of which the numerator is equal to the Company's stockholders' equity at the time of the Conversion Transaction less the aggregate amount of dividends waived by the Mutual Holding Company and the denominator is equal to the Company's stockholders' equity at the time of the Conversion Transaction, and
(b) a fraction, of which the numerator is equal to the appraised pro forma market value of the New Holding Company minus the value of the Mutual Holding Company's assets other than common stock and the denominator is equal to the pro forma market value of the New Holding Company.

FEDERAL SECURITIES LAWS

         The common stock of the Company to be issued in the Offering will be registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934 (the "Exchange Act"). The Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act.

         Company common stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Company meets specified current public information requirements, each affiliate of the Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

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                           MANAGEMENT OF THE COMPANY

DIRECTORS OF THE COMPANY


         Generally. The Board of Directors of the Company will initially consist of the nine persons who are currently directors of the Bank . Directors of the Company will serve three-year staggered terms so that approximately one-third of the Directors will be elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of shareholders following completion of the Reorganization consists of Directors Beal, Fuller, and Massey. The class of directors whose term expires at the second annual meeting of shareholders following completion of the Reorganization consists of Directors Hoyle, Rudisill and Williams. The class of directors whose term of office expires at the third annual meeting of shareholders following the completion of the Reorganization consists of Directors Matthews, Keith and Price.



EXECUTIVE OFFICERS OF THE COMPANY

         The following individuals will be executive officers of the Company and hold the offices set forth below opposite their names. The biographical information for each executive officer is set forth under "Management of the Bank--Directors and Executive Officers of the Bank."

Name                      Age*    Position
-----------------------  -----    --------
Kim S. Price              41      President and Chief Executive Officer
Paul L. Teem, Jr.         49      Executive Vice President, Secretary and Chief
                                  Operations Officer
Gary F. Hoskins           34      Vice President, Treasurer and Chief Financial
                                  Officer
---------------------------
*As of September 30, 1997

         None of the executive officers has received remuneration from the Company. It is not anticipated that the executive officers of the Company will initially receive any remuneration in his capacity as an executive officer. For information concerning compensation of executive officers of the Bank, see "Management of the Bank."

BOARD OF DIRECTORS AND COMMITTEES OF THE COMPANY AFTER THE REORGANIZATION


         Following the Reorganization, the Board of Directors of the Company is expected to meet quarterly, or more often as may be necessary. The directors of the Company will not initially receive fees for serving on the Company's Board of Directors.

         The Board of Directors initially is expected to have, among others, a standing Executive Committee and Audit Committee. The Company's Nominating Committee will comprise the directors serving on the Executive Committee, or the full Board of Directors. The Company does not intend initially to have a compensation committee, as it is not anticipated that the officers of the Company will initially be compensated as such.

         The Executive Committee initially will consist of Directors Hoyle (who will serve as Chairman), Rudisill, Keith and Price. The Executive Committee is expected to meet as necessary when the Board is not in session to exercise general control and supervision in all matters pertaining to the interests of the Company, subject at all times to the direction of the Board of Directors.


         The Audit Committee initially will consist of Directors Massey (who will serve as Chairman), Rudisill, Keith, and Beal. The Audit Committee is expected to meet at least quarterly to examine and approve the audit report prepared by the independent auditors of the Bank, to review and recommend the independent auditors to be engaged by the Company, to review the internal accounting controls of the Company, and to review and approve audit policies.

                             MANAGEMENT OF THE BANK

DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK

         Upon completion of the Reorganization, the directors of the Bank will consist of those persons who currently serve on the Board of Directors of the Bank. The directors of the Bank will have three year terms which will be staggered to provide for the election of approximately one-third of the board members each year. Directors of the Bank will be elected by the Company as sole stockholder of the Bank. The directors and executive officers of the Bank as of January 31, 1998 are as follows:

                                         AGE AT                                                        CURRENT
NAME                               SEPTEMBER 30, 1997       POSITION (1)       DIRECTOR SINCE       TERM EXPIRES
----                               ------------------       ------------       --------------       ------------

DIRECTORS:(2)

Senator David W. Hoyle                     58                 Chairman              1975                2000
Ben R. Rudisill, II                        54               Vice Chairman           1977                2000
Robert W. Williams, Sr.                    69               Vice Chairman           1975                1999
Martha B. Beal                             66                 Director              1993                1999
James J. Fuller                            54                 Director              1972                1999
William H. Keith                           68                 Director              1991                2001
Charles D. Massey                          60                 Director              1971                1999
Eugene R. Matthews, II                     40                 Director              1998                2001
Kim S. Price                               41        President, Chief Executive     1997                2001
                                                        Officer and Director

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS:

Paul L. Teem, Jr.                          49         Executive Vice President,
                                                   Secretary and Chief Operations
                                                               Officer

Gary F. Hoskins                            34       Vice President, Treasurer and
                                                       Chief Financial Officer


----------
(1)  As of January 31, 1998
(2) B. Frank Matthews, II, served as a Director since 1962, most recently as Chairman until his retirement from the Board in January 1998. Mr. Matthews will serve on the Company's Board of Directors. See "Management of the Company" and "Management of the Bank- Compensation of Directors."

         The business experience for the past five years for each of the Bank's directors and executive officers is as follows:

         Senator David W. Hoyle has served as a Director of the Bank since 1975. Senator Hoyle is a North Carolina State Senator and has served in that position since 1993. Prior to that Senator Hoyle was a self-employed real estate developer and investor.

         Ben R. Rudisill, II has served as a Director of the Bank since 1977. Mr. Rudisill is the President of Rudisill Enterprises, Inc., a wholesale beverage distributor and has served in that position since 1976.

         Robert W. Williams, Sr. has served as a Director of the Bank since 1975. Mr. Williams served as President and Chief Executive Officer of Gaston Federal Savings and Loan Association from 1975 to August 1997 and continues to serve as Vice Chairman of the Board of Directors.

         Martha B. Beal has served as a Director of the Bank since 1993. Mrs. Beal is the Vice President and Financial Officer of Chelsea House, Inc., a manufacturer of decorative arts, accessories and furniture and has served in that position since 1976.

         James J. Fuller has served as a Director of the Bank since 1972. Mr. Fuller is the President of Mount Holly Furniture Company, Inc., and has served in that position since 1972.

         William H. Keith has served as a Director of the Bank since 1991. Mr. Keith is retired and was a Senior Vice President and Area Executive for First Union National Bank of North Carolina from 1959 to 1988.

         Charles D. Massey has served as a Director of the Bank since 1971. Mr. Massey is the Director of Information Services of The Massey Company, Inc., a wholesale industrial distributor and has served in various positions with The Massey Company.


         Eugene R. Matthews, II was elected to the Bank's Board of Directors in January 1998. Since 1980, Mr. Matthews has been a Senior Vice President and Director of Matthews-Belk Company, a department store chain.


          Kim S. Price is the President and Chief Executive Officer and a Director of Gaston Federal Savings and Loan Association and has served in that position since August 1997. From 1991 to 1997 Mr. Price served as Vice President for Loan Production for First National Bank of Shelby.

         Paul L. Teem, Jr. has served as Executive Vice President, Secretary and Chief Operations Officer of the Bank since 1983.

         Gary F. Hoskins has served as Vice President, Treasurer and Chief Financial Officer of the Bank since August 1997. Prior to that Mr. Hoskins served as a Senior Vice President, Treasurer and Chief Financial Officer of Cherryville Federal Savings and Loan Association from 1995 to 1997. From 1986 to 1995, Mr. Hoskins served as a Thrift Examiner for the Office of Thrift Supervision.

MEETINGS OF THE BOARD OF THE BANK

         The Board of Directors of the Bank meets monthly and may have additional special meetings as may be called by the Chairman or as otherwise provided by law. During the fiscal year ended September, 1997, the Board held 15 meetings. No director attended fewer than 75% in the aggregate of the total number of meetings of the Board or Board Committees on which such Director served during fiscal 1997.

COMPENSATION OF DIRECTORS

         Fees. During the fiscal year ended September 30, 1997, non-employee Directors of the Bank received a retainer fee of $9,150 ($12,750 for the Chairman), plus a fee of $300 per Board meeting attended, $400 per month for serving on the Executive Committee, and $350 per month for other committee meetings. As of October 1, 1997, non-employee Directors of the Bank receive a retainer fee of $12,000 ($15,600 for the Chairman), plus a fee of $300 per Board meeting attended, $400 per meeting for attendance at Executive Committee meetings and $300 per meeting for all other committee meetings.


         Deferred Compensation and Income Continuation Agreement. In May 1986 we entered into non-qualified deferred compensation agreements ("DCA") for the benefit of Directors Hoyle, Williams, Rudisill, Fuller, Massey and former Director B. Frank Matthews, II. The DCAs provide each director with the opportunity to defer up to $20,000 of their usual compensation into the DCA. In the event of a director's termination of employment, amounts credited to his account under the DCA will be paid to him in 120 equal monthly installments beginning not later than the sixth month following the end of the Bank's year in which the director reaches age 70. In the event of death, amounts under the DCA will be paid to the director's designated beneficiaries. The DCA is an unfunded plan for tax purposes and for purposes of ERISA. All obligations arising under the DCA are payable from the general assets of the Bank. In October 1998, Mr. Matthews will receive the first of what will be 120 monthly payments of $1,026 under the DCA.

         Supplemental Executive Retirement Plan. In February 1992 the Bank entered into non-qualified supplemental retirement agreements ("SRA") for Directors Keith, Williams, Massey, Hoyle, Fuller, Rudisill, and former Director Matthews. The SRAs directors provide for an annual benefit that ranges from $1,275 to $5,100. Monthly benefits are provided for designated beneficiaries of directors who die before or after age 70 (except as a result of suicide or related injuries therefrom). Amounts not paid to the director, beneficiaries or spouse are paid to the estate of the director in a lump sum. Benefits under the SRA are forfeited if the director's service is terminated for cause. The SRA is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SRA are payable from the general assets of the Bank. In November 1997 Mr. Matthews received the first of what will be 180 monthly payments of $425 under the SRA.


EXECUTIVE COMPENSATION

         Summary Compensation Table. The following table sets forth for the year ended September 30, 1997, certain information as to the total remuneration paid by the Bank to the persons who served as a Chief Executive Officer of the Bank during any part of the fiscal year ended September 30, 1997, as well as to the four most highly compensated executive officers of the Bank at September 30, 1997, other than the Chief Executive Officer, who received total annual compensation in excess of $100,000 (together, "Named Executive Officers").

                                              ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                                       ----------------------------   ---------------------------------------
                                                                                AWARDS              PAYOUTS
                                                                      ------------------------    -----------
                                                                          OTHER
                                     YEAR                                 ANNUAL      RESTRICTED    OPTIONS/             ALL OTHER
                                     ENDED                             COMPENSATION    STOCK         SARS       LTIP   COMPENSATION
 NAME AND PRINCIPAL POSITION   SEPTEMBER 30(1)  SALARY(2)    BONUS(3)       (4)       AWARDS(5)     (#)(6)    PAYOUTS       (7)
-----------------------------   --------------  ----------  --------- -------------  -----------  --------- ----------  -----------
Kim S. Price (8)                     1997       $ 15,000    $    --         --            --           --        --      $   --
Robert W. Williams, Sr. (9)          1997        113,808     11,861         --            --           --        --       7,470

(1) In accordance with the rules on executive officer and director compensation disclosure adopted by the SEC, Summary Compensation information is excluded for the fiscal years ended September 30, 1996 and 1995, as the Bank was not a public company during such periods.
(2) Includes compensation deferred at the election of executives pursuant to the 401 (k) plan of the Bank. (3) Includes bonuses deferred at the election of executives pursuant to the 401 (k) plan of the Bank.
(4) The Bank provides certain members of senior management with certain other personal benefits, the aggregate value of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each officer. The value of such persons/benefits is not included in this table.
(5) Does not include awards pursuant to the recognition and retention plan, as such awards were not earned, vested or granted in 1997. For a discussion of the terms of the restricted stock plan which is intended to be adopted by the Company, see "--Recognition and Retention Plan."
(6) No stock options or SARs were earned or granted in 1997. For a discussion of the stock option plan which is intended to be adopted by the Company, see "--Stock Option Plan."
(7) Includes employer contributions to the Bank's 401(K) Plan on behalf of Named Executive Officers.

(8) Mr. Price became Chief Executive Officer on August 4, 1997, and the information presented in this table relates to compensation from such date through September 30, 1997.

(9) Mr. Williams resigned as Chief Executive Officer and was appointed Vice Chairman in August 1997.

EMPLOYMENT AGREEMENTS

         The Bank intends to enter into an employment agreement with Mr. Price which will provide for a term of thirty-six months. On each anniversary date, the agreement may be extended for an additional twelve months, so that the remaining term shall be thirty-six months. If the agreement is not renewed, the agreement will expire thirty-six months following the anniversary date. The current Base Salary for Mr. Price is $110,000. The Base Salary may be increased but not decreased. In addition to the Base Salary, the agreement provides for, among other things, participation in stock benefit plans and other employee and fringe benefits applicable to executive personnel. The agreement provides for termination by the Bank for cause at any time. In the event the Bank terminates the executive's employment for reasons other than for cause, or in the event of the executive's resignation from the Bank upon (i) failure to re-elect the executive to his current offices, (ii) a material change in the executive's functions, duties or responsibilities, or relocation of his principal place of employment by more than 30 miles, (iii) liquidation or dissolution of the Bank, or (iv) a breach of the agreement by the Bank, the executive, or in the event of death, his beneficiary would be entitled to severance pay in an amount equal to three times the annual rate of Base Salary (which includes any salary deferred at the election of Mr. Price) at the time of termination, plus the highest annual cash bonus paid to him during the prior three years. The Bank would also continue the executive's life, health, dental and disability coverage for the remaining unexpired term of the agreement. In the event the payments to the executive would include an "excess parachute payment" as defined by Code Section 280G (relating to payments made in connection with a change in control), the payments would be reduced in order to avoid having an excess parachute payment.

         The executive's employment may be terminated upon his attainment of normal retirement age (i.e., age 65) or in accordance with any retirement policy established by the Bank (with Mr. Price's consent with respect to him). Upon Mr. Price's retirement, he will be entitled to all benefits available to him under any retirement or other benefit plan maintained by the Bank. In the event of the executive's disability for a period of six months, the Bank may terminate the agreement provided that the Bank will be obligated to pay the executive his Base Salary for the remaining term of the agreement or one year, whichever is longer, reduced by any benefits paid to the executive pursuant to any disability insurance policy or similar arrangement maintained by the Bank. In the event of the executive's death, the Bank will pay his Base Salary to his named beneficiaries for one year following his death, and will also continue medical, dental, and other benefits to his family for one year.

         The employment agreement provides that, following termination of employment, the executive will not compete with the Bank for a period of one year, provided, however, that in the event of a termination in connection with a change in control within the meaning of HOLA and the rules and regulations thereunder, the non-compete provisions will not apply.

DEFINED BENEFIT PENSION PLAN

         The Bank maintains the Financial Institutions Retirement Fund, which is a qualified, tax-exempt defined benefit plan ("Retirement Plan"). All employees age 20 or older who have worked at the Bank for a period of 5 months are eligible for membership in the Plan for vesting purposes; however, only employees that have been credited with 1,000 or more hours of service with the Bank during the year are eligible to accrue benefits under the Retirement Plan. The Bank annually contributes an amount to the Retirement Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act ("ERISA").

         The regular form of all retirement benefits (normal, early or disability) is guaranteed for the life of the retiree, but not less than 120 monthly installments. An optional form of benefit may be selected. These optional forms include various annuity forms as well as a lump sum payment after age 55. Benefits payable upon death may be made in a lump sum, installments over 10 years, or a lifetime annuity. For a married participant, the normal form of benefit is a joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of that paid during the participant's lifetime.

         The normal retirement benefit payable at age 65 with 25 years of service, is an amount equal to 45% of a participant's average compensation based on the average of the five years providing the highest average. A reduced benefit is payable upon retirement at age 65 with less than 25 years of service and at or after completion of five years of service. For the plan year ended June 30, 1997, the Bank made a contribution to the Retirement Plan of $75,700.

         The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 1997, expressed in the form of a single life annuity for the average salary and benefit service classifications specified below.

        High Five-Year                        Years of Service and Benefit Payable at Retirement
           Average                -----------------------------------------------------------------------------
        Compensation                 15            20            25            30            35           40
        ------------              --------      --------      --------      --------     ---------     --------
           $50,000                 $13,500       $18,000      $22,500       $22,500       $22,500       $22,500
           $75,000                 $20,300       $27,000      $33,800       $33,800       $33,800       $33,800
          $100,000                 $27,000       $36,000      $45,000       $45,000       $45,000       $45,000
          $125,000                 $33,800       $45,000      $56,300       $56,300       $56,300       $56,300
          $150,000                 $40,500       $54,000      $67,500       $67,500       $67,500       $67,500


         As of September 30, 1997, Mr. Robert W. Williams had 22 years of credited service (i.e., benefit service), under the plan.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


         The Bank has entered into a non-qualified supplemental retirement agreement ("SRA") with Mr. Robert W. Williams, as an executive of the Bank. The SRA for Mr. Williams provides an annual retirement benefit of $5,249 payable in equal monthly installments over a period of 180 months, commencing on or after age 70. Monthly benefits are provided for Mr. Williams' designated beneficiary(ies) if he dies before or after age 70 (except as a result of suicide or related injuries therefrom). Amounts not paid to Mr. Williams, his beneficiary(ies) or spouse are paid to his estate in a lump sum. Benefits under the SRA are forfeited if Mr. William's service is terminated for cause. The SRA is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SRA are payable from the general assets of the Bank.


EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

         The Bank intends to implement the ESOP in connection with the Reorganization. Employees with at least one year of employment with the Bank and who have attained age 21 are eligible to participate. As part of the Reorganization, the ESOP intends to borrow funds from the Company and use those funds to purchase a number of shares equal to up to 8.0% of the common stock to be sold in the Offering. Collateral for the loan will be the common stock purchased by the ESOP. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of not less than ten years. It is anticipated that the interest rate for the loan will be a floating rate equal to the Prime Rate. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.

         Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation in the year of allocation. Participants in the ESOP will receive credit for service prior to the effective date of the ESOP. A participant is 100% vested in his benefits after five years or upon normal retirement (as defined in the ESOP), early retirement, disability or death of the participant. A participant who terminates employment for reasons other than death, retirement, or disability prior to five years of credited service will forfeit his benefits under the ESOP. Benefits will be payable in the form of common stock and/or cash upon death, retirement, early retirement, disability or separation from service. The Bank's contributions to the ESOP are discretionary, subject to the loan terms and tax law limits, and, therefore, benefits payable under the ESOP cannot be estimated. Pursuant to SOP 93-6, the Bank is required to record compensation expense in an amount equal to the fair market value of the shares released from the suspense account.

         In connection with the establishment of the ESOP, the Bank will establish a committee of non-employee directors to administer the ESOP. The Bank will appoint an independent financial institution to serve as trustee of the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, nondirected shares, and shares held in the suspense account, will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.


STOCK OPTION PLAN

         At a meeting of the Company's shareholders to be held no earlier than six months after the completion of the Offering, the Board of Directors intends to submit for shareholder approval a stock option plan for directors and officers of the Bank and of the Company (the "Stock Option Plan"). If approved by the shareholders, common stock in an aggregate amount equal to 10% of the shares sold in the Offering would be reserved for issuance by the Company upon the exercise of the stock options granted under the Stock Option Plan. Ten percent of the shares issued in the Offering would amount to 135,830 shares, 159,800 shares, 183,770 shares or 211,336 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. No options would be granted under the Stock Option Plan until the date on which shareholder approval is received.

         It is anticipated that options would be granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options). The exercise price of the options granted under the Stock Option Plan will be equal to the fair market value of the shares on the date of grant of the stock options. If the Stock Option Plan is adopted within one year following the Offering, options will become exercisable at a rate of 20% at the end of each 12 months of service with the Bank after the date of grant, subject to early vesting in the event of death or disability. Options granted under the Stock Option Plan would be adjusted for capital changes such as stock splits and stock dividends. Notwithstanding the foregoing, awards will be 100% vested upon termination of employment due to death or disability, and if the Stock Option Plan is adopted more than 12 months after the Offering, awards would be 100% vested upon normal retirement or a change in control of the Bank or the Company. Under OTS rules, if the Stock Option Plan is adopted within the first 12 months after the Offering, no individual officer can receive more than 25% of the awards under the plan, no outside director can receive more than 5% of the awards under the plan, and all outside directors as a group can receive no more than 30% of the awards under the plan in the aggregate.


         The Stock Option Plan would be administered by a Committee of non-employee members of the Company's Board of Directors. Options granted under the Stock Option Plan to employees could be "incentive" stock options designed to result in a beneficial tax treatment to the employee but no tax deduction to the Company. Non-qualified stock options could also be granted under the Stock Option Plan, and will be granted to the non-employee directors who receive grants of stock options. In the event an option recipient terminated his employment or service as an employee or director, the options would terminate during certain specified periods.


RECOGNITION AND RETENTION PLAN


         At a meeting of the Company's shareholders to be held no earlier than six months after the completion of the Offering, the Board of Directors also intends to submit a Recognition and Retention Plan (the "Recognition Plan") for shareholder approval. The Recognition Plan will provide the Bank's directors and officers an ownership interest in the Company in a manner designed to encourage them to continue their service with the Bank. The Bank will contribute funds to the Recognition Plan from time to time to enable it to acquire an aggregate amount of common stock equal to up to 4% of the shares of common stock sold in the Offering, either directly from the Company or in open market purchases. Four percent of the shares issued in the Offering would amount to 54,332 shares, 63,920 shares, 73,508 or 84,534 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. In the event that additional authorized but unissued shares would be acquired by the Recognition Plan after the Offering, the interests of existing shareholders would be diluted. The executive officers and directors will be awarded common stock under the Recognition Plan without having to pay cash for the shares. No awards under the Recognition Plan would be made until the date the Recognition Plan is approved by the Company's shareholders.

         Awards under the Recognition Plan would be nontransferable and nonassignable, and during the lifetime of the recipient could only be earned by him. If the Recognition Plan is adopted within one year following the Offering, the shares which are subject to an award would vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full 12 months of service with the Bank after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Notwithstanding the foregoing, awards would be 100% vested upon termination of employment or service due to death or disability, and if the Recognition Plan is adopted more than 12 months after the Offering, awards would be 100% vested upon normal retirement or a change in control of the Bank or the Company. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service is terminated for cause (as would be defined in the Recognition Plan), shares not already delivered under the Recognition Plan would be forfeited. Under OTS rules, if the Recognition Plan is adopted within the first 12 months after the Offering, no individual officer can receive more than 25% of the awards under the plan, no outside director can receive more than 5% of the awards under the plan, and all outside directors as a group can receive no more than 30% of the awards under the plan in the aggregate.


         When shares become vested under the Recognition Plan, the participant will recognize income equal to the fair market value of the common stock earned, determined as of the date of vesting, unless the recipient makes an election under ss. 83(b) of the Code to be taxed earlier. The amount of income recognized by the participant would be a deductible expense for tax purposes for the Company. If the Recognition Plan is adopted within one year following the Offering, dividends and other earnings will accrue and be payable to the award recipient when the shares vest. If the Recognition Plan is adopted within one year following the Offering, shares not yet vested under the Recognition Plan will be voted by the trustee of the Recognition Plan, taking into account the best interests of the recipients of the Recognition Plan awards. If the Recognition Plan is adopted more than one year following the Offering, dividends declared on nonvested shares will be distributed to the participant when paid, and the participant will be entitled to vote the nonvested shares.


TRANSACTIONS WITH CERTAIN RELATED PERSONS

         The Bank offers to directors, officers, and employees real estate mortgage loans secured by their principal residence. All loans to the Bank's directors, officers and employees are made on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions, and do not involve more than minimal risk of collectibility.

                   RESTRICTIONS ON ACQUISITION OF THE COMPANY

GENERAL

         The following discussion is a general summary of certain regulatory restrictions on the acquisition of the common stock. In addition, the following discussion generally summarizes certain provisions of the charter and bylaws of the Company and the Bank and certain regulatory provisions that may be deemed to have an "anti-takeover" effect.

THE MUTUAL HOLDING COMPANY STRUCTURE

         Under OTS regulations, the Plan of Reorganization, and our governing corporate instruments, at least a majority of the Company's voting shares must be owned by the Mutual Holding Company. The Mutual Holding Company will be controlled by its Board of Directors, which will initially consist of persons who are members of the Board of Directors of the Company. The Mutual Holding Company will be able to elect all members of the Board of Directors of the Company, and as a general matter, will be able to control the outcome of all matters presented to the stockholders of the Company for resolution by vote, except for matters that require a vote greater than a majority. The Mutual Holding Company, acting through its Board of Directors, will be able to control the business, and operations of the Company and the Bank, and will be able to prevent any challenge to the ownership or control of the Company by Minority Stockholders. Accordingly, a change in control of the Company and the Bank cannot occur unless the Mutual Holding Company first converts to the stock form of organization. Although OTS regulations and policy and the Plan of Reorganization permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization, it is not anticipated that a conversion of the Mutual Holding Company will occur in the foreseeable future.

PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

         In addition to the anti-takeover aspects of the mutual holding company structure, the following discussion is a general summary of certain provisions of the Company's charter and bylaws and certain other regulatory provisions which will restrict the ability of stockholders to influence management policies, and which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Company's and the Bank's proposed charter and bylaws and the Bank's proposed stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of the Bank's application to the OTS and the Company's Registration Statement filed with the SEC. See "Additional Information."

         Classified Board of Directors and Related Provisions. The Company's Charter provides that the Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class hold office for terms of three years and until their successors are elected and qualified. One class is elected annually. Management of the Company believes that the staggered election of directors tends to promote continuity and stability of management but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

         Absence of Cumulative Voting. The Company's Charter provides that there shall be no cumulative voting rights in the election of directors.

         Authorization of Preferred Stock. The Company's Charter authorizes shares of serial preferred stock, without par value. The Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law; and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, conversion rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock but it may issue any preferred stock on terms which the Board deems to be in the best interests of the Company and its stockholders.


         Restrictions on Acquisitions of Securities. The Company's Charter provides that for a period of five years from the effective date of the charter, no person other than the Mutual Holding Company may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Company. In addition, for a period of five years following the effective date of the Charter each share beneficially owned in violation of the foregoing percentage limitation shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to stockholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

         Special Meeting of Stockholders. The Company's Charter provides that for five years after the effective date of the Charter, special meetings of stockholders relating to changes in control of the Company or amendments to the Charter may be called only by the Board of Directors.


CHANGE IN BANK CONTROL ACT AND SAVINGS AND LOAN HOLDING COMPANY PROVISIONS OF THE HOLA

         The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings and loan holding company unless the OTS has been given 60 days' prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings and loan holding company without the prior approval of the OTS. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination, and regulation by the OTS. Pursuant to federal regulations, control of a savings and loan holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25.0% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of the institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10.0% of any class of voting stock, or of more than 25.0% of any class of stock, of a savings and loan holding company, where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition of control if
(i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of the Company's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25.0% of any class of equity security of the Company.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

COMPANY CAPITAL STOCK


         The 30,000,000 shares of capital stock authorized by the Company's Charter are divided into two classes, consisting of 20,000,000 shares of common stock ($1.00 par value) and 10,000,000 shares of serial preferred stock. The aggregate stated value of the issued shares will constitute the capital account of the Company on a consolidated basis. The balance of the Subscription Price of common stock, less expenses of Reorganization and Offering, will be reflected as paid-in capital on a consolidated basis. See "Capitalization." Upon payment of the Subscription Price for the common stock, in accordance with the Plan, all such stock will be duly authorized, fully paid, validly issued and nonassessable.


         Common Stock. Each share of the Common Stock will have the same relative rights and will be identical in all respects with each other share of the Common Stock. The Common Stock of the Company will represent non-withdrawable capital, will not be of an insurable type and will not be insured by the FDIC. The holders of the Common Stock will possess exclusive voting power in the Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, subject to the limitation discussed under "Restrictions on Acquisitions of the Company--Provisions of the Company's Charter and Bylaws." If the Company issues preferred stock subsequent to the Reorganization, holders of the preferred stock may also possess voting powers.

         No Preemptive Rights. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock will not be subject to call for redemption, and, upon receipt by the Company of the full purchase price therefor, each share of the common stock will be fully paid and nonassessable.

         Preferred Stock. After the Reorganization, the Board of Directors of the Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

         Except as discussed herein, the Company has no present plans for the issuance of the additional authorized shares of common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of common stock will be available for general corporate purposes including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering or under an employee stock ownership plan, stock option or restricted stock plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of common stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock.

         Dividends. Upon consummation of the formation of the Company, the Company's only asset will be the Bank's common stock and $100,000. Although it is anticipated that the Company will retain up to 50% of the net proceeds of the Offering, dividends from the Bank will be an important source of income for the Company. Should the Bank elect to retain its income, the ability of the Company to pay dividends to its own shareholders may be adversely affected. Furthermore, if at any time in the future the Company owns less than 100% of the outstanding stock of the Bank, certain tax benefits under the Code as to inter-company distributions will not be fully available to the Company and it will be required to pay federal income tax on a portion of the dividends received from the Bank, thereby reducing the amount of income available for distribution to the shareholders of the Company.

                          TRANSFER AGENT AND REGISTRAR

         ChaseMellon Shareholder Services will act as the transfer agent and registrar for the common stock.

                             LEGAL AND TAX MATTERS


         The legality of the common stock and the federal income tax consequences of the Offering will be passed upon for the Bank and the Company by the firm of Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C. Luse Lehman Gorman Pomerenk & Schick, P.C . has consented to the references herein to their opinions. Certain legal matters relating to the Offering may be passed upon for Trident Securities by Womble Carlyle Sandbridge & Rice PLLC., Atlanta, Georgia.


                                    EXPERTS

         The financial statements as of September 30, 1997 and 1996 and for the years then ended included in this Prospectus have been audited by Cherry, Bekaert & Holland, L.L.P., independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         Feldman Financial has consented to the publication herein of the summary of its report to the Bank and the Company setting forth its opinion as to the estimated pro forma market value of the common stock upon Reorganization and its valuation with respect to Subscription Rights.

                             ADDITIONAL INFORMATION

         The Company has filed with the SEC a registration statement under the Securities Act, with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of this web site is http://www.sec.gov. The statements contained herein as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding such documents; each such statement is qualified by reference to such contract or document.

         In connection with the Offering, the Company will register the common stock with the SEC under Section 12(g) of the Exchange Act; and, upon such registration, the Company and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Reorganization.

         A copy of the certificate of incorporation and bylaws of the Company are available without charge from the Bank.

                   GASTON FEDERAL SAVINGS & LOAN ASSOCIATION
                                 AND SUBSIDIARY

                              Financial Statements
                                For Years Ended
                          September 30, 1997 and 1998

                  GASTON FEDERAL SAVINGS & LOAN ASSOCIATION
                                AND SUBSIDIARY


                                   Contents

                                                                         Page

Report of Independent Auditors                                            F-1

Consolidated Statements of Condition                                      F-2

Consolidation Statements of Operations                                     41

Consolidation Statements of Changes in Equity                             F-3

Consolidated Statements of Cash Flows                                     F-4

Notes to Consolidated Financial Statements                         F-5 - F-14





Certain schedules required by OTS regulations and by Regulation S-X are not included because they are not applicable or the required information has been disclosed elsewhere.

Financial statement related to Gaston Federal Bancorp, Inc. and Gaston Federal Holdings, MHC are not included as they have not begun operations.

[CHERRY BEKAERT & HOLLAND LOGO APPEARS HERE]




                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors
Gaston Federal Savings & Loan Association

We have audited the accompanying consolidated statements of condition of Gaston Federal Savings & Loan Association and subsidiary as of September 30, 1997 and 1996 and the related consolidated statements of operations, changes in equity and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gaston Federal Savings & Loan Association and subsidiary as of September 30, 1997 and 1996 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


                                        /s/ Cherry, Bekaert & Holland, L.L.P.


Gastonia, North Carolina
October 24, 1997

           GASTON FEDERAL SAVINGS & LOAN ASSOCIATION and SUBSIDIARY

                     Consolidated Statements of Condition




                                                                    September 30
                                                               1997              1996
                                                           ------------      ------------

                         Assets

Cash and due from banks                                    $  2,422,301      $  1,655,234
Interest-earning bank balances                                2,203,314           508,340
                                                           ------------      ------------
     Cash and cash equivalents                                4,625,615         2,163,574

Investment securities
     Available-for-sale                                       8,248,173         5,514,971
     Held-to-maturity (fair value $10,425,353 in 1997
      and $14,663,381 in 1996)                               10,407,029        14,751,246
Mortgage-backed securities held-to-maturity (fair value
  $10,193,711 in 1997 and $12,845,548 in 1996)               10,087,081        12,917,935
Loans, net                                                  134,491,057       130,862,457
Premises and equipment                                        2,139,497         2,327,160
Accrued interest receivable                                     981,313           995,402
Federal Home Loan Bank stock                                  1,276,000         1,261,100
Other assets                                                  1,214,683         1,158,975
                                                           ------------      ------------
         Total assets                                      $173,470,448      $171,952,820
                                                           ============      ============

                 Liabilities and Equity

Deposits                                                   $145,443,500      $145,975,092
Advances from borrowers for taxes and insurance               1,042,360           791,223
Accrued interest payable                                        412,234           407,567
Advances from Federal Home Loan Bank                          3,500,000         3,750,000
Deferred income taxes                                           424,000           182,850
Other liabilities                                             1,780,358         1,762,409
                                                           ------------      ------------
         Total liabilities                                  152,602,452       152,869,141


Commitments and contingencies

Equity
     Retained earnings (substantially restricted)            19,769,045        18,337,197
     Unrealized gain on securities available-for-sale,
       net of tax                                             1,098,951           746,482
                                                           ------------      ------------
         Total equity                                        20,867,996        19,083,679
                                                           ------------      ------------
         Total liabilities and equity                      $173,470,448      $171,952,820
                                                           ============      ============


See notes to consolidated financial statements.

           GASTON FEDERAL SAVINGS & LOAN ASSOCIATION and SUBSIDIARY

                 Consolidated Statements of Changes in Equity




                                                            Unrealized Gain
                                                         (Loss) on Securities
                                              Retained        Available for        Total
                                              Earnings         Sale, net          Equity
                                            -----------  --------------------   -----------
Balance September 30, 1995                  $17,836,949        $  568,776       $18,395,725
    Net income                                  510,248                             510,248
    Unrealized gain on securities
      available-for-sale, net of tax                              177,706           177,706
                                            -----------        ----------       -----------
Balance September 30, 1996                   18,337,197           746,482        19,083,679

    Net income                                1,431,848                           1,431,848
    Unrealized gain on securities
       available-for-sale, net of tax                             352,469           352,469
                                            -----------        ----------       -----------
Balance September 30, 1997                  $19,769,045        $1,098,951       $20,867,996
                                            ===========        ==========       ===========


See notes to consolidated financial statements.

           GASTON FEDERAL SAVINGS & LOAN ASSOCIATION and SUBSIDIARY

                     Consolidated Statements of Cash Flows




                                                                          Year Ended September 30
                                                                          1997              1996
                                                                       -----------      ------------
Operating Activities
     Net income                                                        $ 1,431,848      $    510,248
     Adjustments to reconcile net income to
       net cash provided by operating activities
          Provision for loan losses                                        292,652            47,198
          Depreciation                                                     280,879           314,157
          Deferred income tax expense (benefit)                             12,000          (316,500)
          Gain on sale of investments available-for-sale                   (52,261)                -
          Gain on sale of equipment                                         (4,059)          (22,062)
          Gain on sale of real estate owned                                (90,604)           (8,263)
          Deferred loan origination fees                                    (5,754)          104,627
          (Increase) decrease in interest receivable                        14,089           (19,937)
          Increase in prepaid expenses                                    (256,326)         (121,282)
          Increase (decrease) in accounts payable                         (325,772)          900,769
          Increase (decrease) in accrued interest payable                    4,667           (40,268)
          Increase (decrease) in accrued income taxes                      575,107          (197,387)
                                                                       -----------      ------------
             Net cash provided by operating activities                   1,876,466         1,151,300

Investing Activities
     Net increase in loans made to customers                            (3,915,498)      (11,624,419)
     Sales of investments available-for-sale                               601,210                 -
     Maturities and prepayments of investments held-to-maturity          9,100,000         8,750,000
     Maturities and prepayments of mortgage-backed securities            2,830,854         3,199,342
     Purchases of investments available-for-sale                        (2,742,786)         (242,002)
     Purchases of investments held-to-maturity                          (4,755,783)       (5,348,750)
     Purchases of mortgage-backed securities                                    -         (4,127,458)
     Purchase of FHLB stock                                                (14,900)                -
     Purchases of premises and equipment                                  (103,157)         (203,745)
     Proceeds from sales of premises and equipment                          14,900            29,025
     Proceeds from sales of real estate owned                              102,090           164,690
                                                                       -----------      ------------
             Net cash provided by (used for) investing activities        1,116,030        (9,403,317)

Financing Activities
     Net increase (decrease) in deposits                                  (531,592)        4,543,449
     Advances from FHLB                                                  8,000,000         8,900,000
     Repayment of advances from FHLB                                    (8,250,000)       (7,150,000)
     Increase (decrease) in advances from borrowers
       for insurance and taxes                                             251,137          (109,178)
                                                                       -----------      ------------
             Net cash provided by (used for) financing activities         (530,455)        6,184,271
                                                                       -----------      ------------
Net increase (decrease in cash and cash equivalents                      2,462,041        (2,067,746)

Cash and cash equivalents at beginning of year                           2,163,574         4,231,320
                                                                       -----------      ------------
Cash and cash equivalents at end of year                               $ 4,625,615      $  2,163,574
                                                                       ===========      ============

See notes to consolidated financial statements.

           GASTON FEDERAL SAVINGS & LOAN ASSOCIATION and SUBSIDIARY

                  Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies

The accounting and reporting policies of Gaston Federal Savings & Loan Association and its subsidiary follow generally accepted accounting principles and policies within the financial services industry. The following is a summary of the more significant policies.


Principles of Consolidation - The consolidated financial statements include the accounts of Gaston Federal Savings & Loan Association (Gaston Federal) and its wholly-owned subsidiary, Gaston Financial Services, Inc. Gaston Financial Services, Inc. acts as an independent agent selling various financial products. All significant intercompany accounts and transactions have been eliminated.


Use of Estimates - The financial statements are prepared in accordance with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents - Gaston Federal considers cash on hand, cash due from banks, which are maintained in financial institutions, and interest-earning deposits, which are maintained with the Federal Home Loan Bank, as cash and cash equivalents.

Securities - Management determines the appropriate classification of securities at the time of purchase. Securities are classified as held-to-maturity when Gaston Federal has the positive intent and ability to hold the securities to maturity. Held-to-maturity securities are stated at amortized cost.

Securities classified as available-for-sale are carried at fair value. Such securities are used to execute asset/liability management and to manage liquidity. Adjustments for unrealized gains or losses, net of related income tax effect, are reported as a separate component of equity.

Gaston Federal has no trading portfolio.

Amortization of premiums and accretion of discounts are included in interest income over the life of the related security, or in the case of mortgage-backed securities, the estimated life of the security. Gains or losses on the sale of securities are recognized on a specific identification, trade date basis.

Loans and Allowance for Loan Losses - Loans are carried at their principal amount outstanding. Income on loans is accrued based upon the outstanding principal balance. Generally, loans are classified as nonaccrual, and the accrual of interest is discontinued, when the contractual payment of principal and interest has become 90 days past due or when, in management's judgment, principal or interest is not collectible in accordance with the terms of the obligation. Cash receipts on nonaccrual loans are applied to principal. The accrual of interest resumes when the loan returns to performing status.

The allowance for loan losses is maintained at a level believed by management to be adequate to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth, and composition of the loan portfolio, and other risks inherent in the portfolio. Loans are charged to the allowance at the time they are determined to be losses. Subsequent recoveries are credited to the allowance.

Concentrations of Credit Risk - Gaston Federal makes loans to individuals and small businesses primarily in Gaston County, North Carolina and surrounding counties. Gaston Federal has a diversified loan portfolio, and the borrowers' ability to repay their loans is not dependent upon any specific economic segment.

Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed over the estimated useful lives of the assets (from 3 to 30 years) primarily by the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life of the improvement or the lease term.

Other Real Estate Owned - Other real estate owned, included in other assets, is comprised of real estate properties acquired in partial or total satisfaction of problem loans. The properties are recorded at the lower of cost or fair value less estimated costs to sell at the date acquired. Losses arising at the time of acquisition of such properties are charged against the allowance for loan losses. Subsequent write-downs that may be required to the carrying value of these properties are charged to noninterest expenses. Gains and losses realized from the sale of other real estate owned are included in noninterest income.


Loan Origination Fees - Origination fees received and direct costs incurred are amortized to interest income over the contractual lives of the loans, using the level yield method.

Income Taxes - Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Amounts provided for deferred income taxes relate primarily to differences between tax and financial reporting for unrealized gains and losses on securities available-for-sale, allowances for loan losses, depreciation, and deferred compensation.

Advertising - Advertising costs are expensed as incurred.

Reclassifications - Certain of the prior year amounts have been reclassified or restated to conform to current year presentation; such reclassifications and restatements are immaterial to the financial statements.


Note 2 - Investment Securities

The aggregate book and fair values, as well as gross unrealized gains and losses, of investment securities as of September 30 were as follows:


                                                       September 30, 1997
                                   -------------------------------------------------------
                                        Book       Unrealized     Unrealized       Fair
                                        Value        Gains          Losses         Value
                                    -------------------------------------------------------
Available-for-Sale
------------------
Federated Government Trust          $ 3,036,073     $  227,513     $     -      $ 3,263,586
US League Asset Mgmt Fund             1,375,086         14,490           -        1,389,576
FHLMC Stock                              43,967      1,541,533           -        1,585,500
US Treasury and other agencies        1,987,935         21,576           -        2,009,511
                                    -----------     ----------     --------     -----------
    Total Available-for-sale        $ 6,443,061     $1,805,112     $     -      $ 8,248,173
                                    ===========     ==========     ========     ===========

Held-to-Maturity
----------------
US Treasury and other agencies      $10,407,029     $   24,100     $ (5,776)    $10,425,353
                                    ===========     ==========     ========     ===========

Mortgage-backed securities Held-to-Maturity
-------------------------------------------
FHLMC                               $ 5,238,150     $  112,845     $(18,967)    $ 5,332,028
FNMA                                  3,588,454          4,131      (22,176)      3,570,409
GNMA                                  1,260,477         33,322       (2,525)      1,291,274
                                    -----------     ----------     --------     -----------
Total mortgage-backed securities    $10,087,081     $  150,298     $(43,668)    $10,193,711
                                    ===========     ==========     ========     ===========

           GASTON FEDERAL SAVINGS & LOAN ASSOCIATION and SUBSIDIARY

Note 2 - Investment Securities (continued)

                                                                 September 30, 1996
                                           -----------------------------------------------------------
                                                 Book        Unrealized     Unrealized         Fair
                                                Value          Gains          Losses          Value
                                           -----------------------------------------------------------
Available-for-Sale
------------------
Federated Government Trust                  $  2,861,317   $    182,335   $          -    $  3,043,652
US League Asset Mgmt Fund                      1,294,464          9,868              -       1,304,332
FHLMC Stock                                       43,969      1,073,018              -       1,116,987
Other                                             50,000              -              -          50,000
                                            ------------   ------------   ------------    ------------
       Total Available-for-sale             $  4,249,750   $  1,265,221   $          -    $  5,514,971
                                            ============   ============   ============    ============

Held-to-Maturity
----------------
US Treasury and other agencies              $ 14,751,246   $      4,554   $    (92,419)   $ 14,663,381
                                            ============   ============   ============    ============

Mortgage-backed securities Held-to-Maturity
-------------------------------------------
FHLMC                                       $  6,812,992   $     48,019   $    (32,544)   $  6,828,467
FNMA                                           4,662,651         16,493       (111,303)      4,567,841
GNMA                                           1,442,292         21,641        (14,693)      1,449,240
                                            ------------   ------------   ------------    ------------
       Total mortgage-backed securities     $ 12,917,935   $     86,153   $   (158,540)   $ 12,845,548
                                            ============   ============   ============    ============


The mutual fund investments are in funds that invest primarily in obligations of the US government or its agencies.


The book value and estimated fair value of debt securities at September 30, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                               September 30, 1997
                                          ----------------------------
                                                Book           Fair
                                               Value          Value
                                          ----------------------------
Available-for-Sale
------------------
Due after one year through five years     $   1,987,935  $   2,009,511
                                          -------------  -------------

Mutual funds                                  4,411,159      4,653,162
Equity securities                                43,967      1,585,500
                                          -------------  -------------
                                          $   6,443,061  $   8,248,173
                                          =============  =============

Held-to-maturity
----------------
Due in one year or less                   $   2,048,362  $   2,050,574
Due after one year through five years         8,110,396      8,126,302
Due after five years through ten years                -              -
Due after ten years                             248,271        248,477
                                          -------------  -------------
                                          $  10,407,029  $  10,425,353
                                          =============  =============

Mortgage-backed securities                $  10,087,081  $  10,193,711
                                          =============  =============

           GASTON FEDERAL SAVINGS & LOAN ASSOCIATION and SUBSIDIARY

            Notes to Consolidated Financial Statements (continued)


Note 3 - Loans and Allowance for Loan Losses

The following is a summary of loans outstanding by category at September 30:



                                                1997            1996
                                          ------------------------------
Real estate:
   One-to-four family residential           $106,422,243    $104,363,477
   Multi-family residential                    6,514,000       6,843,000
   Commercial mortgage                         7,318,055       6,458,000
   Construction                                5,868,907       6,826,964
Commercial                                     5,558,332       5,160,086
Consumer                                       7,429,841       6,378,866
                                         --------------  --------------
Gross loans                                  139,111,378     136,030,393
Less:
   Loans in process                            2,989,750       3,811,611
   Deferred loan fees, net                       520,571         526,325
   Allowance for loan losses                   1,110,000         830,000
                                          --------------  --------------
Net loans                                 $  134,491,057  $  130,862,457
                                          ==============  ==============


Gaston Federal evaluates impairment of its residential mortgage and consumer loans on a collective basis. Commercial loans individually evaluated and considered impaired under SFAS No. 114 at September 30, 1997 and 1996 were immaterial. The following information relates to all loans which had been placed on nonaccrual at September 30:



                                                  1997         1996
                                              -------------------------
Nonaccrual loans                              $  1,059,000  $ 1,194,000
Interest income that would have been
   recognized if loans had been current             41,649       46,101
Interest income recognized on cash basis                 0            0


Changes in the allowance for loan losses for the two years ended September 30, 1997 were as follows:



                                                  1997          1996
                                              -------------------------
Balance at beginning of year                  $    830,000    $ 786,000
Provision for loan losses                          292,652       47,198
Recoveries on loans previously charged off               -            -
Loans charged off                                  (12,652)      (3,198)
                                              ------------    ---------
Balance at end of year                        $  1,110,000    $ 830,000
                                              ============    =========


Directors, executive officers, and associates of such persons were customers of and had transactions with Gaston Federal in the ordinary course of business. Included in such transactions are outstanding loans and commitments, all of which were made under normal credit terms and did not involve more than normal risk of collection. The aggregate amount of these loans was $760,128 and $831,130 at September 30, 1997 and 1996, respectively. During 1997, new loans of $71,632 were made and payments totaled $142,634.

           GASTON FEDERAL SAVINGS & LOAN ASSOCIATION and SUBSIDIARY

            Notes to Consolidated Financial Statements (continued)


Note 4 - Premises and Equipment

Premises and equipment at September 30 are summarized as follows:



                                      1997          1996
                                  -------------------------
Land                              $   604,704   $   604,704
Buildings                           1,650,767     1,652,429
Land improvements                      99,738       103,226
Furniture and equipment             1,681,655     2,302,442
                                  -----------   -----------
                                    4,036,864     4,662,801
Less accumulated depreciation       1,897,367     2,335,641
                                  -----------   -----------
                                  $ 2,139,497   $ 2,327,160
                                  ===========   ===========


Note 5 - Deposits

Deposit balances as of September 30 and average rates paid for the years then ended are summarized as follows:



                                               1997                                      1996
                               -------------------------------------    --------------------------------------
                                  Balance      Interest Paid    Rate       Balance      Interest Paid     Rate
                               -------------   -------------    ----    -------------   -------------    -----
Noninterest-bearing demand     $   3,022,611              -        -    $   2,087,904              -        -
Interest-bearing demand           25,906,245     $  672,000      2.8%      23,715,813     $  685,000      2.9%
Passbook savings                  14,196,836        387,000      2.8%      14,082,235        394,000      2.9%
Savings certificates             102,317,808      5,746,000      5.5%     106,089,140      6,215,000      5.8%
                               -------------     ----------             -------------     ----------
                               $ 145,443,500     $6,805,000      4.6%   $ 145,975,092     $7,294,000      5.0%
                               =============     ==========      ===    =============     ==========      ===


Contractual maturities of savings certificates as of September 30, 1997 are as follows:



Under 1 year                         $  87,758,157
1 to 2 years                            10,680,176
2 to 3 years                             3,879,475
                                     -------------
                                     $ 102,317,808
                                     =============



Certificates of deposit in excess of $100,000 totaled $17,611,000 and $17,465,000 at September 30, 1997 and 1996, respectively, and are not federally insured. Interest paid on deposits and other borrowings was $6,947,207 and $7,397,775 for the years ended September 30, 1997 and 1996, respectively.


Note 6 - Advances from the Federal Home Loan Bank

Advances from the Federal Home Loan Bank of Atlanta are pursuant to lines of credit and are collateralized by a lien on qualifying first mortgage loans in an amount necessary to satisfy outstanding indebtedness plus accrued interest. Advances had interest rates ranging from 5.66% to 6.69% at September 30, 1997 and 6.05% to 6.69% at September 30, 1996. The unused portion of the line of credit available to Gaston Federal at September 30, 1997 was $18,500,000.

           GASTON FEDERAL SAVINGS & LOAN ASSOCIATION and SUBSIDIARY

            Notes to Consolidated Financial Statements (continued)


Note 6 - Advances from the Federal Home Loan Bank (continued)

Maturities of advances at September 30 are as follows:



                                    1997         1996
                                 ------------------------
Advances from FHLB due:
   Less than 1 year              $ 1,500,000  $ 2,250,000
   1 to 2 years                           -     1,500,000
   2 to 3 years                           -            -
   3 to 4 years                           -            -
   4 to 5 years                    2,000,000           -
                                 -----------  -----------
                                 $ 3,500,000  $ 3,750,000
                                 ===========  ===========


Note 7 - Income Taxes

The provision for income taxes is summarized below:



                                     1997         1996
                                  -----------------------
Currently payable
   Federal                        $  728,000  $   567,900
   State                              79,000       99,800
                                  ----------  -----------
                                     807,000      667,700
Deferred
   Federal                            10,000     (241,500)
   State                               2,000      (75,000)
                                  ----------  -----------
                                      12,000     (316,500)
                                  ----------  -----------
   Total income taxes             $  819,000  $   351,200
                                  ==========  ===========


The reasons for the difference between consolidated income tax expense and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows:



                                                 1997        1996
                                             ----------------------
Federal income taxes at statutory rate       $  765,000  $  292,900
State income taxes, net of federal benefit       53,000      16,400
Other                                             1,000      41,900
                                             ----------  ----------
                                             $  819,000  $  351,200
                                             ==========  ==========
Effective tax rate                                36.4%       40.8%
                                             ==========  ==========


Income taxes recoverable (payable) are included in other assets (liabilities) and were $(385,975) and $182,850, at September 30, 1997 and 1996, respectively. Income taxes paid for the years ended September 30, 1997 and 1996 were $296,753 and $747,554, respectively.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at September 30 are as follows:

           GASTON FEDERAL SAVINGS & LOAN ASSOCIATION and SUBSIDIARY

            Notes to Consolidated Financial Statements (continued)


Note 7 - Income Taxes (continued)



                                                    1997          1996
                                               ---------------------------
Deferred tax assets
   Deferred compensation                       $    188,000   $    151,000
   Deferred loan fees                               207,000        206,000
   SAIF premium                                          -         339,000
   Other                                             91,000         20,000
                                               ------------   ------------
          Gross deferred tax assets                 486,000        716,000
Deferred tax liabilities
   Allowance for loan losses                         25,000        227,100
   Unrealized gain on securities
     available-for-sale                             706,000        518,739
   Depreciation                                      47,000         63,200
   Other                                            132,000         89,811
                                               ------------   ------------
           Gross deferred tax liabilities           910,000        898,850
                                               ------------   ------------
           Net deferred tax liability          $   (424,000)  $   (182,850)
                                               ============   ============


Gaston Federal, in accordance with SFAS No. 109, has not recorded a deferred tax liability of approximately $1,870,000 as of September 30, 1997 related to the cumulative special bad debt deduction for savings and loan associations recognized for income tax reporting prior to September 30, 1988, Gaston Federal's base year.


Management believes that Gaston Federal will fully realize deferred tax assets based on future taxable temporary differences, refundable income taxes from carryback years, and current levels of operating income.

Note 8 - Commitments to Extend Credit

Commitments to extend credit are agreements to lend as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments to extend credit as of September 30 are as follows:



                                          1997          1996
                                     --------------------------
Loan commitments                     $  5,047,000  $  1,369,000
Unused lines of credit
   Commercial                           2,418,000     2,476,000
   Consumer                             7,131,000     6,429,000


Loan commitments at September 30, 1997 include $1.6 million with fixed rates ranging from 6.75% to 8.0%, and $3.4 million at variable rates based on the prime rate or on the US treasury bill rates. Commitment periods are typically 60 days.

            GASTON FEDERAL SAVINGS & LOAN ASSOCIATION and SUBSIDIARY

             Notes to Consolidated Financial Statements (continued)


Note 9 - Regulatory Capital Requirements

Gaston Federal is subject to various regulatory capital requirements administered by the federal banking agencies. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, Gaston Federal must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain commitments as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly discretionary, actions by regulators that, if undertaken, could have a direct material effect on Gaston Federal's financial statements.




Gaston Federal is required to maintain: tangible capital of at least 1.5% of adjusted total assets; core capital of at least 3.0% of adjusted total assets; and total capital of at least 8.0% of risk weighted assets. At September 30, 1997, Gaston Federal's tangible capital and core capital were both $19,890,045, or 11.5% of tangible assets, and total capital was $20,800,000, or 21.4% of risk-weighted assets. Regulators informed Gaston Federal that it was in the well-capitalized category as of the most recent regulatory examinations, and management is not aware of any events that have occurred since that would have changed its classification.


The following is a reconciliation of equity as reported in accordance with generally accepted accounting principles to federal regulatory capital, and related capital ratios:




                                                  1997                          1996
                                     --------------------------------------------------------
                                         Amount         Ratio         Amount          Ratio
                                     --------------------------------------------------------
Retained earnings per financial
  statements                         $  19,769,045                $  18,337,197
Adjustments
   Income taxes                                 -                      (280,818)
   Other                                   121,000                      (38,379)
                                     -------------  ------------  -------------   -----------
Tangible capital (to total adjusted
  assets)                            $  19,890,045       11.5%    $  18,018,000        10.4%
                                     =============  ============  =============   ===========
Core Capital (to total adjusted
  assets)                            $  19,890,045       11.5%    $  18,018,000        10.4%
                                     =============  ============  =============   ===========
  Plus qualified allowance for
    loan losses                      $     910,000                      830,000
                                     -------------                -------------
Risk-based capital (to risk
  weighted assets)                   $  20,800,045       21.4%    $  18,848,000        22.3%
                                     =============  ============  =============   ===========


The deposits of Gaston Federal are insured by the Savings Association Insurance Fund (SAIF), one of two funds administered by the FDIC. Gaston Federal previously paid annual premiums of approximately $.23 per $100 of deposits. On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed, which authorized the FDIC to impose a special assessment on certain deposits held by thrift institutions. This special assessment, which was based on $.657 per $100 of outstanding deposits at March 31, 1995, was intended to recapitalize the SAIF. Accordingly, Gaston Federal recorded a one time pre-tax charge of approximately $867,000 at September 30, 1996, which was paid prior to December 31, 1996. Gaston Federal's annual SAIF premium rates were reduced to $.0648 per $100 of deposits beginning January 1, 1997.

            GASTON FEDERAL SAVINGS & LOAN ASSOCIATION and SUBSIDIARY

             Notes to Consolidated Financial Statements (continued)


Note 10 - Employee Benefit Plans


Gaston Federal contributes to the Financial Institutions Retirement Fund, a multiemployer, qualified, noncontributory defined benefit pension plan that covers substantially all employees meeting age and service requirements. The plan provides pension benefits based on the employee's length of credited service and final average compensation as defined in the plan. The plan requires employers to fund amounts necessary to meet ERISA minimum funding requirements. Total expense relating to this plan was $75,693 in 1997 and $66,233 in 1996. Separate company information relating to Gaston Federal is not available.


Gaston Federal also provides supplemental benefits to substantially all employees through a 401(k) savings plan. Eligible participants may contribute up to 15% of base salary, with Gaston Federal providing matching contributions of 25% of employee contributions. The plan also provides for discretionary employer contributions. Total expense relating to this plan was $123,443 in 1997 and $99,876 in 1996.

Gaston Federal also maintains nonqualified deferred compensation and supplemental retirement plans for its directors. Total expense for the plans were $64,260 in 1997 and $60,888 in 1996. The accrued liabilities for the plans were $480,000 and $441,900 at September 30, 1997 and 1996, respectively.


Note 11 - Other expenses

Other expenses in the statements of operations relate primarily to miscellaneous operating expenses, such as postage and office supplies, and charitable contributions.

Note 12 - Fair Value of Financial Instruments


The following methods and assumptions were used by Gaston Federal in estimating its fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. The estimates are significantly affected by the assumptions used, including discount rates and estimates of future cash flows. These estimates may differ substantially from amounts that could be realized in an immediate sale or settlement of the instrument.

Fair value approximates book value for the following financial instruments due to their short-term nature: cash and due from banks, interest-earning bank balances, and advances from customers for taxes and insurance.

Fair values for investment securities and mortgage-backed securities are based on quoted market prices. If a quoted market price is not available, fair value is estimated using market prices for similar securities.

Fair value for variable rate loans that reprice frequently is based on the carrying value reduced by an estimate of credit losses inherent in the portfolio. Fair value for all other loans is estimated by discounting their future cash flows using interest rates currently being offered for loans of comparable terms and credit quality.

Fair value for demand deposit accounts and interest-bearing accounts with no fixed maturity is equal to the carrying value. Certificate of deposit fair values are estimated by discounting cash flows from expected maturities using interest rates currently being offered for similar instruments.

Fair values for the advances from the Federal Home Loan Bank Board is based on discounted cash flows using current interest rates.

At September 30, 1997 and 1996, Gaston Federal had outstanding unfunded commitments to extend credit offered in the normal course of business. Fair values of these commitments are based on fees currently charged for similar instruments. At September 30, 1997 and 1996, the carrying amounts and fair values of these off-balance sheet financial instruments were immaterial.

            GASTON FEDERAL SAVINGS & LOAN ASSOCIATION and SUBSIDIARY

             Notes to Consolidated Financial Statements (continued)


Note 12 - Fair Value of Financial Instruments (continued)


Gaston Federal has used management's best estimates of fair values of financial instruments based on the above assumptions. This presentation does not include certain financial instruments, nonfinancial instruments or certain intangible assets such as customer relationships, deposit base intangibles, or goodwill. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of Gaston Federal. The estimated fair values of financial instruments as of September 30 were as follows:


                                                  1997                          1996
                                     --------------------------------------------------------
                                       Carrying       Estimated      Carrying      Estimated
                                        Amount        Fair Value      Amount       Fair Value
                                     --------------------------------------------------------
 Financial assets
   Cash and due from banks           $  2,422,301   $  2,422,301   $  1,655,234   $  1,655,234
   Interest-earning bank balances       2,203,314      2,203,314        508,340        508,340
   Investment and mortgage-
     backed securities                 28,742,283     28,867,237     33,184,152     33,023,900
   Loans                              134,491,057    135,227,000    130,862,457    130,455,000

Financial liabilities
   Deposits                           145,443,500    145,287,000    145,975,092    145,931,000
   Advances from FHLB                   3,500,000      3,421,000      3,750,000      3,748,000



Note 13 - Adoption of Plan of Conversion

On July 14, 1997, the Board of Directors of Gaston Federal adopted the Plan of Reorganization From Mutual Savings Association to Mutual Holding Company and Stock Issuance Plan (the Plan), pursuant to which Gaston Federal will convert from a federally chartered mutual savings and loan association to a federally chartered stock savings bank, all of the outstanding common stock of which will be acquired by a holding company formed expressly for such purpose, in exchange for a portion of the net conversion proceeds (Conversion). All of the common stock of the Company to be issued in the Conversion is being offered initially to certain eligible account holders, members and to certain of Gaston Federal's tax-qualified employee benefit plans. A mutual holding company will be formed and will own approximately 51% of the stock holding company. The retained earnings of Gaston Federal will be substantially restricted after the reorganization by OTS regulations limiting capital distributions. Costs incurred in the reorganization, which were immaterial at September 30, 1997, will be offset against proceeds if the conversion is completed as planned, or charged to expense in the event the reorganization is not completed.


Gaston Federal plans to establish an Employee Stock Ownership Plan (ESOP) for the benefit of eligible employees, to become effective upon consummation of the Conversion. The ESOP intends to purchase up to 8% of the Company's common stock issued in the Conversion utilizing the proceeds of a loan from the Company. The loan will be repaid over a period of 10 years and the collateral for the loan will be the common stock purchased by the ESOP.

                                    GLOSSARY

1933 Act                     Securities Act of 1933, as amended

1934 Act                     Securities Exchange Act of 1934, as amended

Associate                    The term "Associate" of a person is defined to mean
                             the following:  (i) any corporation or organization
                             (other than the Bank or its subsidiaries or the Company) of which such person is a director, officer, partner or 10% shareholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity;
                             provided, however that such term shall not include any employee stock benefit plan of the Company or the Bank in which such a person has a substantial beneficial interest or as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank or its subsidiaries or the Company

Bank Gaston Federal Savings and Loan Association prior to completion of the Reorganization, or Gaston Federal Bank after the conclusion of the Reorganization, as indicated by the context.

BIF                          Bank Insurance Fund of the FDIC

Code                         The Internal Revenue Code of 1986, as amended

Community Offering           Offering for sale to members of the general public
                             of shares of common stock not subscribed for in the Subscription Offering, with preference given to natural persons residing in Gaston County, North
                             Carolina.

Common Stock                 Common Stock, par value of $1.00 per share, of
                             Gaston Federal Bancorp, Inc.

Company Gaston Federal Bancorp, Inc., the parent holding company for Gaston Federal Bank, and the issuer of the shares of Common Stock in the Offering

Eligible Account Holders     Holders of deposit accounts with the Bank with
                             account balances of at least $50 as of the close of business on March 31, 1996

ERISA Employee Retirement Income Security Act of 1974, as amended

ESOP                         The Gaston Federal Bancorp, Inc. Employee Stock
                             Ownership Plan and Trust

Estimated                    Valuation Range Estimated pro forma market value of
                             the Company's Common Stock to be issued in the Reorganization, or $28,900,000 to $39,100,000. The
                             maximum of the Estimated Valuation Range may be increased to $44,965,000 without a resolicitation of subscribers

Expiration Date              12:00 noon, local time, on March ___, 1998

FASB                         Financial Accounting Standards Board

FDIC                         Federal Deposit Insurance Corporation

FDICIA                       Federal Deposit Insurance Corporation Improvement
                             Act of 1991, as amended

FNMA                         Federal National Mortgage Association

Independent Valuation        The appraisal of the pro forma market value of the
                             Company's Common Stock to be issued in the Reorganization, as determined by Feldman Financial
                             Advisors, Inc. Washington, D.C.

IRA                          Individual retirement account or arrangement

IRS                          Internal Revenue Service

Minority Shares              The shares of Common Stock sold to the depositors
                             and the public in the Offering pursuant to the Prospectus, which will represent, in the aggregate, a minority ownership position in the Company

MMDA                         Money Market Demand Account

Mutual Holding Company       Gaston Federal Holdings, MHC, a federal mutual
                             holding company, which will own, and which by law must own, a majority of the shares of Common Stock of the Company

NASD                         National Association of Securities Dealers, Inc.

NOW account                  Negotiable Order of Withdrawal Account

NPV                          Net portfolio value

Offering The offer and sale of Common Stock to depositors and the public pursuant to the Prospectus

Offering Range               The offer and sale by the Company of between
                             1,358,300 and 2,113,355 shares (subject to
                             adjustment to 4,496,500 shares) of Common Stock pursuant to the Prospectus

Order Form                   Form for ordering stock accompanied by a
                             certification concerning certain matters

Plan Reorganization          Gaston Federal Savings and Loan Association Plan of
                             Reorganization from a Mutual Savings Association to a Mutual Holding Company and Stock Issuance Plan

Reorganization               The reorganization of the Bank from the mutual to
                             the stock form of organization, the organization of the Company, the issuance of all of the Bank's common stock to the Company, the issuance of a majority of the Company's Common Stock to the Mutual Holding Company, and the offer and sale of the Minority Shares to depositors and the public pursuant to the Prospectus

REO                          Real Estate Owned

Recognition and
Retention Plan               The Recognition and Retention Plan to be submitted
                             for approval at a meeting of the Company's shareholders to be held no earlier than six months after the completion of the Reorganization

SAIF                         Savings Association Insurance Fund of the FDIC

SEC                          Securities and Exchange Commission

Special Meeting              Special Meeting of members of the Bank called for
                             the purpose of approving the Plan of Reorganization

Stock Option Plan            The Stock Option Plan for directors and officers to
                             be submitted for approval at a meeting of the Company' shareholders to be held no earlier than six months after the completion of the conversion

Subscription Offering        Offering of non-transferable rights to subscribe
                             for the common stock, in order of priority, to Eligible Account Holders, the ESOP, Supplemental
                             Eligible Account Holders and Other Members.

Supplemental Eligible
Account Holders              Depositors of the Bank, who are not eligible
                             account holders, with account balances of at least
                             $50 on December 31, 1997

Voting Record Date           The close of business on __________, 1998, the date
                             for determining depositors entitled to vote at the Special Meeting

--------------------------------------------------------------------------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE GASTON FEDERAL BANCORP, INC. OR GASTON FEDERAL SAVINGS AND LOAN ASSOCIATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                          GASTON FEDERAL BANCORP, INC.

                         (Proposed Holding Company for
                          Gaston Federal Savings Bank)

                             UP TO 2,113,355 SHARES

                                  Common Stock
                          ($1.00 par value per share)

                                SUBSCRIPTION AND
                               COMMUNITY OFFERING
                                   PROSPECTUS

                            TRIDENT SECURITIES, INC.

                               February ___, 1998

                 THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED

Until March ___, 1998 or 25 days after the commencement of the offerings of common stock, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------

PART II:          INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM  14.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


                                                                       Amount
                                                                       ------

         *    Legal Fees   and Expenses........................     $   140,000
         *    Printing and Mailing.............................         142,600
         *    Accounting Fees and Expenses.....................         100,000
         *    Appraisal Fees and Expenses......................          25,000
         **   Marketing Agent Fees.............................         360,000
         **   Marketing Agent Legal Fees and Expenses..........          35,000
         *    Filing Fees (SEC, OTS and Blue Sky)..............          25,400
         *    Conversion Agent Fees and Expenses...............          20,000
         *      Transfer Agent Fees............................          15,000
         *    Other Expenses...................................          10,000
                                                                    -----------
         *    Total ...........................................     $   873,000



*        Estimated
** The Association and the Company have retained Trident Securities, Inc. ("Trident") to assist in the sale of common stock on a best efforts basis in the Subscription and Community Offerings. For purposes of computing estimated expenses, it has been assumed that Trident will receive fees of approximately $360,000.


ITEM  15.        INDEMNIFICATION OF DIRECTORS AND OFFICERS


         Proposed federal regulations define areas for indemnity coverage for federal MHC subsidiary holding companies, as follows:

                  (a) Any person against whom any action is brought by reason of the fact that such person is or was a director or officer of the savings association shall be indemnified by the savings association for:

                           (i) Reasonable costs and expenses, including
                  reasonable attorneys' fees, actually paid or incurred by such person in connection with proceedings related to the defense or settlement of such action;

                           (ii) Any amount for which such person becomes liable
                  by reason of any judgment in such action;

                           (iii) Reasonable costs and expenses, including
                  reasonable attorneys' fees, actually paid or incurred in any action to enforce his rights under this section, if the person attains a final judgment in favor of such person in such enforcement action.

                  (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this subsection are met:

                           (i) The savings association shall make the
                  indemnification provided by subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

                           (ii) The savings association shall make the
                  indemnification provided by subparagraph (a) in case of settlement of such action, final judgment against such director or officer or final judgment in favor of such director or officer other than on the merits except in relation to matters as to which he shall be adjudged to be liable for negligence or misconduct in the performance of duty, only if a majority of the directors of the savings association determines that such a director or officer was acting in good faith within what he was reasonably entitled to believe under the circumstances was the scope of his employment or authority and for a purpose which he was reasonably entitled to believe under the circumstances was in the best interest of the savings association or its members.

                  (c)      As used in this paragraph:

                           (i) "Action" means any action, suit or other judicial
                  or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

                           (ii) "Court" includes, without limitation, any court
                  to which or in which any appeal or any proceeding for review is brought;

                           (iii) "Final Judgment" means a judgment, decree, or
                  order which is appealable and as to which the period for appeal has expired and no appeal has been taken;

                           (iv) "Settlement" includes the entry of a judgment by
                  consent or by confession or upon a plea of guilty or of nolo contendere.


ITEM 16.          EXHIBITS AND FINANCIAL STATEMENT SCHEDULES:

                  The exhibits and financial statement schedules filed as part of this registration statement are as follows:

                  (a)      LIST OF EXHIBITS

1.1** Engagement Letter between Gaston Federal Savings and Loan Association and Trident Securities, Inc.

1.2 Form of Agency Agreement among Gaston Federal Bancorp, Inc., Gaston Federal Savings and Loan Association, and Trident Securities, Inc.

2**      Plan of Reorganization


3.1 Proposed Federal Holding Company Charter of Gaston Federal Bancorp, Inc. (Incorporated herein by reference to Exhibit B of the Plan of Reorganization)

3.2 Proposed Bylaws of Gaston Federal Bancorp, Inc. (Incorporated herein by reference to Exhibit B of the Plan of Reorganization)


4**      Form of Common Stock Certificate of Gaston Federal Bancorp, Inc.

5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities

8.1       Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.

8.2       State Tax Opinion

8.3** Letter from Feldman Financial Advisors, Inc. with respect to Subscription Rights

10.1     Form of Employment Agreement

10.2**   Deferred Compensation and Income Continuation Agreement

10.3**   Employee Stock Ownership Plan

10.4**   Supplemental Executive Retirement Plan

21**     Subsidiaries of the Registrant

23.1** Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in opinion filed as Exhibit 5)

23.2     Consent of Cherry, Bekaert & Holland LLP

23.3**   Consent of Feldman Financial Advisors, Inc.

24       Power of Attorney (set forth on Signature Page)

27**     EDGAR Financial Data Schedule

99.1** Appraisal Agreement between Gaston Federal Savings and Loan Association and Feldman Financial Advisors, Inc.

99.2     Appraisal Report of Feldman Financial Advisors, Inc.

99.3     Proxy Statement

99.4     Marketing Materials

99.5     Order and Acknowledgment Form


------------------------------------
*To be filed supplementally or by amendment.

**Previously filed.


                  (b)      FINANCIAL STATEMENT SCHEDULES

                  No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 17.          UNDERTAKINGS

                  The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gastonia, state of North Carolina on February 2, 1998.


                                     GASTON FEDERAL BANCORP, INC.

                                     By: /s/ Kim S. Price
                                        ________________________________________
                                        Kim S. Price
                                        President and Chief Executive Officer
                                        (Duly Authorized Representative)


                               POWER OF ATTORNEY


         We, the undersigned directors and officers of Gaston Federal Bancorp, Inc. (the "Company") hereby severally constitute and appoint Kim S. Price as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Kim S. Price may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB- 2 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Kim S. Price shall do or cause to be done by virtue thereof.


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated.

       Signatures                  Title                         Date
       ----------                  -----                         ----

/s/ Kim S. Price              President and Chief Executive    January 30, 1998
________________________      Officer (Principal Executive
Kim S. Price                  Officer)


/s/ Gary F. Hoskins           Vice President, Treasurer and    January 30, 1998
________________________      Chief Financial Officer
Gary F. Hoskins               (Principal Financial and
                              Accounting Officer)


/s/ Eugene R.  Matthews, II   Director                         January 30, 1998
________________________
Eugene R. Matthews, II


/s/ David W. Hoyle            Director                         January 30, 1998
________________________
David W. Hoyle


/s/ Robert W. Williams, Sr.   Director                         January 30, 1998
________________________
Robert W. Williams, Sr.

       Signatures                  Title                         Date
       ----------                  -----                         ----

/s/ Martha B. Beal            Director                         January 30, 1998
________________________
Martha B. Beal


/s/ James J. Fuller           Director                         January 30, 1998
________________________
James J. Fuller


/s/ William Harvey Keith      Director                         January 30, 1998
________________________
William Harvey Keith


/s/ Charles D. Massey         Director                         January 30, 1998
________________________
Charles D. Massey


/s/ Ben R. Rudisill, II       Director                         January 30, 1998
________________________
Ben R. Rudisill, II

   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON  FEBRUARY 2, 1998

                                                      REGISTRATION NO. 333-42951


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------


                                    EXHIBITS
                                       TO

                        PRE-EFFECTIVE AMENDMENT NO.1 TO

                             REGISTRATION STATEMENT
                                       ON
                                   FORM SB-2

                      ------------------------------------








                          GASTON FEDERAL BANCORP, INC.

                                 EXHIBIT INDEX

1.1** Engagement Letter between Gaston Federal Savings and Loan Association and Trident Securities, Inc..

1.2 Form of Agency Agreement among Gaston Federal Bancorp, Inc., Gaston Federal Savings and Loan Association, and Trident Securities, Inc.

2**      Plan of Reorganization

3.1 Proposed Federal Holding Company Charter of Gaston Federal Bancorp, Inc. (Incorporated herein by reference to Exhibit B of the Plan of Reorganization)

3.2 Proposed Bylaws of Gaston Federal Bancorp, Inc. (Incorporated herein by reference to Exhibit B of the Plan of Reorganization)

4**      Form of Common Stock Certificate of Gaston Federal Bancorp, Inc.

5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities

8.1      Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.

8.2      State Tax Opinion

8.3** Letter from Feldman Financial Advisors, Inc. with respect to Subscription Rights

10.1     Form of Employment Agreement

10.2**   Deferred Compensation and Income Continuation Agreement

10.3**   Employee Stock Ownership Plan

10.4**   Supplemental Executive Retirement Plan

21**     Subsidiaries of the Registrant

23.1** Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in opinion filed as Exhibit 5)

23.2     Consent of Cherry, Bekaert & Holland LLP

23.3**   Consent of Feldman Financial Advisors, Inc.

24       Power of Attorney (set forth on Signature Page)

27**     EDGAR Financial Data Schedule

99.1** Appraisal Agreement between Gaston Federal Savings and Loan Association and Feldman Financial Advisors, Inc.

99.2     Appraisal Report of Feldman Financial Advisors, Inc.

99.3     Proxy Statement

99.4     Marketing Materials

99.5     Order and Acknowledgment Form


------------------------------------
*To be filed supplementally or by amendment.

**Previously filed.